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Annex A
Annex C

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Commission File No. 000-29643
GRANITE CITY FOOD & BREWERY LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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GRANITE CITY FOOD & BREWERY LTD.
5402 Parkdale Drive, Suite 101
Minneapolis, Minnesota 55416

[mail date], 2011

Dear Shareholder:

        You are cordially invited to attend a special meeting of shareholders of Granite City Food & Brewery Ltd. which we will hold at 80 South Eighth Street, Suite 2200, Minneapolis, Minnesota, on [meet date], 2011, at 9:00 a.m. central time.

        We have recently entered into an agreement with Concept Development Partners LLC, or CDP, for a transaction that we feel will improve our capital position and provide financing for future growth. CDP is a portfolio company of CIC II LP, a fund of CIC Partners Firm LP (or CIC Partners), which is a mid-market private equity firm that has invested in more than 40 companies with revenues of $10 million to $1 billion in industries including energy exploration, food, healthcare services, restaurants and retail. We feel the investment by CDP and the industry talent that it brings will allow our company to gain revenue by adding much-needed space at key existing restaurants locations, building new restaurants in select markets, and improving the efficiency of our operations through upgraded technology. We also believe that the development of a sustained, strategic growth plan will also allow us to minimize turnover of seasoned store managers.

        We will also gain additional depth in management and at the board of directors level. Robert Doran, formerly the executive vice president of McDonald's USA, will be appointed as the Chief Executive Officer of Granite City, with Steve Wagenheim continuing to serve as the President. Dean Oakey, President of CDP, will assume the role of Chief Concept Officer, exploring strategic initiatives for our company to enhance top line revenues. Other board members proposed by CDP include Michael Rawlings, partner of CIC Partners, Chairman and CEO of Legends Hospitality and former President of Pizza Hut; Lou Mucci, former Chief Financial Officer at BJ's Restaurants Inc. and former partner at PricewaterhouseCoopers LLP; and Fouad Bashour, partner of CIC Partners, who will become Chairman of the Board of Granite City.

        As a part of the transaction, we have entered into a stock purchase agreement with CDP for the sale of 3,000,000 shares of convertible preferred stock for $9.0 million, each share of which will be convertible into two shares of our common stock, equivalent to a conversion price of $1.50 per share. The new preferred stock will carry a dividend rate of 9% per annum through December 31, 2013, which will be paid 4.5% in cash and 4.5% in the form of newly issued common stock. CDP will become our largest shareholder as a result of this transaction. The sale of the preferred stock is subject to certain conditions, including a requirement that we obtain a $10.0 million credit facility. The proceeds of such financing will be used to fund our repurchase of 3,000,000 shares of common stock from a related party and to repay certain indebtedness, as described below.

        We also have entered into a stock repurchase agreement with DHW Leasing, L.L.C., or DHW, our current largest shareholder, to repurchase 3,000,000 shares of our outstanding common stock for $7.05 million. In addition, we have also entered into separate agreements with Dunham Capital Management Company, L.L.C., or DCM, relating to the restructuring of existing leases to provide significant rent reductions and for options to purchase certain restaurant lease interests, and for the purchase of a certain parcel of developable property in Troy, Michigan where we have a previous obligation to offset any carrying costs and other cost offsets to DCM.

        Our board of directors has called the special meeting, among other purposes, to ask our shareholders to consider and vote upon a proposal to approve the stock purchase agreement and proposed sale of preferred stock to CDP, which (1) would result in a change in control of our company under applicable NASDAQ Listing Rules and require shareholder approval and (2) may result in the issuance of securities convertible into more than 20% of our common stock outstanding prior to the issuance of the preferred stock at a price that may be less than the greater of book or market value of our common stock, which also requires shareholder approval under applicable NASDAQ Listing Rules.

At the special meeting, we will also ask shareholders to vote on the stock repurchase agreement and the related stock repurchase. YOUR INDEPENDENT DIRECTORS HAVE UNANIMOUSLY APPROVED THESE AGREEMENTS AND THE RELATED TRANSACTIONS AND RECOMMEND THAT YOU VOTE IN FAVOR OF THEM AT THE SPECIAL MEETING.

        The transactions contemplated by the stock purchase agreement with CDP and the stock repurchase agreement with DHW must be approved by a majority of the voting power of our outstanding shares and a majority of our shares not owned by DHW and its affiliates present in person or by proxy at the meeting. DHW beneficially owned                         percent of our common stock as of [record date], 2011. DHW has agreed to vote all of its shares in favor of the approval of these agreements and the related transactions.

        In addition to the proposed transactions, we are asking you to approve an option exchange program approved by the compensation committee of our board, pursuant to which we have awarded to employees holding options for the purchase of 193,778 shares of common stock with exercise prices in excess of $6.00 per share, new options for the purchase of the same number of shares of common stock at an exercise price of $2.00 per share, subject to optionees' participation in the program.

        We also are asking you to vote upon an advisory proposal concerning our executive compensation program and an advisory proposal concerning the frequency of shareholder votes on our executive compensation program. We have included these proposals as a result of the "say-on-pay" rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

        It is important that your shares be represented and voted at the special meeting, whether or not you are able to attend personally. If you do not return your proxy card enclosed, the effect will be [a vote against the proposals]. You are therefore urged to complete, sign, date, and return the enclosed proxy card promptly in the accompanying envelope, which requires no postage if mailed in the United States. You are, of course, welcome to attend the meeting and vote in person, even if you have previously returned your proxy card.

        Our board of directors and management look forward to your support.

Sincerely,
GRANITE CITY FOOD & BREWERY LTD.

Steven J. Wagenheim President and Chief Executive Officer
Minneapolis, Minnesota [mail date], 2011

GRANITE CITY FOOD & BREWERY LTD.
5402 Parkdale Drive, Suite 101
Minneapolis, Minnesota 55416

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD [meet date], 2011

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Granite City Food & Brewery Ltd., a Minnesota corporation, will be held at 80 South Eighth Street, Suite 2200, Minneapolis, Minnesota, on [meet date], 2011, at 9:00 a.m. central time, or any adjournment or postponement thereof, for the following purposes, as more fully described in the accompanying proxy statement:

  1.
  To consider and vote upon a proposal to approve the Stock Purchase Agreement, dated as of February 8, 2011, as it may be amended from time to time, by and between Granite City and CDP, and the related issuance of 3,000,000 shares of newly issued convertible preferred stock for $9,000,000, with each preferred share convertible into two shares of common stock, equivalent to a conversion price of $1.50 per share;

  2.
  To consider and vote upon a proposal to approve the Stock Repurchase Agreement, dated as of February 8, 2011, as it may be amended from time to time, between DHW, Donald A. Dunham, Jr., Christine Dunham, Charles J. Hey, DCM, CDP and Granite City, and the related repurchase of 3,000,000 shares of outstanding common stock for $7,050,000 from a related party;

  3.
  To consider and vote upon a proposal to approve an option exchange program, which would permit the exchange of outstanding options held by employees for the purchase of 193,778 shares of common stock with exercise prices in excess of $6.00 per share for new options for the purchase of the same number of shares of common stock at an exercise price of $2.00 per share;

  4.
  To consider and vote upon an advisory proposal concerning our executive compensation program; and

  5.
  To consider and vote upon an advisory proposal concerning the frequency of shareholder votes on our executive compensation program.

        Only shareholders of record at the close of business on [record date], 2011, are entitled to notice of, and to vote at, the meeting. Whether or not you expect to attend the meeting in person, please mark, date and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time before they are exercised and, if you attend the meeting in person, you may withdraw your proxy and vote personally on any matter brought properly before the meeting.

Sincerely,
GRANITE CITY FOOD & BREWERY LTD.

Steven J. Wagenheim President and Chief Executive Officer

Minneapolis, Minnesota
 [mail date], 2011

i

Page
EXECUTIVE COMPENSATION	54
Summary Compensation Table	54
Outstanding Equity Awards at Fiscal Year-End	57
Potential Payments upon Termination or Change in Control	58
PROPOSAL NO. 3 APPROVAL OF OPTION EXCHANGE PROGRAM	59
Overview	59
Reasons for the Option Exchange Program	59
Description of the Option Exchange Program	60
Implementing the Option Exchange Program	61
U.S. Federal Income Tax Consequences	61
Potential Modification to Terms of Option Exchange Program to Comply with Governmental Requirements	62
Financial Accounting Consequences	62
Effect on Shareholders	62
New Plan Benefits	63
Vote Required	63
EQUITY COMPENSATION PLAN INFORMATION	64
PROPOSAL NO. 4 ADVISORY VOTE ON EXECUTIVE COMPENSATION	65
Introduction	65
Vote Required	65
PROPOSAL NO. 5 ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION	66
Introduction	66
Vote Required	66
SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING	66
WHERE YOU CAN FIND MORE INFORMATION	67
APPENDIX A: STOCK PURCHASE AGREEMENT BY AND BETWEEN GRANITE CITY FOOD & BREWERY LTD. AND CONCEPT DEVELOPMENT PARTNERS LLC	A-1
APPENDIX B: CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK	B-1

APPENDIX C: STOCK REPURCHASE AGREEMENT BY AND BETWEEN DHW LEASING, LLC, DONALD A. DUNHAM, JR., CHRISTINE DUNHAM, CHARLES J. HEY, DUNHAM CAPITAL MANAGEMENT, L.L.C., CONCEPT DEVELOPMENT PARTNERS LLC, AND GRANITE CITY FOOD & BREWERY LTD.

C-1
APPENDIX D: FAIRNESS OPINION FROM MADISON WILLIAMS AND COMPANY, LLC	D-1

ii

GRANITE CITY FOOD & BREWERY LTD.
5402 PARKDALE DRIVE, SUITE 101
MINNEAPOLIS, MINNESOTA 55416

PROXY STATEMENT FOR
SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD [meet date], 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

        This proxy statement is furnished by the board of directors of Granite City Food & Brewery Ltd. and contains information relating to a special meeting of our shareholders to be held on [meet date], 2011, beginning at 9:00 a.m. central time, at 80 South Eighth Street, Suite 2200, Minneapolis, Minnesota. This proxy statement and accompanying proxy card are being distributed on or about [mail date], 2011.

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be Held on [meet date], 2011

        In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the "SEC"), we are furnishing our proxy materials on the Internet. "Proxy materials" means this proxy statement, our most recent annual report and any amendments or updates to these documents. Our proxy materials are available on the Internet to the general public at                                    .

What is the purpose of the special meeting?

        At our special meeting, shareholders will vote on the following items of business:

  1.
  Approval of the Stock Purchase Agreement, dated as of February 8, 2011, as it may be amended from time to time, by and between Granite City and CDP, and the related issuance of 3,000,000 shares of newly issued convertible preferred stock for $9,000,000, with each preferred share convertible into two shares of common stock, equivalent to a conversion price of $1.50 per share;

  2.
  Approval of the Stock Repurchase Agreement, dated as of February 8, 2011, as it may be amended from time to time, between DHW, Donald A. Dunham, Jr., Christine Dunham, Charles J. Hey, DCM, CDP and Granite City, and the related repurchase of 3,000,000 shares of outstanding common stock for $7,050,000 from a related party;

  3.
  Approval of an option exchange program, which would permit the exchange of outstanding options held by employees for the purchase of 193,778 shares of common stock with exercise prices in excess of $6.00 per share for new options for the purchase of the same number of shares of common stock at an exercise price of $2.00 per share;

  4.
  Advisory approval of our executive compensation program; and

  5.
  Advisory approval of the frequency of shareholder votes on our executive compensation program.

        We are seeking shareholder approval of Proposal No. 1 because our common stock is listed on the NASDAQ Capital Market. NASDAQ Stock Market rules require us to seek shareholder approval in the case of a change of control as defined under NASDAQ Listing Rules and because our sale of preferred stock may involve the issuance of securities convertible into more than 20% of our common stock outstanding prior to our sale of the preferred stock at a price that may be less than the greater of book or market value of our common stock.

        To the extent applicable, approval of Proposal No. 2 by our shareholders will constitute shareholder approval of the stock repurchase agreement and the related repurchase pursuant to Section 302A.553 of the Minnesota Business Corporation Act, which requires shareholder approval for certain repurchases of shares.

What are our directors' recommendations?

        The independent members of our board of directors, who constitute a majority of our board, have unanimously approved the stock purchase agreement and the related issuance of convertible preferred stock and the stock repurchase agreement and the related repurchase of outstanding common stock from a related party. Donald A. Dunham Jr. and Charles J. Hey, who are interested directors, and Steven J. Wagenheim, our President and CEO, did not participate in the negotiation or approval of the transactions. Our compensation committee has approved the option exchange program. As a result, our board of directors recommends that you vote:

  •
  FOR to approve the Stock Purchase Agreement, dated as of February 8, 2011, as it may be amended from time to time, among Granite City and CDP, and the related issuance of 3,000,000 shares of newly issued convertible preferred stock for $9,000,000, with each preferred share convertible into two shares of common stock, equivalent to a conversion price of $1.50 per share (see Proposal No. 1);

  •
  FOR approval of the Stock Repurchase Agreement, dated as of February 8, 2011, as it may be amended form time to time, between DHW, Donald A. Dunham, Jr., Charles J. Hey, DCM, CDP and Granite City, and the related repurchase of 3,000,000 shares of outstanding common stock for $7,050,000 from a related party (see Proposal No. 2);

  •
  FOR approval of an option exchange program, which would permit the exchange of outstanding options held by employees for the purchase of 193,778 shares of common stock with exercise prices in excess of $6.00 per share for new options for the purchase of the same number of shares of common stock at an exercise price of $2.00 per share (see Proposal No. 3);

  •
  FOR advisory approval of our executive compensation program (see Proposal No. 4); and

  •
  FOR advisory approval of THREE YEARS as the desired frequency with which our shareholders will be asked to approve our executive compensation program (see Proposal No. 5).

Why do the independent directors recommend voting in favor of the transactions?

        Our independent directors are recommending the transactions to our shareholders because we believe that these transactions will improve our capital position and provide financing for future growth. CDP is a portfolio company of CIC Partners, which is a mid-market private equity firm that has invested in more than 40 companies with revenues of $10 million to $1 billion in industries including energy exploration, food, healthcare services, restaurants and retail. We feel the investment by CDP and the industry talent that it brings will allow our company to gain revenue by adding much-needed space at key existing restaurants locations, building new restaurants in select markets, and improving the efficiency of our operations through upgraded technology. We also believe that the development of a sustained, strategic growth plan will also allow us to minimize turnover of seasoned store managers.

        In addition, the new members of management and the new directors who would join us upon the closing of the transactions are sophisticated individuals that bring significant public company experience in the restaurant industry. At the same time, CDP's investment was conditioned on becoming our controlling shareholder, and so the stock repurchase transaction with DHW allows CDP to accomplish that goal and provides an exit for DHW. We believe that our company can grow and deliver long-term value to our shareholders with the association and backing of CDP and its affiliates.

        Finally, if the transactions are not approved by our shareholders, we will be required to pay a termination fee to CDP equal to either $100,000 and 200,000 shares of common stock or $200,000, at CDP's option. We will also continue to be responsible for our transaction costs, including our legal fees and the fees paid in connection with the fairness opinion obtained in connection with the transactions, as well as the consulting fees paid to CDP Management. However, we will not be required to pay CDP the cash transaction fee of $485,000 and CDP's reasonable expenses incurred if we do not close the transaction solely due to the failure to obtain shareholder approval. Finally, we believe that not obtaining shareholder approval is likely to have an adverse effect on the trading price of our common stock.

What shares are entitled to vote?

        As of [record date], 2011, the record date for the meeting, we had                   shares of common stock outstanding. Each share of our common stock outstanding on the record date is entitled to one vote on each item being voted on at the meeting. You can vote all the shares that you owned on the record date. These shares include (1) shares held directly in your name as the shareholder of record, and (2) shares held for you as the beneficial owner through a broker, bank or other nominee.

Does the way in which I hold my shares affect how I submit my vote?

        Yes. Most shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between the voting of shares held of record and those owned beneficially.

        Shareholder of Record.    If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the shareholder of record, and we are sending these proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the named proxy holders or to vote in person at the meeting. We have enclosed a proxy card for you to use.

        Beneficial Owner.    If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting.

        Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Who can attend the meeting?

        All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. If you are not a shareholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to [record date], 2011, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. Registration and seating will begin at 8:45 a.m. Cameras, recording devices and other similar electronic devices will not be permitted at the meeting.

How can I vote my shares in person at the special meeting?

        Shares held in your name as the shareholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the special meeting?

        Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a shareholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

Can I change my vote or revoke my proxy after I return my proxy card?

        Yes. Even after you have submitted your proxy, you may change your vote or revoke your proxy at any time before the votes are cast at the meeting by delivering a written notice of your revocation to our Corporate Secretary at our principal executive office, or executing and delivering a later dated proxy. You may also change your vote or revoke your proxy by appearing in person at the meeting, filing a written notice of revocation with our Corporate Secretary and voting in person the shares to which the proxy relates. Any written notice or later dated proxy should be delivered to Granite City Food & Brewery Ltd., 5402 Parkdale Drive, Suite 101, Minneapolis, Minnesota 55416, Attention: Monica A. Underwood, Vice President of Finance and Secretary, or hand-delivered to Ms. Underwood before the vote at the meeting.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of at least a majority of the shares of our common stock outstanding as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the meeting (other than an adjournment or postponement of the meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as "broker non-votes," those shares will still be counted for purposes of determining the presence of a quorum at the meeting.

What vote is required to approve each item?

        Proposals 1 and 2.    Assuming the presence of a quorum, approval of each of these proposals requires the affirmative vote of (1) a majority of the voting power of the outstanding shares and (2) a majority of the shares not owned by DHW and its affiliates present in person or by proxy at the meeting. As a result, abstentions and broker non-votes will have the same effect as votes against these proposals. We will only proceed with the proposed issuance of preferred stock and the proposed repurchase of common stock if both Proposal No. 1 and Proposal No. 2 are approved by our shareholders.

        Proposals 3 and 4.    Assuming the presence of a quorum, approval of each of these proposals requires the affirmative vote of the greater of (i) a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote on the item at the meeting and (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting. Abstentions will be considered for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

        Proposal No. 5.    Assuming the presence of a quorum, the affirmative vote of the greater of (i) a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote on the item at the meeting and (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, will determine the frequency (every year, every two years or every three years) selected by shareholders for shareholder votes on executive compensation. However, because this is an advisory vote, our board of directors may determine it is in the best interests of our company and our shareholders to hold an advisory vote on executive compensation more or less frequently than the selection made by our shareholders.

        DHW and certain of our officers and directors have entered into a voting agreement with our company and CDP providing that they will vote in favor of Proposals 1, 2 and 3.

        If you hold your shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owners and instructions are not given. Brokers are not permitted to exercise discretionary authority on any of the proposals set forth in this proxy statement. However, in tabulating the voting result for any particular proposal, shares that constitute broker non-votes will not have any effect on the outcome of the vote, other than with respect to Proposals 1 and 2 for which they will be considered votes against those proposals.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, it means that you hold shares registered in more than one name or brokerage account. You should sign and return each proxy card that you receive in order to ensure that all of your shares are voted.

How can I vote on each of the proposals?

        For each of the first four proposals, you may vote FOR or AGAINST the proposal, or you may indicate that you wish to ABSTAIN from voting on the proposal. For the fifth proposal, you may vote 1 YEAR, 2 YEARS or 3 YEARS, or you may indicate that you wish to ABSTAIN from voting on the proposal.

        Each of your shares will be voted according to your directions on the proxy card. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of our board of directors on Proposals 1 through 5 (FOR approval of the stock purchase agreement, as it may be amended from time to time, and the related issuance of 3,000,000 shares of newly issued convertible preferred stock for $9.0 million, FOR approval of the stock repurchase agreement, as it may be amended from time to time, and the related repurchase of 3,000,000 shares of outstanding common stock for $7.05 million from a related party; FOR approval of the option exchange program, FOR advisory approval of our executive compensation program, and THREE YEARS as advisory approval for the desired frequency with which our shareholders will be asked to approve our executive compensation program).

Who will count the proxy votes?

        Votes will be counted by our transfer agent, Wells Fargo Shareowner Services, which has been appointed to act as the inspector of election for the special meeting.

Who is paying for this proxy solicitation?

        We will pay the expenses incurred in connection with the solicitation of proxies. We are soliciting proxies principally by mail. We have engaged Georgeson Inc. to solicit proxies for which we will pay a fee of $7,500 plus additional charges for completed calls and TeleVotes. We will also reimburse Georgeson Inc. for its out-of-pocket expenses. In addition, our directors, officers and other employees may solicit proxies personally, by telephone, by facsimile or by e-mail, for which they will receive no consideration other than their regular compensation. We will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of shares held as of the record date and will reimburse such persons for their reasonable expenses so incurred.

Who can help answer my questions?

        If you have any questions about the proposals or you need additional copies of this proxy statement or the enclosed proxy card, please contact Georgeson Inc., our proxy solicitor, at (800)                                      .

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of [record date], 2011, by (a) each person who is known to us to own beneficially more than five percent of our common stock, (b) each director, (c) each executive officer named in the summary compensation table below, and (d) all current executive officers and directors as a group. The percentage of beneficial ownership is based on                                    shares outstanding as of [record date], 2011. As indicated in the footnotes, shares issuable pursuant to warrants and options are deemed outstanding for computing the percentage of the person holding such warrants or options but are not deemed outstanding for computing the percentage of any other person. Except as otherwise noted below, the named individual has sole voting and investment power with respect to the listed shares and none of the listed shares has been pledged as security. Unless otherwise indicated, the address for each listed shareholder is c/o Granite City Food & Brewery Ltd., 5402 Parkdale Drive, Suite 101, Minneapolis, Minnesota 55416.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(1)	Percentage of Common Stock(1)
Donald A. Dunham, Jr.(2)	4,776,707	(3)%
Charles J. Hey(4)	4,687,687	(5)%
DHW(6)	4,666,666	%
Steven J. Wagenheim(7)	215,467	(8)%
James G. Gilbertson	63,749	(9)%
Darius H. Gilanfar	43,826	(10)%
Milton D. Avery	10,000	(11)%
Joel C. Longtin	9,570	(12)%
Brian K. Gramm	5,000	%
David A. Timpe	5,000	%
All directors and executive officers as a group (10 persons)	5,162,171	(13)%

*
Represents less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Securities "beneficially owned" by a person may include securities owned by or for, among others, the spouse, children, or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of [record date], 2011.

(2)
Mr. Dunham may be deemed to be the indirect beneficial owner of the securities held by DHW, L.L.C. The number of shares reported in this proxy statement as beneficially owned by Mr. Dunham includes the 4,666,666 shares held by DHW. The address of this shareholder is 230 S. Phillips Avenue, Suite 202, Sioux Falls, SD 57104.

(3)
Includes 64,097 shares purchasable upon the exercise of warrants held by Mr. Dunham, Dunham Capital Management, L.L.C. and Dunham Equity Management, L.L.C., two entities controlled by Mr. Dunham.

(4)
Mr. Hey may be deemed to be the indirect beneficial owner of the securities held by DHW. The number of shares reported in this proxy statement as beneficially owned by Mr. Hey includes the 4,666,666 shares held by DHW. The address of this shareholder is 1 South Pintail Place, Sioux Falls, SD 57105.

(5)
Includes 21,021 shares purchasable upon the exercise of warrants.

(6)
DHW has entered into a stock pledge agreement with each of Great Western Bank, CorTrust Bank and Dacotah Bank (collectively, the "Lenders"), each dated October 5, 2009, pursuant to which DHW has pledged 2,916,666 shares to Great Western Bank, 1,166,666 shares to CorTrust Bank and 583,333 shares to Dacotah Bank as collateral under its loan arrangements with the Lenders. Upon a default under such loan arrangements by DHW, the Lenders may exercise control over their respective portion of the shares, including exercising the right to vote and/or dispose of such portion of the shares. The address of this shareholder is 230 S. Phillips Avenue, Suite 202, Sioux Falls, SD 57104. DHW also has entered into the stock repurchase agreement described in, and subject to shareholder approval of, Proposal No. 2.

(7)
Mr. Wagenheim may be deemed to be the indirect beneficial owner of the securities held by Brewing Ventures LLC. The number of shares reported in this proxy statement as beneficially owned by Mr. Wagenheim includes the 96,979 shares held by Brewing Ventures LLC.

(8)
Includes 102,914 shares purchasable upon the exercise of options within 60 days of [record date], 2011.

(9)
Includes 56,249 shares purchasable upon the exercise of options within 60 days of [record date], 2011.

(10)
Includes 43,746 shares purchasable upon the exercise of options within 60 days of [record date], 2011.

(11)
Mr. Avery may be deemed to be the indirect beneficial owner of the securities held by Avery Brothers, LLC. The number of shares reported in this proxy statement as beneficially owned by Mr. Avery includes the 10,000 shares held by Avery Brothers, LLC.

(12)
Includes 2,930 shares purchasable upon the exercise of warrants and 2,000 shares held by Mr. Longtin's spouse's IRA.

(13)
Includes 88,048 shares purchasable upon the exercise of warrants and 214,324 shares purchasable upon the exercise of options within 60 days of [record date], 2011. Also includes securities held by DHW, Brewing Ventures LLC, Avery Brothers, LLC and Mr. Longtin's spouse's IRA.

        In October 2009, we completed a debt conversion transaction with DHW as contemplated under the debt conversion agreement between our company and DHW dated September 21, 2009. In the transaction, approximately $15 million of our indebtedness to DHW was converted into 4,666,666 shares of our company's common stock at a conversion price of approximately $3.24 per share. As a result, DHW came to beneficially own approximately 63.3% of our common stock, which constituted a change in control of our company. DHW has entered into a stock pledge agreement pursuant to which DHW has pledged the shares to its Lenders as described in footnote (6) to the above table. DHW also has entered into the stock repurchase agreement described in, and subject to shareholder approval of, Proposal No. 2. Closing of the transactions contemplated by Proposal No. 1 and Proposal No. 2 would result in a change in control of our company. Further information regarding the proposed transactions appears below.

INTRODUCTION TO PROPOSAL NO. 1 AND PROPOSAL NO. 2

Overview

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand these proposals, and for a complete description of the terms of the transactions proposed, you should read this entire proxy statement carefully, as well as those additional documents to which we refer you. In particular, you should read the documents attached to this proxy statement, including the stock purchase agreement which is attached as Appendix A, the certificate of designation of Series A Convertible Preferred Stock which is attached as Appendix B, the stock repurchase agreement which is attached as Appendix C, and the fairness opinion which is attached as Appendix D. Also, see "Where You Can Find More Information" on page 67 of this proxy statement.

        In February 2011, we entered into definitive agreements with Concept Development Partners LLC ("CDP"), DHW and Dunham Capital Management, L.L.C. ("DCM") that, subject to obtaining shareholder approval of Proposal No. 1 and Proposal No. 2, would result in (1) our issuance to CDP of $9.0 million of newly issued convertible preferred stock (see Proposal No. 1), (2) availability of a new $10.0 million senior lending facility for our company, (3) our repurchase of 3,000,000 shares of common stock currently held by DHW (see Proposal No. 2), and (4) other arrangements that would focus on lowering our restaurant occupancy costs.

        Because we view the above-described transactions as an integrated whole, but we have determined to solicit separate shareholder approval of (1) the stock purchase agreement and the related issuance of preferred stock and (2) the stock repurchase agreement and the related repurchase of common stock, we present certain information germane to both Proposal No. 1 and Proposal No. 2 in this introductory section. In particular, this introductory section contains information regarding the following topics:

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  Parties

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  Background

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  Interests of our directors and executive officers

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  Opinion of financial advisor

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  Dissenters' rights

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  Effect on our shareholders

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  Effect on our management and operation

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  Ownership of our shares

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  Our stock listing

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  Accounting consequences

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  Tax consequences

Detailed information regarding the issuance of preferred stock and the repurchase of common stock appears under the captions "Proposal No. 1" and "Proposal No. 2," respectively. Information set forth in such sections includes, but is not limited to, details regarding the obligations of the parties, representations and warranties, conditions, termination provisions, termination fees and other agreements.

 Parties to the Transactions

Granite City Food & Brewery Ltd.

        Granite City is a modern American upscale casual restaurant chain that operates twenty-six restaurants in eleven Midwestern states, featuring on-premises breweries, substantially all of which operate under the name Granite City & Brewery®. Our menu features high quality, yet affordable family menu items prepared from made-from-scratch recipes and served in generous portions. We also operate a centrally-located beer production facility in Ellsworth, Iowa, which facilitates the initial stage of our brewing process, the product of which is transported to our restaurants where the brewing process is completed. In 2007, we were granted our first patent by the United States Patent Office for this brewing process. Our restaurant revenue was $85.8 million for the fiscal year ended December 29, 2009. Shares of our common stock trade on the NASDAQ Capital Market under the symbol "GCFB". Granite City is a corporation organized under the laws of the state of Minnesota and its corporate headquarters are located at 5402 Parkdale Drive, Suite 101, Minneapolis, MN 55416, tel: (952) 215-0676.

Concept Development Partners LLC

        Concept Development Partners LLC, a Delaware limited liability company, or CDP, is owned by an affiliate of CIC Partners' fund, CIC II LP, and CDP Management Partners, LLC, of Malibu, California. CDP states that it seeks to make equity investments and provide operational expertise to restaurant companies. CDP is located at 5724 Calpine Drive, Malibu, CA 90265, tel: (310) 457-0356.

        CIC Partners.    CIC Partners is a mid-market private equity firm based in Dallas, Texas. CIC Partners has invested in more than 40 companies with revenues of $10 million to $1 billion in industries including energy exploration, food, healthcare services, restaurants and retail. CIC Partners and its predecessor firm's prior restaurant and retail investments include Buffet Partners (dba Furr's), DF&R Restaurants Inc. (Don Pablo's), Main Street Restaurant Group, the largest T.G.I. Friday's franchisee, Restoration Hardware, and Quiznos.

        CDP Management Partners, LLC.    A merchant banking firm focused on investments and consulting in restaurants, food processing, and retail industries, CDP Management is a partnership between Robert J. Doran and Dean S. Oakey.

        Mr. Doran, 64, has been a Managing Partner of CDP Management Partners, LLC, a merchant banking firm focusing on principal investments and consulting in the restaurant, food processing, and retail industries, since April 2010. He is the founder of Doran Consulting, a niche consulting group specializing in executive coaching since 1999, providing services to McDonald's Corporation, Bell South, Boston Markets, and Delphi Auto Parts. Mr. Doran was employed with McDonald's Corporation from January 1967 to March 1999 and served in a variety of regional director and vice president positions, most recently as Executive Vice President of McDonald's USA. Mr. Doran currently serves on the board of directors of Hawaii Development Company and McDonald's of Hawaii.

        Mr. Oakey, 53, has been a Managing Partner of CDP Management Partners, LLC, a merchant banking firm focusing on principal investments and consulting in the restaurant, food processing, and retail industries, since April 2009. From June 1997 to April 2010, Mr. Oakey served as Managing Director of Investment Banking for SMH Capital Corp., an investment banking firm. In this capacity, Mr. Oakey was responsible for business development and management duties, with a focus on the consumer products and services industries. Mr. Oakey has served as a director of People's Liberation Inc., a publicly traded company engaged in marketing and selling high-end casual apparel, since November 2005 and as a director of RT Holdings, LLC, the privately held parent company of Ruby Tequilas Mexican Kitchen, since February 2008.

DHW Leasing, L.L.C.

        DHW is our principal shareholder. As of [record date], 2011, DHW beneficially owned 4,666,666 shares, or                         percent, of our outstanding common stock. With its affiliates, DHW beneficially owned an aggregate of 4,780,446 shares, or                          percent, of our common stock on such date. DHW is a South Dakota limited liability company formed to engage in the business of leasing equipment and other related activities. Donald A. Dunham, Jr., a member of our board of directors, is the managing member of DHW, the sole member of DCM, 70 percent owner of Dunham Equity Management, LLC or DEM, and chairman, chief executive officer and founder of the Dunham organization. Charles J. Hey, another member of our board of directors, is a co-owner of DHW. DHW is located at 230 South Phillips Avenue, Suite 202, Sioux Fall, SD 57104, tel: (605) 330-9402.

        DCM and DEM are entities that either are the landlord or the general partner in various limited partnerships that own real estate leased to our company. Mr. Dunham, as an individual, also owns a limited partnership interest in one of the limited partnerships that own real estate leased to our company. As of February 8, 2011, Mr. Dunham held interests, directly and indirectly, in the leases of 17 of our 26 restaurants.

Background

        We experienced significant growth during the last decade, developing 26 restaurants between June 1999 and February 2009. All of these restaurants have been leased from private developers. Between September 2003 and February 2009, we opened 23 new restaurants that were developed and leased to us under leases or sub-leases by DCM. Throughout this period, we became highly leveraged and experienced negative cash flows. For the ten-year period ended December 29, 2009, we had an accumulated deficit of approximately $51.2 million. Beginning in 2008, we, along with the rest of the nation's casual dining restaurant industry, experienced significant declines in restaurant revenue as a result of the current economic downturn. During this time period most restaurants in the casual dining sector experienced revenue declines of 5-25% on an annual basis, depending on the price point of the concept.

        In September 2008, we engaged an investment banking firm as a financial advisor to our board of directors in connection with possible financing. This firm undertook a study concerning our business and contacted, on our behalf, more than 100 potential parties in the restaurant industry and private equity firms with an interest in restaurant industry investments, to determine whether there was interest in either financing or acquiring our company. These efforts did not result in any commitment with respect to investment in, or acquisition of, our company. We believe that, while there was interest in our business concept and restaurant model, potential investors or acquirers declined to seriously pursue any transaction because of our highly leveraged state, the high rent structure of our restaurant leases, and the unfriendly economic environment to the overall restaurant industry.

        In January 2009, we entered into negotiations with DCM in an effort to lower our overall rent structure. As a result of these negotiations, including negotiations with other independent landlords, we were able to obtain $1.5 million in lease reductions for a period of one year. As the economic climate continued to deteriorate, we made the decision in summer 2009 to hire a third party workout firm to work directly with all of our lease holders and lenders to pursue permanent reductions of our lease costs. By 2009, in connection with various restaurant construction, leasing expenditures and working capital needs, we had become indebted to DHW in the amount of approximately $15 million. To reduce our debt and negative cash flow, we entered into a debt conversion agreement with DHW in October 2009, pursuant to which we issued to DHW 4,666,666 shares of our common stock in exchange for:

  •
  the cancellation of our indebtedness to DHW;

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  a 30-day deferral of rent due DCM;

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  agreements with DCM landlords to accept rent deferrals on reductions;

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  amendments to a previously negotiated master agreement; and

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  a cooperative agreement with DHW and DCM to use reasonable commercial efforts to obtain at least $500,000 of rent concessions for at least two years on properties leased to us pursuant to ground leases.

        From 2008 through the end of 2010, we undertook an extensive restructuring in an effort to improve operations, reduce corporate overhead, and restructure debt, primarily through rent reductions. During this period, in addition to the restructuring of the leases, we improved store-level income before occupancy expense by approximately $3.0 million and reduced corporate cash costs by approximately $4.2 million. These positive changes were completed during a period when the stalled economy caused our revenue to drop approximately $7.0 million. Notwithstanding that drop, we produced positive cash flow of over $2.0 million in 2010.

        In August 2010, our management was contacted by CDP, which expressed an interest in investing in our company. Following this contact, our management and CDP began exploring on a preliminary basis the merits of a strategic investment. As these discussions progressed, a non-disclosure agreement was executed by CDP in August 2010 to facilitate further discussion regarding a strategic investment. As these discussions progressed, it became clear to our management that CDP could be a significant strategic partner, bringing both capital and additional management expertise to our company. Joel C. Longtin, our chairman of the board, led discussions with CDP.

        On September 14, 2010, we received an initial proposal from CDP that included:

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  the purchase for $9,000,000 of newly issued convertible preferred stock,

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  the arrangement of a new $10,000,000 senior lending facility,

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  permanent yearly rent reductions from DCM in the amount of $360,000,

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  the repurchase of substantially all of the shares of common stock of our company that were then held by DHW, structured to be purchased over a period of five years, and

  •
  an option from DCM to purchase a two-acre site in Troy, Michigan, owned by DCM, for approximately $2,500,000.

        CDP also indicated it would provide assistance in structuring various other transactions, including lease reductions. Upon the closing of the proposed transaction, CDP proposed that it would have the right to appoint five of seven directors of our company and five of the directors appointed by DHW would resign from the board at the time of closing. The proposal included the retention of Steven J. Wagenheim, our chief executive officer and a founder of our company, as a member of the board and our president. Robert Doran would be elected by our board of directors as executive chairman and chief executive officer, and Dean Oakey would be appointed as chief concept officer. Messrs. Doran and Oakey are the principals of CDP Management.

        In September and October of 2010, CDP conducted separate discussions with DCM and DHW's owners. By late October 2010, our chairman believed that CDP's proposal may be advantageous to our company and recommended that it be reviewed by our board.

        On October 26, 2010, the members of our board of directors, other than Donald A. Dunham, Jr. and Charles J. Hey, who were interested parties in the proposed transactions, had a meeting to discuss the CDP proposal. Our chief financial officer, James G. Gilbertson, also participated in the meeting and discussed the background of the initial contacts with CDP in late August and the subsequent meetings with CDP and members of DHW and DCM. Mr. Gilbertson described the key elements of the proposed transaction and indicated that our company's management was impressed by the management of CDP who appeared to have a passion for our company's vision for growth and development. Mr. Gilbertson also reported that CDP's partners have a background in restaurant operations, development and finance and have the potential to build Granite City into a stronger company. At that meeting of the disinterested directors, legal counsel to the company reviewed the following key terms of CDP's proposal:

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  CDP would purchase 9,000,000 shares of convertible preferred stock for $9.0 million. The preferred stock would be convertible into common stock at a ratio equivalent to a conversion price of $1.50 per share at any time.

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  The preferred stock would have a dividend rate of 10% per annum, which would be paid 40% in cash and 60% in the form of additional preferred shares.

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  If not already converted, the preferred stock would convert automatically on December 31, 2013, if the company had positive net income.

  •
  CDP would seek to arrange $10.0 million of debt financing which would be used to repurchase 3,000,000 shares of common stock from DHW at price of $2.35 per share. This number of shares would represent approximately 64% of DHW's shares in our company.

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  Granite City would have a right of first refusal to purchase any of DHW's shares of common stock in our company that DHW desires to sell after the closing, but prior to the fifth anniversary of the closing.

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  DCM would agree to reduce rent on properties leased to us by $360,000 per year.

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  If DHW sells shares of our common stock after the closing, DCM would agree to decrease rents ratably by five percent of every dollar of proceeds from such sales.

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  At closing, DHW would grant us options to acquire any or all of certain leased properties by paying off DCM's debt remaining on such properties.

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  At the closing, we would purchase free and clear certain real estate in Troy, Michigan, owned by DCM, for a total cost of $2.45 million.

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  Granite City would be required to achieve other annual rent reductions totaling $250,000 in the aggregate from the Dunham organization or third-party landlords.

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  Amendments would be made to the debt conversion and registration rights agreements entered into with DHW in 2009 and to the master agreement entered into with DCM in 2009.

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  Upon closing, CDP would appoint five of seven members of our board and DHW would be entitled to appoint the two remaining members.

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  Following the transaction, we would employ the two principal officers of CDP and continue to employ Steven J. Wagenheim as president.

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  CDP would receive a fee equal to $450,000 plus a cash financing fee of 1.5% of the face amount of any new debt facility in connection with the transaction.

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  CDP also would receive financing fees in the future to the extent the capacity of credit facilities is increased.

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  CDP would require a 90-day no-shop period and a break-up fee equal to its out-of-pocket expenses plus $500,000 if we or DHW determine not to proceed with the transaction, or if either breaches certain provisions of the letter of intent.

        Our board concluded its meeting on October 26, 2010 by inviting representatives to CDP to make a presentation to the board regarding its proposal at a forthcoming board meeting.

        On October 28, 2010, our board of directors, including Donald A. Dunham, Jr. and Charles J. Hey, met to review the CDP proposal. At the meeting, representatives of CDP made a presentation concerning its proposal and its plans for the growth of Granite City. It presented selected financial projections and thoughts regarding new restaurant development. After the departure of representatives of CDP, our board discussed CDP's presentation and its proposed growth model for Granite City. It was the consensus of the board that the CDP proposal should be pursued and that our company should proceed with negotiations. Legal counsel to our company presented an overview of the legal responsibilities of the board of directors in connection with its consideration of the CDP proposal, including conflicts of interest that were inherent in the transactions inasmuch as they involved the purchase of stock from our largest shareholder, DHW, which is controlled by two members of our board of directors, Mr. Dunham and Mr. Hey. Standards for independence in review of the proposed transactions were discussed, along with the process for reviewing and negotiating the transactions. After the discussions, it was determined by the board that the CDP proposal, including the proposed purchase of stock from DHW and related transactions with DCM, be reviewed by members of our board who are independent and disinterested, namely Messrs. Longtin, Avery, Gramm and Timpe, and that our interested board members, Mr. Dunham and Mr. Hey, and Mr. Wagenheim, our Chief Executive Officer, not participate in negotiations or deliberations concerning the proposal.

        Mr. Longtin continued discussing the proposal with CDP, DHW and DCM. Our independent board members met again on November 8, 2010 to review the status of negotiations with the parties. Our independent board members determined that they were generally in favor of the structure of CDP proposal, including the purchase of convertible preferred stock, the arrangement of a credit facility and the repurchase of 3,000,000 shares of DHW's Granite City stock. The independent directors further determined:

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  Granite City has insufficient capital to support future growth. For more than two years, Granite City has sought, unsuccessfully, to raise additional capital. An investment banker was engaged in 2008, but was not able to provide any financing from financial or strategic investors.

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  The independent directors view the CDP proposal as a strategic transaction that will position Granite City for long-term growth, given the strength of CDP, its principals, and CIC Partners, which is a successful private equity firm.

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  Neither our current principal shareholder, DHW, nor DCM, is able to provide additional investment or other form of financing to enable our company to improve our financial condition and initiate a growth plan.

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  The proposed sale of stock would provide a capital source to enable us to replace our current principal shareholder and substitute the new investor who would make a significant capital investment and facilitate a $10.0 million credit facility.

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  The proposed purchase price and conversion ratio of the preferred was within the range of discounts for similar PIPE transactions.

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  The transactions would be subject to approval of the holders of a majority of the outstanding shares of our company's common stock not owned by DHW or its affiliates that are present in person or by proxy at the meeting.

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  The proposed transaction is expected to result in minimal disruption to our business, and current operating management would stay in place.

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  The principals of CDP Management offer extensive experience and good reputations in the restaurant industry and corporate finance, and Rob Doran would become our chief executive officer.

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  CDP is owned by an affiliate of CIC Partners' fund, CIC II LP and seeks to make equity investments and provide operational expertise to restaurant companies. CIC Partners is a mid-market private equity firm based in Dallas, Texas. CIC has invested in more than 40 companies with revenues of $10 million to $1 billion in industries including energy exploration, food, healthcare services, restaurants and retail. CIC's prior restaurant and retail investments include Buffet Partners (dba Furr's), DF&R Restaurants Inc. (Don Pablo's), Main Street Restaurant Group, the largest T.G.I. Friday's franchisee, Restoration Hardware, and Quiznos. The strategic relationship with CDP and CIC created by the stock purchase agreement is expected to be of long-term benefit to our company and its shareholders.

        Our independent directors again considered whether to engage an investment banking firm to advise the board and conduct a market check or an auction. It considered the cost of engaging an investment banking firm and its current relationship with KeyBanc Capital Markets. Our independent directors determined that it would not be cost effective or desirable for our company to conduct a separate market check, inasmuch as since late 2008 and early 2009 when KeyBanc was engaged to advise us, we had not been able to stimulate any significant interest in investment or acquisition of our company, and the market price and trading volume in our common stock have not improved since that time. Our independent directors determined that they would require a fairness opinion from an independent investment banker to the effect that the transactions proposed by CDP would be fair to our disinterested shareholders from a financial point of view. Also, our independent directors determined that our company must have a fiduciary-out in any agreement with CDP in the event a superior proposal would arise following the announcement and before holding of a special meeting our shareholders to approve any transactions. Our independent directors also determined that initiation of an auction process would be both costly, time-consuming, ineffective and would probably result in a loss of the current proposed investor.

        Negotiations with CDP continued throughout November 2010, and CDP's proposal and our counter-proposals were reviewed by our independent directors who met on November 10th, 16th, 17th and 26th, 2010, and approved in principle the key terms of CDP's proposal. The members of our audit committee, Milton D. Avery, David A. Timpe and Brian K. Gramm, participated as independent directors in all of these meetings, but also held a separate meeting on November 17, 2010, to consider the CDP proposal as it involved a related party transaction with DHW and two of our directors, Mr. Dunham and Mr. Hey. It also involved proposed modifications to leases with DCM and the proposed purchase of the Troy, Michigan real estate from DCM. Our audit committee approved the findings of our independent directors that the transactions in the CDP proposal were in the best interests of our company and our minority shareholders.

        On November 26, 2010, our independent directors reviewed our relationship with KeyBanc Capital Markets, with which we had an investment banking relationship. James G. Gilbertson, our chief financial officer, reported on discussions with representatives of KeyBanc, and that KeyBanc, while indicating an initial interest in being a financial advisor to our company and rendering a fairness opinion, had declined to accept such engagement. The independent directors discussed the engagement of a separate financial advisor and determined that Mr. Longtin should interview the Madison Williams firm regarding engagement to render a fairness opinion. Our board also discussed our investment banking agreement with KeyBanc and our potential obligations to KeyBanc arising out of the proposed transactions under the CDP proposal, independent of whether KeyBanc provided a fairness opinion in connection with the proposed transactions. After a consideration of engagement of other potential advisors, our independent committee engaged Madison Williams as a financial advisor on December 6, 2010.

        On December 23, 2010, after receiving a fairness opinion from Madison Williams, our company, DHW and DCM entered into a letter of intent with CDP. The final letter of intent contained changes from the proposal from CDP received in October 2010, which were negotiated by the parties. The principal changes were as follows:

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  CDP would purchase, and we would issue, 3,000,000 rather than 9,000,000 shares of convertible preferred stock for $9.0 million, each of which would be convertible into two shares of our common stock, equivalent to a conversion price of $1.50 per share.

  •
  The dividend rate on the preferred stock was reduced from 10% to 9%, payable one-half in cash and one-half in newly-issued shares of our common stock, rather than in our preferred stock, and our common stock would be valued at its average closing price for a 90-day trading period preceding a dividend payment date.

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  DCM would reduce rents on properties leased to us by $300,000 per year.

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  At the closing, we would purchase the real estate in Troy, Michigan, owned by DCM, for a total cost of $2.5 million, plus accrued real estate taxes.

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  CDP would receive a transaction fee in the amount of $485,000, but would not receive a financing fee in respect to any future debt financing of our company.

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  CDP would be paid up to $400,000 of out-of-pocket expenses and a break-up fee of $300,000 if we elected not to proceed with the proposed transactions; or if we failed to consummate the proposed transactions following a 90-day no-shop period and within 90 days thereafter entered into an alternative transaction we would pay up to $500,000 of CDP's expenses and a break-up fee of $500,000.

  •
  No break-up fee would be paid by us if a favorable fairness opinion is not received, and no break-up fee would be payable if we did not receive shareholder approval or our lenders withdraw commitments to us, preventing us from completing the proposed transactions; but in such cases, we would pay to CDP as an expense reimbursement, at its option, either a $100,000 fee plus 200,000 shares of our common stock, or a total of $200,000 payable $100,000 upon failing to receive shareholder approval and the remainder over a 24-month period.

        Between the execution of the final letter of intent and February 8, 2011, the parties worked on drafting and finalizing the definitive transaction documents. Our independent directors received multiple drafts of the transaction documents and Mr. Longtin participated in the negotiations with the other parties. On February 7, 2011, the full board of directors met, received an update from the company's counsel and reviewed the status of all the transactions and the transaction documents.

        On February 8, 2011, our independent directors met and determined that the stock purchase agreement, the stock repurchase agreement, and the transactions thereunder were each fair and in the best interests of the company's shareholders, and fair and in the best interests of the company's shareholders other than DHW and its affiliates. They unanimously approved, subject to shareholder approval, the stock purchase agreement, the stock repurchase agreement, the ancillary agreements and the transactions thereunder, authorized the special meeting, and unanimously recommended the company's shareholders approve the stock purchase agreement, the stock repurchase agreement and the transactions thereunder. In addition, they provided that each agreement was subject to approval by the audit committee and by (a) a majority of the voting power of the outstanding stock and (b) a majority of the voting power of the outstanding stock not owned by DHW and its affiliates present in person or by proxy at the meeting. Finally, the independent directors also authorized the designation of the Series A preferred stock and other matters related to the transaction. Also on February 8, 2011, the audit committee met and approved the stock purchase agreement, including approval for purposes of the business combination provisions of the Minnesota Business Corporation Act, and the stock repurchase agreement, including approval under the company's related person transaction policy.

        On February 8, 2011, CDP and Granite City executed the definitive stock purchase agreement described in detail under Proposal No. 1 below. On February 8, 2011, DHW, Donald A. Dunham, Jr., Charles J. Hey, DCM, CDP and Granite City executed the definitive stock repurchase agreement described in detail under Proposal No. 2 below.

Consulting Agreement

        On January 12, 2011, we entered into an engagement agreement with CDP Management pursuant to which CDP Management will act as an operating consultant to our company in connection with planning and executing a management strategy to ensure the growth stability of our company prior to the closing on the issuance of preferred stock to CDP. This engagement provides for the management services of Robert J. Doran and Dean S. Oakey for the period of time commencing January 10, 2011 through the date of the shareholder vote on Proposal No. 1.

        In connection with its engagement, CDP Management will consult and advise our company management in operating the company, analyzing operating practices, analyzing operating costs, analyzing existing restaurant facilities for upgrades to drive revenue growth, and analyzing and establishing a go-forward development plan for new restaurant growth. For CDP Management's services, we have agreed to pay a fee of $7,500 per week. In addition, we have agreed to reimburse CDP Management for its reasonable third-party out-of-pocket expenses, not to exceed $6,000 per month.

Opinion of Financial Advisor to Granite City

        In November 2010, we initiated discussion with several investment banking firms to select a firm to act as a financial advisor to our board. After discussions with several firms, our board approved the engagement of Madison Williams and Company, LLC as its financial advisor. Madison Williams, as a part of its investment banking business, is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. We entered into an engagement letter with Madison Williams on December 6, 2010. The engagement was limited to giving a fairness option as to the transactions described in Proposal No. 1 and Proposal No. 2, which are inter-related and dependent upon each other, and viewed by Madison Williams collectively as a single transaction. Madison Williams was not engaged for any other purpose.

        At a meeting of our board of directors on December 22, 2010, Madison Williams delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of the date of the opinion and subject to the assumptions, qualifications and limitations set forth in the written opinion, the proposed transactions contemplated by our company including (a) the purchase by the investor of 3,000,000 shares of newly-issued convertible preferred stock of our company for $9,000,000, where each share of convertible preferred stock will be convertible into two shares of common stock at an effective conversion price of $1.50 per share; (b) a new senior credit facility of not less than $10,000,000 to be provided by a third party lender arranged by the investor, to be used along with the proceeds from the sale of the preferred stock to repurchase shares of our common stock and purchase the Troy, Michigan property and repay certain of our indebtedness; (c) the repurchase by our company of 3,000,000 shares of our common stock from DHW for cash consideration of $7.05 million; (d) the purchase of the Troy, Michigan property for approximately $2.55 million; (e) the reduction of fixed rents on certain properties owned by DCM that are leased to our company for an aggregate rent reduction of $3.0 million per annum; (f) an option granted to our company to purchase certain properties owned by the Dunham organization for a fixed price for a five-year period; and (g) the amendment of certain lease, debt and other agreements between our company, DHW and the Dunham organization, when taken together, were fair from a financial point of view to our non-affiliated shareholders. The executed copy of the fairness opinion was delivered to our company on January 3, 2011. We have attached as Appendix D to this proxy statement the full text of Madison Williams' written opinion and urge you to read the opinion in its entirety.

        The procedures followed, the assumptions made, the matters considered and the limitations on the review undertaken by Madison Williams are set forth in the opinion and are incorporated in this proxy statement by reference. The summary of the Madison Williams opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

        In reading the discussion of the fairness opinion set forth in this proxy statement, you should be aware that Madison Williams' opinion:

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  was provided for the use and benefit of our board of directors that was considering the transactions through its independent directors, and the opinion was not for the benefit of members of our board of directors or their affiliates who are participating in the transactions as members of DHW or the Dunham organization;

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  does not constitute a recommendation to any shareholder as to how such shareholder or any other person should vote on the transactions under consideration pursuant to this proxy statement;

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  does not address our company's underlying business decision to pursue such transactions; and

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  no opinion was expressed as to the price at which shares of our common stock actually will trade following the announcement of the transactions.

Madison Williams also stated that its opinion was subject to the assumptions and conditions set forth in the letter and is based upon market, economic, financial and other conditions as they exist and can be evaluated on, and on the information available to Madison Williams, as of the date of its letter. Madison Williams also assumed that the transactions will be consummated on terms similar to the letter of intent that provided the basis for the transactions. Madison Williams did not review the stock purchase agreement attached to this proxy statement as Appendix A, the certificate of designation of Series A Convertible Preferred Stock attached to this proxy statement as Appendix B, or the stock repurchase agreement attached to this proxy statement as Appendix C, as such documents did not exist at the time the opinion was rendered. Madison Williams assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion.

        Although Madison Williams evaluated the fairness, from a financial point of view, of the transactions contemplated by the letter of intent dated December 23, 2010, the terms of the proposed transactions were determined by the parties to such letter and Madison Williams did not provide advice to our company during the course of its negotiations with the other parties. We did not provide specific instructions to, or place any limitations on, Madison Williams with respect to the procedures to be followed or the factors to be considered by it in performing its analyses or providing its opinion.

        In arriving at its opinion, Madison Williams reviewed and analyzed, among other things:

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  Publicly available information concerning our company that Madison Williams believed to be relevant to its analyses, including, without limitation, our Form 10-K and Form 10-Qs for the past fiscal year;

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  Certain financial and operating information with respect to the business, operations, and prospects of our company, including financial and operating projections furnished by our management before and after giving effect to the transactions;

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  The historical market prices of our publicly-traded securities during the last five years;

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  A comparison of the historical financial results and present financial condition of our company with those of other publicly-traded companies that it deemed relevant (selected piers) based upon criteria such as restaurant category, average check size and absence of franchising revenues;

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  Published estimates of independent research analysts with respect to the future financial performance of selected pier companies in the casual dining sector of the U.S. restaurant industry;

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  Recent precedent change-of-control transactions involving other companies in the casual dining sector of the U.S. restaurant industry that it deemed relevant based on criteria such as restaurant category, average check size and absence of franchising revenues;

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  Information received from our management with respect to the proposed transactions and other matters concerning our company;

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  The letter of intent dated December 23, 2010 among our company, CDP, DHW, DCM, Donald A. Dunham, Jr. and Charles J. Hey; and

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  Such other information, financial studies, analyses and investigations as Madison Williams deemed relevant.

        In arriving at its opinion, Madison Williams assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information, and further relied upon the assurances of our management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to our financial projections, Madison Williams assumed, with our consent, that the projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgment of our management as to our company's future financial performance and that our company would perform substantially in accordance with such projections. With our consent, Madison Williams also assumed that the net operating loss schedule provided to it by our independent public accountants was reasonably prepared on a basis reflecting the best currently available historical information and judgments of our management. In arriving at its opinion, Madison Williams did not conduct a physical inspection of our properties and facilities and did not make or obtain from third parties any evaluations or appraisals of our assets and liabilities.

        Madison Williams noted that as of the date of its opinion, it understood that the parties had not completed financial due diligence or commenced drafting of definitive documentation for the transactions. As a result, Madison Williams made, with our consent, certain additional assumptions, including:

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  the credit facility of not less than $10,000,000 would be secured by closing and would contain commercially reasonable terms, including being secured on terms that are acceptable to us and our independent directors;

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  the Troy, Michigan property owned by DCM would be purchased by us for approximately $2.6 million at the end of 2010 and then immediately resold to an unrelated third party at a price of $1.5 million;

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  no fixed rent reductions would be achieved for us from DCM through the reduction of DCM's indebtedness to third-party lenders;

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  no fixed rent reductions would be achieved by us with respect to properties held by owners other than DCM; and

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  the definitive documentation for the transactions would be consistent with the parties' letter of intent dated December 23, 2010 and the transactions contemplated therein would be consummated on terms substantially similar to those contained in such letter of intent.

        With respect to all accounting and tax matters arising in connection with the contemplated transactions, Madison Williams relied, without independent verification, on the accuracy and completeness of the advice provided to our company by our accountants and other financial advisers.

        In arriving at its opinion, Madison Williams did not attribute any particular weight to any analyses or factor considered by it. Accordingly, Madison Williams stated that it believed its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

  Review of Granite City

        In performing its analyses of our company, Madison Williams reviewed:

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  Our historical financial performance;

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  Financial projections for the five-year period ending December 31, 2015, assuming our company continued to operate as a stand-alone entity in a manner consistent with our current infrastructure (the "Status Quo Financial Projections");

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  Our historical valuations;

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  The trading history of our stock;

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  The price performance of our stock; and

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  Our ownership profile.

  Financial Analysis of Our Publicly-Traded Peers

        Madison Williams reviewed the following publicly-traded restaurant companies in terms of their financial metrics and ratios and operating statistics:

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  Darden Restaurants

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  Cheesecake Factory

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  P.F. Chang's China Bistro

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  Texas Roadhouse

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  California Pizza Kitchen

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  O'Charley's

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  BJ's Restaurants

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  Ruby Tuesday

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  Red Robin Gourmet Burgers

        In particular, Madison Williams focused on the latter six peers (the "Comparable Companies") as it deemed them to be most comparable to our company. For the Comparable Companies, Madison Williams analyzed certain financial metrics and ratios including sales growth, gross profit margin, EBITDA (earnings before interest, taxes, depreciation, and amortization) margin, EBITDAR (earnings before interest, taxes, depreciation, amortization, and occupancy expenses) margin, and total adjusted debt/EBITDAR. Madison Williams also analyzed certain operating statistics including check size, revenue per square foot, average unit volume, occupancy expense as a percentage of sales, occupancy expense per square foot, and food and beverage costs as a percentage of sales.

        Throughout the financial analyses it conducted in conjunction with its opinion, Madison Williams defined EBITDAR as earnings before interest, taxes, depreciation, amortization, and occupancy expenses, such as rent expense, common area maintenance charges (CAM), and property insurance expense. Further, it defined adjusted debt as debt obligations including operating leases capitalized and relevant purchase obligations.

  Analysis of Precedent Transactions

        Madison Williams performed a precedent transaction analysis that calculated the implied valuation multiples in certain transactions in which target companies in the restaurant industry were acquired or recapitalized resulting in a change of control. After standardizing relevant financial statistics, such as EBITDA and EBITDAR, Madison Williams calculated implied valuation multiples such as enterprise value to EBITDA and adjusted enterprise value to EBITDAR and utilized such multiples to derive a theoretical valuation of our company's common stock. Throughout the analyses conducted in support of its opinion, Madison Williams defined adjusted enterprise value as enterprise value plus operating leases capitalized and relevant purchase obligations.

        Madison Williams identified over 40 transactions that occurred between 2005 and 2010 and selected the following 18 transactions (the "Precedent Transactions") from such group as being most relevant for its analysis, based on similarities to our company.

Target / Acquiror	Target / Acquiror
• Rubio's Restaurants / Mill Road Capital	• Lone Star Steakhouse & Saloon / Lone Star Management
• Landry's Restaurants / Private Investor Group	• Real Mex Restaurants / Sun Capital Partners
• Max & Erma's Restaurants / G&R Acquisition	• Ryan's Restaurant Group / Buffets
• RARE Hospitality International / Darden Restaurants	• Main Street Restaurant / The Briad Group
• Applebee's International / IHOP	• NPC International / Merrill Lynch
• Champps Entertainment / Fox & Hound	• Fox & Hound Restaurant / Newcastle Partners
• Friendly's Ice Cream Corp / Sun Capital Partners	• Perkins & Marie Callender's / Castle Harlan Partners
• OSI Restaurant Partners / Bain Capital	• Worldwide Restaurant Concepts / Pacific Equity Partners
• 120 Joe's Crab Shacks / JCS Holdings	• Charlie Brown's / Trimaran Capital Partners

        Madison Williams noted that many of the target companies in the Precedent Transactions are substantially larger and more profitable, operate at greater levels of efficiency and possess greater geographical diversity as compared to our company. In addition, Madison Williams noted that an environment of higher asset prices and greater availability of debt financing to finance acquisitions persisted during the 2005-2007 timeframe, which generally resulted in higher implied valuations than have been attainable in either a normalized or depressed transaction environment for restaurant operators. These factors were taken into account by Madison Williams in its opinion.

  Comparable Company Analysis

        Madison Williams also performed an analysis that calculated the implied valuation multiples of the Comparable Companies based on publicly-available information. The Comparable Companies selected were generally similar to our company from an operational perspective, taking into account average check size, average volume per store, menu offerings, and operations. After standardizing relevant financial statistics, such as EBITDA and EBITDAR, Madison Williams used implied financial ratios such as enterprise value to EBITDA and adjusted enterprise value to EBITDAR to derive a theoretical valuation of our company's common stock. Madison Williams noted that many of the Comparable Companies are substantially larger and more profitable, operating at greater levels of efficiency, possess geographical diversity and have meaningfully larger equity values that provide investors with greater liquidity. These factors were taken into account by Madison Williams in its opinion.

  Leveraged Buyout Analysis

        Using our Status Quo Financial Projections, Madison Williams performed an analysis of the theoretical consideration for each share of our common stock that could be paid in an acquisition of our company by a financial buyer having certain rate of return criteria. For the purposes of this analysis, Madison Williams assumed:

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  Given the current financial leverage (debt including capital leases and capitalized operating leases) of our company, no additional third-party debt was assumed to be obtainable to fund such a theoretical transaction;

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  Given our relative size and sector-specific challenges, an internal rate of return required by a financial buyer of 25% to 30% over a five-year holding period; and

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  An exit multiple range of 4.5x to 5.5x of the full-year December 31, 2015 EBITDAR.

  Discounted Cash Flow Analysis

        Madison Williams calculated a range of values for our common stock based upon (i) the present value of the unlevered cash flows derived from our Status Quo Financial Projections, (ii) the unlevered terminal value of our Company, based upon exit multiples of EBITDAR as of a theoretical exit date of December 31, 2015, (iii) the present value of any tax benefits to us derived from utilization of our net operating loss carryforwards, and (iv) our current capital structure. In performing this analysis, Madison Williams utilized discount rates ranging from 14% to 18%, which were selected based on a calculation of our weighted average cost of capital using the Capital Asset Pricing Model, the betas of the Comparable Companies and our own capital structure. Madison Williams utilized terminal multiples of EBITDAR ranging from 4.0x to 6.0x. Madison Williams also used the same assumptions to determine the present value of our company's current net operating losses (NOL).

  Valuation Summary

        The following table summarizes Madison Williams' valuation analyses for our common stock, assuming our company continues to operate as a stand-alone entity in a manner consistent with our Status Quo Financial Projections:

Method of Analysis	Valuation Range
Precedent Transactions (enterprise value/EBITDA)	$1.63 to $2.21
Precedent Transactions (adjusted enterprise value/EBITDAR)	$2.13 to $2.88
Precedent Transactions (enterprise value/revenue)	$0.53 to $0.71
Trading Comparables (enterprise value/EBITDA)	$2.28 to $3.08
Trading Comparables (enterprise value/EBITDAR)	$3.63 to $4.91
Leveraged Buyout Analysis	$1.00 to $1.50
Discounted Cash Flow Analysis	$0.00 to $3.09

        In its presentation of these results, Madison Williams noted that the then-current trading price of our common stock was $1.77 per share.

  Pro Forma Discounted Cash Flow Analysis

        Madison Williams performed a second set of discounted cash flow analyses utilizing financial projections provided by our management that present an expansion plan comprised of 17 new restaurants and 25 branded pub locations over a five-year period ending December 31, 2015 (the "Growth/Recapitalization Financial Projections"), as well as the capital structure and financing adjustments pro forma for the transactions contemplated herein. Madison Williams utilized discount rates of 14% to 18% and exit multiples of 4.0x to 6.0x 2015 EBITDAR. Madison Williams further assumed two scenarios, one that includes the full 25 pub rollout and one which excludes the incremental expansion. The results of these analyses, as compared to the discounted cash flow analysis of the Status Quo Financial Projections, are summarized below:

	Valuation Range
Scenario	Low ($ / Share)	High ($ / Share)
Status Quo Financial Projections	$0.00	$3.09
Growth/Recapitalization Financial Projections with Pubs	$2.66	$8.84
Growth/Recapitalization Financial Projections without Pubs	$0.56	$4.80

  Accretion/Dilution Analysis

        Madison Williams performed an earnings accretion / dilution analysis using both the Status Quo Financial Projections and Growth/Recapitalization Financial Projections. An accretion / dilution analysis calculates the impact of a proposed transaction on the company's earnings per share. A transaction that is accretive is one where the earnings per share increase as a result of the transaction while a dilutive transaction decreases the earnings per share. Madison Williams performed the following accretion / dilution analysis using both the Status Quo Financial Projections and Growth / Recapitalization Financial Projections:

		Earnings Per Share
Scenario	2011E	2012E	2013E	2014E	2015E
Status Quo Financial Projections	$(0.20)	$(0.13)	$(0.15)	$(0.07)	$(0.00)
Growth/Recapitalization Financial Projections with Pubs	$(0.25)	$(0.16)	$0.03	$0.48	$0.59
Growth/Recapitalization Financial Projections without Pubs	$(0.25)	$(0.16)	$(0.07)	$0.13	$0.34
Accretion / Dilution
Growth/Recapitalization Financial Projections with Pubs	$(0.05)	$(0.02)	$0.18	$0.55	$0.59
Growth/Recapitalization Financial Projections without Pubs	$(0.05)	$(0.03)	$0.08	$0.20	$0.34

  Net Impact to Non-Participating GCFB Shares

        Madison Williams performed an analysis of the net impact of the contemplated transactions to the holders of our shares other than DHW and its affiliates. To understand the net impact, Madison Williams compared the difference between the effective share price of the common stock repurchase from DHW and the effective share price of the preferred stock to be issued to the investor. In determining the effective share price of the common stock repurchase transaction, Madison Williams compared the approximately $7.0 million of proceeds in consideration for the 3,000,000 shares repurchased with the present value of the $300,000 annual rent concession. Using a 20 year term on the rent leases and a 7.5% discount rate, the present value of the rent relief was determined to be approximately $3.1 million, resulting in an effective net consideration to DHW for the repurchase of

3,000,000 shares of approximately $4.0 million or $1.33 per share. This represents an approximate 24.9% discount to the then-current market price of $1.77 as of December 21, 2010.

        In determining the effective share price of the preferred stock to be issued, Madison Williams adjusted the investor's $9.0 million investment for the fees to be received by the investor at transaction close and the present value of quarterly cash dividends to be received through December 31, 2013. Inclusive of the additional shares to be earned by the investor through quarterly in-kind dividends (assuming a stock price of $1.50), Madison Williams calculated an effective purchase price per share of $1.17.

        Comparing the effective share price received by DHW for the sale of its 3,000,000 shares of our company's common stock and the effective price per share paid by the investor for its newly issued convertible preferred stock, Madison Williams determined that there was a $0.16 difference per share or $480,000 in aggregate. When considering this difference across the approximately 4.4 million non-participating shares, Madison Williams calculated net dilution of $0.11 per non-participating share, which was equivalent to 6.2% of the then-current market price of $1.77 as of December 21, 2010. Madison Williams considered the effect of this dilution relative to the direct and indirect financial benefits of the contemplated transactions to the non-participating shares overall, and these factors were taken into account by Madison Williams in rendering its fairness opinion.

  Compensation to Madison Williams

        Under the terms of our engagement letter with Madison Williams, we paid Madison Williams a total fee of $157,500. We have agreed to indemnify Madison Williams against certain liabilities in connection with its engagement, other than liabilities determined by a court to have resulted primarily from gross negligence, bad faith or willful misconduct.

Interests of Our Directors and Executive Officers in the Transactions

        As of [record date], 2011, our directors and executive officers beneficially owned and were entitled to vote 5,149,253 shares of our common stock, representing approximately                         percent of our outstanding common stock. Of such shares, 4,776,707 shares, or                         percent of our outstanding common stock, were beneficially owned by DHW and its affiliates. The two owners and officers of DHW, Donald A. Dunham, Jr. and Charles Hey, serve on our board of directors.

        Steven J. Wagenheim, our current President and Chief Executive Officer, has agreed to execute a contingent amendment and restatement of his employment agreement with our company that will become effective upon closing of the transactions. This amended and restated agreement will provide for Mr. Wagenheim's new position as President and Founder of our company. It will clarify that the consummation of the transactions contemplated by Proposals No. 1 and 2 set forth herein does not constitute a "Change in Control" under his employment agreement. It will also specify that Mr. Wagenheim is eligible for annual incentive compensation and would receive $140,000 in annual incentive compensation for 2011 assuming performance at target across each of four applicable performance metrics (sales, income before occupancy, general and administrative expense less stock option expense, and earnings per share less stock option expense and exit costs).

        The board of directors intends to pay fees to independent board members and the chairman of the board in connection with the consideration and negotiation of the transactions. In addition, the board of directors intends to (a) modify certain options to purchase 5,000 shares of our common stock held by our non-employee directors to provide for vesting after departure from the board and (b) grant new options to purchase 5,000 shares of common stock to our resigning non-employee directors in place of the non-employee director options that would have been awarded to them during 2011 the normal course, and (c) provide that each of the forgoing options vests in full upon the closing date, in each case to compensate these individuals for the forfeitures of stock options or right to receive stock options due to their planned resignations in connection with the transactions.

        Each of our directors and executive officers has indicated his present intention to vote, or cause to be voted, the shares of common stock beneficially owned by him "FOR" approval of Proposals No. 1, 2 and 3.

Voting Agreement

        Also in connection with the entry into the stock purchase agreement and stock repurchase agreement, we entered into a voting agreement with DHW and its affiliates, as well as certain of our directors and executive officers acting as shareholders of our company. Pursuant to the voting agreement, these shareholders will vote their shares of our common stock (which represent, in the aggregate, approximately        % of our outstanding common stock as of [record date], 2011) in favor of Proposals No. 1, 2 and 3 in this proxy statement. Each shareholder also appointed Joel C. Longtin and Steven J. Wagenheim, or each of them individually, as his, her or its proxies and attorneys-in-fact to vote for such approval at the shareholder meeting. The voting agreements terminate upon the earlier of (i) the termination of the stock purchase agreement and stock repurchase agreement or (ii) the closing of the transactions.

Regulatory Approvals

        In connection with the transactions, we may be required to obtain approvals and permits from federal and state agencies regulating our sale of alcoholic beverages and brewing of beer in order to maintain our licenses for those activities. The process of obtaining those approvals or permits is in process as of the date hereof. In addition, the issuance of preferred stock to CDP will be exempt from registration under Rule 506 promulgated under the Securities Act of 1933.

No Dissenters' Rights

        Under the Minnesota Business Corporation Act, shareholders are not entitled to exercise dissenters' rights in connection with the transactions.

Expected Benefits of the Transactions

        Our board of directors is recommending the transactions to our shareholders for a number of reasons. We expect that the transactions will improve our capital position and finance our growth, and the partnership with CDP will create growth opportunities for our company. The principals of CDP and its affiliated CIC funds are private equity investors with experience in managing, investing in, and financing restaurant companies. The new members of management and the new directors who would join us upon the closing of the transactions are sophisticated individuals that bring significant public company experience in the restaurant industry. At the same time, CDP's investment was conditioned on becoming our controlling shareholder, and so the stock repurchase transaction with DHW allows CDP to accomplish that goal and provides an exit for DHW. We believe that our company can grow and deliver long-term value to our shareholders with the association and backing of CDP and its affiliates.

Effects of Issuance of Preferred Stock on Rights of Granite City Shareholders

        In connection with Proposal No. 1, we intend to issue shares of Series A Convertible Preferred Stock. The powers, preferences, rights and limitations of such series will be as set forth in the certificate of designation which appears as Appendix B to this proxy statement. This preferred stock will have preference over the common stock in the event of an involuntary or voluntary liquidation or dissolution of our company, and we are obligated to pay 9% dividends on the preferred stock through 2013, one-half of which is in the form of common stock, which will further dilute existing shareholders.

The consent of at least a majority of the preferred will be required for us to authorize stock on a parity with or preferential to the preferred to adversely amend the rights of the preferred, or to make a material acquisition of another company or sale of substantially all our assets. The existence of this preferred stock, especially held by a controlling shareholder, may delay, deter or prevent takeover attempts and other changes in control of our company, which may prevent our other shareholders from realizing a premium over the then-prevailing market price of our common stock and may depress the price of our common stock.

        Finally, each share of Series A Convertible Preferred Stock is convertible into two shares of our common stock, at the holder's option, until a full, automatic conversion on December 31, 2014. The issuance of common stock upon discretionary or automatic conversion will cause significant dilution to other shareholders. See "Proposal No. 1: Series A Preferred Stock" and the certificate of designation which appears as Appendix B to this proxy statement.

Consequences if the Transactions are Not Approved by Granite City Shareholders

        The transactions are conditioned on shareholder approval, including approval by a majority of our shares not owned by DHW and its affiliates present in person or by proxy at the meeting. If our shareholders do not approve Proposals No. 1 and 2, the stock purchase agreement and the stock repurchase agreement will terminate.

        If the transactions are not approved, our company will not receive the expected benefits of the transactions discussed above, including the debt financing and opportunities associated with partnering with CDP and the benefits of its experience in our industry. In addition, if the stock purchase agreement is terminated because shareholder approval is not obtained, we will be required to pay a termination fee equal to either $100,000 and 200,000 shares of common stock or $200,000, at CDP's option. We will also continue to be responsible for our transaction costs, including our legal fees and the fees paid in connection with the fairness opinion obtained in connection with the transactions, as well as the consulting fees paid to CDP Management. However, we will not be required to pay CDP the cash transaction fee of $485,000 and CDP's reasonable expenses incurred if we do not close the transaction solely due to the failure to obtain shareholder approval. Finally, we believe that not obtaining shareholder approval is likely to have an adverse effect on the trading price of our common stock, which has traded up from a closing price of $1.905 per share immediately preceding public announcement of the proposed transactions to an average per share price of $            during the 30 trading-day period ended [record date], 2011.

Management and Operation of Granite City after the Transactions

        Following the transactions described in Proposals No. 1 and 2, we will continue to operate our present business; however, significant management changes will result.

        Changes In Officers.    Following the transactions, Steven J. Wagenheim, our chief executive officer and a founder of our company, will continue as our president and founder and will remain a director of our company. Robert J. Doran will succeed Mr. Wagenheim as our full-time chief executive officer. Dean S. Oakey will be elected our chief concept officer and become a full-time employee. James G. Gilbertson will continue as our chief financial officer and Darius H. Gilanfar will continue as our chief operating officer.

        Prior to closing the transactions, Granite City has agreed to enter into executive employment agreements with Robert J. Doran and Dean S. Oakey.

        In addition, Steven J. Wagenheim, our current President and Chief Executive Officer, has executed a contingent amendment and restatement of his employment agreement with our company that will become effective upon closing of the transactions. This amended and restated agreement serves to address Mr. Wagenheim's new position as President and Founder of our company. It also clarifies that the consummation of the transactions contemplated by Proposals No. 1 and 2 set forth herein does not constitute a "Change in Control" under his employment agreement.

        Changes In Board Composition.    Following the transactions, we expect that the number of directors on the board of directors will be increased from seven to eight persons. It is expected that five of our incumbent directors will resign, and Mr. Wagenheim will remain on our board. CDP has proposed the following successors: Fouad Z. Bashour, Robert J. Doran, Michael S. Rawlings, Louis M. Mucci, and [one additional member]. Fouad Bashour will serve as the chairman of our board.

        The following information has been supplied by the prospective new board members:

        Fouad Z. Bashour, 35, is a partner of CIC Partners. Prior to joining CIC Partners in 1999, he was an associate at The Boston Consulting Group, where he advised companies in business strategy and operations. Mr. Bashour currently serves as a director and a compensation committee member of Red Mango, Inc., a privately held company engaged in franchising one of the leading all natural frozen yogurt and smoothie concepts and Schuepbach Energy LLC, a privately held company engaged in international exploration and development of energy reserves. During the last five years, Mr. Bashour has previously served as a director of Bagby Energy Holdings, LP, Triumph Pacific Oil and Gas Company, Buffet Partners, L.P. (doing business as Furr's) and GreenLeaf Auto Recyclers LLC, where he served as co-chairman. Mr. Bashour brings business strategy consulting, capital market and private equity experience to our board.

        Robert J. Doran, 64, has been a Managing Partner of CDP Management Partners, LLC, a merchant banking firm focusing on principal investments and consulting in the restaurant, food processing, and retail industries, since April 2010. He is the founder of Doran Consulting, a niche consulting group specializing in executive coaching since 1999. Mr. Doran was employed with McDonald's Corporation from January 1967 to March 1999 serving in a variety of regional director and vice president positions, most recently as Executive Vice President of McDonald's USA. Mr. Doran currently serves on the board of directors of Hawaii Development Company and McDonald's of Hawaii. Mr. Doran brings business consulting, executive leadership and extensive multi location restaurant experience to our board.

        Michael S. Rawlings, 56, has been Managing Partner of CIC Partners since 2004. From 1997 to 2003, he was President of Pizza Hut, Inc. Before joining Pizza Hut, he was CEO of DDB Needham Dallas Group (formerly Tracy-Locke), the largest marketing communications agency in the Southwest, whose clients have included Frito-Lay, Pepsi, GTE and American Airlines. Mr. Rawlings currently serves as Chairman and Acting CEO of Legends Hospitality Management, LLC, Chairman of River Point Farms and as a director of Adams Produce Company, LLC and Adina for Life, Inc. During the last five years he has served as a former director of Ace Cash Express, Inc., Buffet Partners L.P., Quizno's, Signstorey and Vertis, Inc. Mr. Rawlings serves as the City of Dallas Park and Recreation Board President and formerly served as Dallas's Homeless Czar, a position to which he was appointed by the Mayor of Dallas, and he has also served as Chairman for the Dallas Convention & Visitors Bureau. In addition, he is on the Board of Trustees at Jesuit College Preparatory and has been an active lecturer at many universities, as well as an adjunct professor at Southern Methodist University. Mr. Rawlings brings restaurant operations and leadership, marketing and communications and private equity experience to our board.

        Louis M. Mucci, 69, has served as an advisor to the board of directors of Ruby's Tequilas, a restaurant company since June 2007. From February 2007 until June 2009, Mr. Mucci was a senior advisor to SMH Capital Corp., an investment banking group. He held the position of Chief Financial Officer at BJ's Restaurants, Inc. and served on that company's board of directors from May 2002 until September 2005. Mr. Mucci also served as an advisor to the board of directors of BJ's Restaurants until December 31, 2008. He retired from PricewaterhouseCoopers LLP in 2001 after 25 years as a partner with the firm. Mr. Mucci's most recent position at PricewaterhouseCoopers was Chairman of the West Coast Retail Group. Mr. Mucci has served on the board of directors of Build-A-Bear Workshop, Inc. since November 2004. Mr. Mucci is also the "audit committee financial expert" at Build-A-Bear Workshop, Inc. Mr. Mucci obtained extensive financial and accounting expertise while serving as a partner of an independent accounting firm. During his tenure as Chief Financial Officer of BJ's Restaurants, Inc., he gained additional financial and accounting expertise in addition to store operations, human resources, workers compensation, insurance, corporate administration, and strategic planning experience. In addition, given his experience with other consumer-focuses businesses, Mr. Mucci brings valuable insights and perspectives regarding financing and operation to our board.

Ownership of Shares after the Transactions

        The issuance of preferred stock to CDP pursuant to the stock purchase agreement, even when combined with the repurchase of common stock from DHW pursuant to the stock repurchase agreement, will have a dilutive effect on our existing shareholders' percentage ownership interest and voting power in our company. Assuming no changes in our outstanding shares of common stock after [record date], 2011, other than the preferred stock issuance and common stock repurchase, the beneficial owners of 100 percent of our common stock before the transactions will beneficially own approximately             percent of our common stock immediately after the transactions.

        The following table sets forth (1) the actual beneficial ownership of our common stock by DHW, CDP, our directors and executive officers as a group, and each person we know to beneficially own 5% or more of our common stock as of [record date], 2011, and (2) the pro forma beneficial ownership of such persons assuming the transactions were to have closed on that date. The information set forth below is adjusted to give effect to the changes in the identity of our directors and executive officers associated with the transactions. To our knowledge, DHW and Messrs. Dunham and Hey have each entered into a voting agreement with our company pursuant to which it or he has, among other things, agreed to vote all shares of our common stock that it or he beneficially owns to approve Proposals No. 1, 2 and 3. The information set forth in the following table is also premised on there being no changes in our outstanding shares of common stock after [record date], 2011, other than the preferred stock issuance and common stock repurchase. Furthermore, no effect is given for the issuance of any common stock that may be issuable as dividends to CDP for the period following closing through December 31, 2013.

	Beneficial Ownership Pre-Closing(1)		Beneficial Ownership Post-Closing(1)
	Number of Shares	Percent	Number of Shares	Percent
DHW(2)	4,666,666	%	1,666,666	%
Donald A. Dunham, Jr.(3)	4,776,707	(4)%	1,776,707	%
Charles J. Hey(5)	4,687,687	(6)%	1,687,687	%
Concept Development Partners LLC	0	0%	6,000,000	(7)%
Robert J. Doran	0	0%	6,000,000	(7)%
Dean S. Oakey	0	0%	6,000,000	(7)%
Our directors and executive officers as a group(8)	5,149,253	(9)%	6,271,943	(10)%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Securities "beneficially owned" by a person may include securities owned by or for, among others, the spouse, children, or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of [record date], 2011.

(2)
DHW has entered into a stock pledge agreement with each of Great Western Bank, CorTrust Bank and Dacotah Bank (collectively, the "Lenders"), each dated October 5, 2009, pursuant to which DHW has pledged 2,916,666 shares to Great Western Bank, 1,166,666 shares to CorTrust Bank and 583,333 shares to Dacotah Bank as collateral under its loan arrangements with the Lenders. Upon a default under such loan arrangements by DHW, the Lenders may exercise control over their respective portion of the shares, including exercising the right to vote and/or dispose of such portion of the shares. The address of this shareholder is 230 S. Phillips Avenue, Suite 202, Sioux Falls, SD 57104. DHW also has entered into the stock repurchase agreement described in, and subject to shareholder approval of, Proposal No. 2.

(3)
Mr. Dunham may be deemed to be the indirect beneficial owner of the securities held by DHW. The number of shares reported in this proxy statement as beneficially owned by Mr. Dunham includes the 4,666,666 shares held by DHW. The address of this shareholder is 230 S. Phillips Avenue, Suite 202, Sioux Falls, SD 57104.

(4)
Includes 64,097 shares purchasable upon the exercise of warrants held by Mr. Dunham, DCM and DEM, two entities controlled by Mr. Dunham.

(5)
Mr. Hey may be deemed to be the indirect beneficial owner of the securities held by DHW. The number of shares reported in this proxy statement as beneficially owned by Mr. Hey includes the 4,666,666 shares held by DHW. The address of this shareholder is 1 South Pintail Place, Sioux Falls, SD 57105.

(6)
Includes 21,021 shares purchasable upon the exercise of warrants.

(7)
Represents shares issuable upon conversion of preferred stock.

(8)
Pre-closing this group consists of Milton D. Avery, Donald A. Dunham, Jr., Darius H. Gilanfar, James G. Gilbertson, Brian K. Gramm, Charles J. Hey, Joel C. Longtin, David A. Timpe, Monica A. Underwood and Steven J. Wagenheim. Post-closing this group consists of Fouad Z. Bashour, Robert J. Doran, Darius H. Gilanfar, James G. Gilbertson, Joel C. Longtin, Louis M. Mucci, Michael S. Rawlings, Monica A. Underwood and Steven J. Wagenheim.

(9)
Includes 88,048 shares purchasable upon the exercise of warrants and 201,406 shares purchasable upon the exercise of options within 60 days of [record date], 2011. Also includes securities held by DHW, Brewing Ventures LLC, Avery Brothers, LLC and Mr. Longtin's spouse's IRA.

(10)
Includes 2,930 shares purchasable upon the exercise of warrants, 201,406 shares purchasable upon the exercise of options within 60 days of [record date], 2011, and 6,000,000 shares issuable upon conversion of preferred stock. Includes securities held by CDP, Brewing Ventures, LLC and Mr. Longtin's spouse's IRA.

Listing of Granite City Common Stock

        Following the transactions, we expect that our common stock will continue to trade on the NASDAQ Capital Market under the symbol "GCFB".

Financial Statements

        Audited financial statements have been filed with the SEC as part of our Annual Report on Form 10-K for the fiscal year ended December 29, 2009 and are incorporated by reference herein. See "Where You Can Find More Information." Representatives of our independent public accountants, Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. are expected to be present at the special meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

 Accounting and Tax Consequences

        Our ability to use our net operating loss carryforwards ("NOLs") and tax credits will be limited if, as we expect, the CDP transaction results in an "ownership change" as defined in Section 382 of the Internal Revenue Code of 1986, as amended. It is also possible that a portion of our tax basis deductions would be limited if such an ownership change were to occur. For 2009 tax reporting purposes, we had approximately $36.4 million of federal NOLs available to offset future income and $2.1 million of tax credits to offset future taxes. The use of a portion of these NOLs and credits is already limited under Section 382 as a result of "ownership changes" that occurred in October 2009. As a result of the October 2009 transaction, approximately $27.8 million of the NOLs will not be able to be utilized before they expire and approximately $1.9 million of the tax credits will not be able to be utilized before expiration. If the CDP transaction occurs, it will further limit the previously unlimited NOLs and tax credits.

        Due to the ownership change we expect to incur in the CDP transaction, our future period tax liability would be greater than it would otherwise have been in the absence of such ownership change and, accordingly, could adversely impact our future period cash flows. Limitations pertaining to the use of our NOLs and tax credits could also result in the statutory expiration of a portion of those NOLs and credits prior to use.

PROPOSAL NO. 1

APPROVAL OF STOCK PURCHASE AGREEMENT AND
RELATED ISSUANCE OF PREFERRED STOCK

Overview

        This section of the proxy statement describes the proposed stock purchase agreement that has been entered into by our company and CDP, but does not include all the information that a shareholder may wish to know or should know. Significant additional information regarding the proposed issuance of preferred stock appears above under the caption "Introduction to Proposal No. 1 and Proposal No. 2." The stock purchase agreement and related certificate of designation are attached to this proxy statement as Appendix A and Appendix B, respectively. We urge you to read those documents and the other portions of this proxy statement in their entirety.

        If the stock purchase agreement and the related issuance of preferred stock is approved by the holders of a majority of our shares of outstanding common stock, including a majority of the shares not owned by DHW or its affiliates present in person or by proxy at the meeting, we intend to sell, subject to the conditions of the stock purchase agreement, 3,000,000 shares of convertible preferred stock to CDP.

        We are seeking shareholder approval of Proposal No. 1 because our common stock is listed on the NASDAQ Capital Market. NASDAQ Stock Market rules require us to seek shareholder approval in the case of a change of control as defined under NASDAQ Listing Rules and because our sale of preferred stock may involve the issuance of securities convertible into more than 20% of our common stock outstanding prior to our sale of the preferred stock at a price that may be less than the greater of book or market value of our common stock. In addition, because the transactions contemplated by the stock purchase agreement will fund our repurchase of 3,000,000 shares of common stock owned by DHW (see Proposal No. 2), our board of directors (excluding Donald A. Dunham, Jr. and Charles J. Hey, who have recused themselves from board actions concerning the stock purchase agreement and the stock repurchase agreement) is requiring that the transactions be approved by a majority of the outstanding shares of common stock not owned by DHW or its affiliates present in person or by proxy at the meeting.

        Pursuant to this Proposal No. 1, we are seeking shareholder approval of the stock purchase agreement, as it may be amended from time to time, and the related issuance of preferred stock to CDP.

Stock Purchase Agreement

        The securities purchase agreement contains various representations and warranties of the parties, limitations on the conduct of our business before closing, prohibitions against the solicitation of other offers, various conditions to closing, termination provisions, termination fees and other terms and conditions. The following paragraphs describe such provisions but these descriptions are qualified in their entirety by reference to the stock purchase agreement which appears as Appendix A to this proxy statement.

  Representations and Warranties of CDP

        The stock purchase agreement, which we sometimes refer to in this section as the agreement, contains customary representations and warranties of CDP relating to, among other things:

  •
  corporate organization and qualification;

  •
  corporate authority and board approval;

  •
  exemptions from the securities laws and related representations;

  •
  current ownership of our stock;

  •
  its financial capability to engage in the transactions;

  •
  no brokers or finders; and

  •
  the restrictions on transfer of the shares.

  Representations and Warranties of Granite City

        The stock purchase agreement contains customary representations and warranties of our company relating to, among other things:

  •
  corporate organization and qualification, including the organization and qualification of our subsidiaries;

  •
  corporate authority and board approval;

  •
  capital structure;

  •
  absence of conflicts and required filings and consents;

  •
  reports filed with the SEC and our financial statements and the absence of undisclosed liabilities;

  •
  absence of certain changes since September 28, 2010;

  •
  litigation;

  •
  intellectual property;

  •
  tax status;

  •
  absence of materially adverse contracts;

  •
  transactions with affiliates;

  •
  permits;

  •
  environmental matters;

  •
  real property;

  •
  the Investment Company Act;

  •
  brokers;

  •
  registration rights;

  •
  registration of our common stock;

  •
  labor relations;

  •
  insurance;

  •
  employee benefits plans;

  •
  disclosure;

  •
  disclosure controls; and

  •
  distribution determination.

  Conduct of Our Business Before Closing

        Subject to certain exceptions, during the period from the signing of the agreement until the closing or the termination of the agreement:

  •
  We will carry on our business in substantially the same manner as before the signing of the agreement, and use our reasonable commercial efforts to retain our current officers and employees and preserve relationships with customers, suppliers, licensors, governmental entities, licensees, distributors and others having business dealings with us, in each case consistent with past practice.

  •
  We have agreed that we and our subsidiaries will not, without CDP's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), or as set forth on the disclosure schedule:

  •
  pay dividends, split or reclassify our capital stock, or purchase or redeem our securities;

  •
  issue our stock or rights, warrants, or options for our capital stock, with certain exceptions;

  •
  amend our articles of incorporation or bylaws;

  •
  acquire or agree to acquire a business or material assets;

  •
  sell or encumber any of our properties or assets, except in the ordinary course of business consistent with past practice;

  •
  incur any indebtedness or make any loans;

  •
  make or incur any capital expenditure, except in the ordinary course of business consistent with past practice;

  •
  make changes regarding tax or accounting matters;

  •
  except to the extent permitted by the agreement (as described under "Acquisition Proposals," below), waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which we are a party;

  •
  adopt a plan of dissolution, restructuring, recapitalization or reorganization;

    •
    enter into any new collective bargaining agreement;

    •
    change any accounting principle used, except as required by applicable laws or generally accepted accounting principles;

    •
    settle or compromise any material litigation;

    •
    except for as provided, enter into or amend employment arrangements or grant any stock options or stock awards;

    •
    cancel any debts or waive any claims or rights of substantial value;

    •
    except for as provided, enter into contracts not in the ordinary course of business that would require us to expend more than $200,000 individually or $500,000 in the aggregate in any fiscal year, or modify or terminate obligations;

    •
    except as permitted by the agreement (as described under "Acquisition Proposals," below), agree, authorize or commit to do any of the foregoing or any action or fail to take any action which would result in any of CDP's closing conditions not being satisfied or that would reasonably be expected to result in a material adverse effect, as defined in the stock purchase agreement; or

    •
    authorize any of, or commit or agree to take any of, the foregoing actions.

  Acquisition Proposals

        We have agreed that we will not, and we will use reasonable commercial best efforts to cause our representatives not to, directly or indirectly:

  •
  solicit, initiate or knowingly take any action to facilitate or encourage any acquisition proposal, as defined below;

  •
  enter into, or participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any acquisition proposal; or

  •
  enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement with respect to any acquisition proposal or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by our agreement with CDP or breach our obligations under such agreement or propose or agree to do any of the foregoing.

        We also agreed to cease, and use commercially reasonable efforts to cause our representatives to cease, all discussions and negotiations with other parties that were commenced before entry into the agreement, and require such parties to return or destroy all confidential information furnished to them.

        Notwithstanding these prohibitions, if we receive a superior proposal, as defined below, or an unsolicited acquisition proposal, and our board of directors determines in good faith, after consultation with its outside counsel, that such acquisition proposal is reasonably likely to lead to a superior proposal and the failure to take any action would be reasonably likely to result in a breach of our board of directors' fiduciary duties, it may, after promptly notifying CDP, take the following actions:

  •
  furnish information about our company to the third party making the acquisition proposal, provided we enter into a customary confidentiality agreement with the third party; and

  •
  participate in discussions or negotiations with the third party regarding its proposal.

        In addition, we have agreed to promptly (within 48 hours) provide to CDP a written summary of the material terms of any acquisition proposal and keep CDP reasonably informed of any material changes to the terms and conditions thereof. We will also promptly (within 48 hours) notify CDP of any request for information or discussions by a third party considering making an acquisition proposal.

        We have agreed to prepare and send this proxy statement and to call, hold and convene a meeting of our shareholders promptly after entry into the agreement. Our independent directors agreed to unanimously recommend to our shareholders the approval of the issuance of 3,000,000 shares of convertible preferred stock to CDP (this proposal) and the repurchase of 3,000,000 shares of our common stock from DHW (See Proposal No. 2).

        We further agreed that our independent directors and the committees of our board would not:

  •
  except as permitted by the agreement, withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to CDP, the approval or recommendation of Proposals No. 1 and 2;

  •
  cause or permit our company to enter into any alternative acquisition agreement providing for the consummation of a transaction contemplated by an acquisition proposal; or

  •
  except as permitted by the agreement, approve, recommend, or propose publicly to approve or recommend any acquisition proposal.

        Notwithstanding these obligations, at any time prior to obtaining shareholder approval, our board of directors may withdraw, qualify or modify or propose publicly to withdraw, qualify or modify its approval of the transactions or recommend any superior proposal if it determines in good faith, after consultation with outside counsel, that failure to do so would reasonably be expected to result in a breach of its obligations under applicable law. However, our board of directors may change its recommendation only after delivering a notice to CDP advising it that the board intends to change its recommendation, specifying the terms of the superior proposal, identifying the party making the superior proposal, and waiting three business days, during which the board shall continue to negotiate in good faith with CDP so that such acquisition proposal may cease to constitute a superior proposal. If material changes are made to the superior proposal during that three-day period, our board of directors will be required to deliver a new notice to CDP and a new two-day notice period, along with the other requirements discussed above, will apply.

        Our board of directors is not, however, prohibited from taking and disclosing to our shareholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or making other disclosures to our shareholders if, in the good faith judgment of our board of directors after consulting with outside legal counsel, failure to so disclose is reasonably likely to result in a breach of its fiduciary duties to our shareholders under applicable law. However, a recommendation that our shareholders tender securities in connection with a tender or exchange offer or other approval of an acquisition proposal shall be made only after a change in company recommendation, as discussed in the preceding paragraph, and such disclosure shall be deemed to be a change in company recommendation unless the board of directors expressly reaffirms its recommendation in favor of CDP at CDP's request.

        "Acquisition proposal," under the stock purchase agreement, means (i) any proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving our company or (ii) any proposal or offer to acquire in any manner, directly or indirectly, over 10% of the equity securities or consolidated total assets (including, without limitation, equity securities of our subsidiaries) of our company, in each case other than the transactions contemplated by the agreement.

        "Superior proposal" means any bona fide written acquisition proposal made by a third party and not solicited in violation of the agreement, to acquire more than 50% of the equity securities or more than 50% of the assets of our company and its subsidiaries, taken as a whole, pursuant to a tender or exchange offer, a merger, a recapitalization, a consolidation or a sale of its assets, which our board of directors determines in its good faith judgment (after consultation with its financial advisor) (i) to be more favorable from a financial point of view to our shareholders than the transactions contemplated by the stock purchase agreement and (ii) is reasonably capable of being completed on the terms proposed therein, after taking into account the likelihood and timing of completion (as compared to the transactions contemplated by the agreement) and after taking into account all financial (including the financing terms of such acquisition proposal), regulatory, legal and other aspects of such proposal.

  Reasonable Best Efforts; Access to Information; Confidentiality

        We and CDP have agreed, in each case subject to restrictions of applicable law, to cooperate and use our reasonable best efforts to consummate and make effective the transactions contemplated under the stock purchase agreement and the related agreements, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the transactions. We and CDP have the right to review in advance, and to the extent practicable will consult each other on, the information relating to the other party in such filings.

        We and CDP have also agreed to:

  •
  furnish the other party with information concerning itself, its directors, officers, shareholders and such other matters as may be reasonably necessary in connection with any statements;

  •
  keep the other apprised of the status of matters related to the completion of the transactions, and give prompt notice of any change that is reasonably likely to result in a material adverse effect or prevent, materially delay or materially impair the consummation of the transactions; and

  •
  upon reasonable notice, we will, and cause each of our subsidiaries to, afford to CDP's representatives, reasonable access during normal business hours during the period prior to the closing to our properties, books, contracts, records and personnel and furnish promptly to CDP all information concerning our business, properties and personnel as may reasonably be requested.

        We and CDP also agreed to treat all our discussions and information we have furnished to CDP as confidential, with disclosure only (i) to representatives of CDP who need to know such information for purposes of evaluating the transactions at hand or (ii) with our written consent, for two years from the date of the stock purchase agreement.

  Indemnification and Insurance

        We and CDP have each agreed, subject to certain dollar thresholds and an indemnity cap for aggregate losses of $2,500,000, to indemnify, defend and hold harmless the other party and its affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons to the fullest extent permitted by law from and against any and all losses, claims, or written threats thereof, damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred) or other liabilities resulting from or arising out of any breach of our company's representation or warranty, covenant or agreement under the stock purchase agreement or the other transaction documents, except for those related to a claim or action by our company against any indemnified party for the breach (or alleged breach) of the agreement or related documents by such party.

        Furthermore, we have agreed that to the extent a CDP-affiliated party is entitled to indemnity, the Company and CDP shall consider the fact that CDP has an ownership interest in the Company and will bear a portion of the burden of any indemnification payment by the Company to CDP.

        For so long as CDP beneficially owns (as defined in Rule 13d-3 promulgated under the 1934 Act) the preferred shares or common stock issued on conversion thereof, we will use our best efforts and, where applicable, shall cause each of our subsidiaries to maintain or cause to be maintained with financially sound and reputable insurers that have a rating of "A-" or better as established by Best's Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use), directors' liability insurance providing at least the same coverage and amounts and containing terms and conditions which are not less advantageous in any material respect than the directors' liability insurance maintained by our company as of the closing date.

  Other Agreements

        Under the stock purchase agreement, we have also agreed to:

  •
  To use our best efforts to maintain the listing of our common stock on the NASDAQ Capital Market or any equivalent or replacement exchange;

  •
  Repurchase 3,000,000 shares of our common stock from DHW pursuant to the terms of the Stock Repurchase Agreement with DHW (see Proposal No. 2), and not to materially amend or consent to any material provision of the stock repurchase agreement without CDP's consent; and

  •
  Purchase the Troy Property (see Proposal No. 2).

  Conditions to Closing

        The obligations of both parties under the stock purchase agreements are subject to the satisfaction or mutual waiver on or prior to the closing date of the following conditions:

  •
  Approval by our Shareholders.  Both the stock purchase agreement and the stock repurchase agreement must have been approved by both (1) a majority of the voting power of our outstanding shares and (2) a majority of the shares not owned by DHW and its affiliates present in person or by proxy at the meeting; and

  •
  No Restraints.  No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any governmental entity or other legal restraint or prohibition preventing, or rendering illegal, the consummation and performance of the agreement shall be in effect; provided, however, that prior to asserting this condition, we shall have used reasonable best efforts to prevent the entry of any such injunction or other order, to have any such order or injunction lifted or withdrawn, and to appeal as promptly as practicable any such injunction or other order that may be entered;

        In addition to the above, our obligation to issue the shares to CDP at closing is subject to the satisfaction or waiver on or prior to the closing date of the following additional conditions:

  •
  Execution of Transaction Documents and Payment.  CDP shall have executed and delivered the transaction documents and paid us $9,000,000;

  •
  Representations and Warranties.  The representations and warranties of CDP shall be true and correct in all material respects as of the date when made and as of the closing date as though made at that time (except for representations and warranties that speak as of a specific date);

  •
  Performance of Obligations.  CDP shall have performed, satisfied and complied in all material respects with its covenants, agreements and conditions required by the agreement to be performed, satisfied or complied with by it at or prior to the closing;

  •
  Credit Facility.  The credit facility shall have been signed, closed, and the proceeds available thereunder shall have been made available to draw down; and

  •
  Execution of Ancillary Agreements.  CDP shall have executed and delivered the ancillary agreements to which they are a party.

        In addition to the above, CDP's obligation to purchase the shares at closing is subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

  •
  Delivery of Transaction Documents and Stock Certificate.  We must have executed and delivered the stock purchase agreement, the stock repurchase agreement, and the registration rights agreement to CDP, as well as a stock certificate representing the shares duly executed by the appropriate officers of our company, and have obtained all material consents required to complete the transaction;

  •
  Execution of Ancillary Agreements.  The applicable parties must have executed and delivered the ancillary agreements;

  •
  Performance of Agreements.  The parties other than CDP shall have performed, satisfied and complied in all material respects with their covenants, agreements and conditions required by the stock repurchase agreement, the lease restructuring and option agreement, the voting agreement and irrevocable proxy, and the lock-up agreements;

  •
  Financing.  CDP shall have arranged for the credit facility;

  •
  Due Diligence.  CDP shall have completed its due diligence and the results shall be acceptable to it;

  •
  Filing of Certificate of Designation.  We shall have provided evidence to CDP of the filing of the Certificate of Designation of the preferred stock with the Secretary of State of the State of Minnesota;

  •
  Landlord Lease Reductions.  We shall have secured the permanent rent reductions of $250,000 per year referenced in the agreement;

  •
  Representations, Warranties and Covenants.  The representations and warranties of our company shall be true and correct in all material respects (provided, however, that such qualification shall only apply to representations or warranties not otherwise qualified by materiality) as of the date when made and as of the closing date as though made at such time (except for representations and warranties that speak as of a specific date), and we shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the agreement to be performed, satisfied or complied with by us, as applicable, at or prior to the closing date;

  •
  No Material Adverse Effect.  There shall have been no change in the assets, liabilities (contingent or otherwise), affairs, business, operations, prospects or conditions (financial or otherwise) of our company or its subsidiaries that would constitute a material adverse effect; and

  •
  Company Certificate.  We shall have delivered to CDP a certificate, signed by our chief executive officer and chief financial officer, as to our compliance with the representations, warranties and covenants hereunder.

  Termination

        The stock purchase agreement may be terminated at any time prior to closing, whether before or after approval by our shareholders:

  •
  by mutual written consent of our company and CDP;

  •
  by either party, if:

  •
  the closing has not occurred by July 31, 2011, which is referred to as the termination date, provided that such date may be extended up to December 31, 2011, except that this right to terminate the merger agreement is not available to any party that has breached in any material respect its obligations under the agreement in any manner that shall have proximately contributed to the failure of the transactions to close by such date;

  •
  if the conditions applicable to both parties under the stock purchase agreements have not been satisfied or waived; or

  •
  if any order permanently restraining, enjoining or otherwise prohibiting consummation of the transactions shall become final and non-appealable.

  •
  by our company, if:

  •
  prior to obtaining shareholder approval, our board of directors authorizes the company to enter into a binding written agreement for a transaction constituting a superior proposal, and CDP does not make an offer within two days that is at least as favorable, from a financial point of view, as the third-party offer (in the good faith determination of our board after consultation with its financial advisors); or

  •
  the conditions to our obligation to close have not been satisfied or waived, provided that we are not in breach of the agreement because our representations, warranties and covenants are not true and correct on that date.

  •
  By CDP, if:

  •
  our board of directors has effected a change in company recommendation or fails publicly to reaffirm its recommendation of the transactions within 20 business days of CDP's request to do so; or

  •
  if the conditions applicable to its obligation to close have not been satisfied or waived and such breach or condition is not curable by the termination date, provided that CDP is not in breach of this agreement because its representations, warranties and covenants are not true and correct on that date.

  Expenses and Break-Up Fees

        Upon the closing of the transactions, we have agreed to pay CDP a cash transaction fee of $485,000 plus its reasonable out-of-pocket expenses associated with the transactions and the ancillary agreements.

        Alternatively, if CDP terminates this agreement pursuant to the following, we have agreed to pay CDP its expenses up to $500,000 and a break-up fee in the amount of $500,000:

  •
  if we or CDP terminate this agreement because the closing has not occurred by the termination date, and we consummate an Acquisition Proposal within 12 months of such termination;

  •
  if we terminate this agreement because, prior to obtaining shareholder approval, our board of directors authorizes the company to enter into a binding written agreement for a transaction constituting a superior proposal, and CDP does not make an offer within two business days that is at least as favorable, from a financial point of view, as the third-party offer (in the good faith determination of our board after consultation with its financial advisors), and we consummate an Acquisition Proposal within 12 months of such termination; or

  •
  if CDP terminates this agreement because our board of directors has effected a change in company recommendation or fails publicly to reaffirm its recommendation of the transactions within twenty business days of CDP's request to do so; or

  •
  if CDP terminates this agreement because the conditions applicable to its obligation to close have not been satisfied or waived and such breach or condition is not curable by the termination date, provided that CDP is not in breach of this agreement because its representations, warranties and covenants are not true and correct on that date.

        Alternatively, if either we or CDP terminate this agreement because of the following, we have agreed to pay CDP its expenses equal to (i) $100,000 plus the issuance of 200,000 shares of our common stock or (ii) $100,000 immediately available funds and $100,000 payable without interest equally over 24 months, at CDP's sole option:

  •
  our shareholders do not approve the transactions; or

  •
  the lenders to our company under the credit facility or a commitment letter therefor withdraw their commitment.

        We will not be obligated to pay CDP any expenses or a termination fee if this agreement is terminated because of an order permanently restraining consummation of the transactions, if CDP terminates based on its due diligence, the landlord lease reductions are not received, or the conditions applicable to our performance have been satisfied or waived, provided that we are not in breach of the agreement because our representations, warranties and covenants are not true and correct on that date.

Credit Facility

        In connection with the transactions, we will also enter into a credit facility with [bank].

Series A Preferred Stock

        Overview.    Our amended articles of incorporation authorize our board of directors to issue, without any action by our shareholders, up to 10,000,000 shares of preferred stock, in any classes or series the board of directors determines, and to specify the rights, preferences and privileges of such shares. Subject to shareholder approval of this proposal, our board of directors intends to create and designate 3,000,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share (referred to in this section as the preferred stock). Shares of the preferred stock will have a stated value of $3.00 per share (the "stated value"). Certain terms of the certificate of designation for the preferred stock are summarized below. The following summary of rights, preferences, privileges and restrictions of the preferred stock is qualified in its entirety by reference to the certificate of designation for the preferred stock, a copy of which is attached to this proxy statement as Appendix B.

        Voting Rights.    The holders of the preferred stock will vote on an as-if-converted basis as a single class with the holders of common stock, except on matters adversely affecting them as a class. The consent of the holders of at least a majority of the outstanding preferred stock will be required to:

  •
  declare, or pay, or set apart for payment, any dividends (other than dividends payable in stock ranking junior to the preferred stock as to dividends and upon liquidation, dissolution or winding-up) or make any distribution in cash or other property on any other class or series of stock of our company ranking junior to the preferred stock either as to dividends or upon liquidation, dissolution or winding-up and will not redeem, purchase or otherwise acquire any shares of any such junior class or series if at the time of making such declaration, payment, distribution, redemption, purchase or acquisition we are in default with respect to any dividend payable on, or any obligation to retire shares of, the preferred stock;

  •
  authorize, create or issue, or increase the authorized or issued amount, of any class or series of stock ranking senior to the preferred stock as to payment of dividends or as to payment or distribution of assets upon the liquidation or dissolution of our company; or

  •
  amend, alter or repeal any of the provisions of our amended articles of incorporation, or the certificate of designation of the preferred stock, so as to adversely affect the preferences, rights, privileges or powers of the preferred stock.

  •
  acquire or agree to acquire another business or assets that would be material, in the aggregate, to our company; or

  •
  sell, lease, exchange or dispose of all or substantially all of our assets.

        Dividends.    The holders of the preferred stock will be entitled to receive cash dividends, out of funds legally available therefore, at a rate of 9% per share per year, through December 31, 2013. Dividends will be payable on September 30, December 31, March 31 and June 30 of each year. If we are unable to pay a dividend on a dividend payment date, the dividend shall be cumulative and shall accrue from and after the date of original issuance of the preferred stock, whether or not declared by our board of directors. Accrued dividends will bear interest at the rate of ten percent per year. We may not declare a cash dividend on any other class or series of stock ranking on a parity with, or junior to, the preferred stock as to dividends, unless we also declare and pay on the preferred stock any unpaid dividends.

        Dividends will be paid 50% in cash and 50% in shares of our common stock, valued at market price. Market price, as long as our stock is listed on the NASDAQ Capital Market, will mean the closing sale price averaged over a period of ninety (90) consecutive trading days prior to the date as of which market price is being determined.

        Liquidation.    In the event of an involuntary or voluntary liquidation or dissolution of our company, the holders of the preferred stock will be entitled to receive out of our assets an amount per share equal to the stated value, plus dividends unpaid and accumulated or accrued thereon, and any interest due thereon. We must make this payment to holders of the preferred stock before we make any payment or distribute any assets to the holders of our common stock or any other class of our shares raking junior to the preferred stock with respect to the payment upon dissolution or liquidation of our company.

        Optional Conversion to Common Stock.    The holders of the preferred stock may at any time prior to December 31, 2014 convert any or all of the shares of preferred stock into fully paid and non-assessable shares of common stock (or shares or units of any security into which our common stock is changed). Each share of preferred stock will be convertible into two shares of common stock.

        Automatic Conversion.    The preferred stock will automatically be converted into common stock on December 31, 2014.

        Anti-Dilution Provisions.    The rate at which shares of preferred stock may be converted to common stock will be adjusted from time to time in order to prevent dilution if we issue or sell any shares of common stock or securities convertible into or exercisable for common stock for a consideration per share less than the conversion price by means of broad-based weighted-average adjustments, except with respect to:

  •
  options, warrants or other rights outstanding on the date of the first issuance of the preferred stock (including options that are part of the option exchange program which is the subject matter of Proposal No. 3), provided that there is no adjustment to the terms of such options, warrants or other rights on or after the date of issuance of the preferred stock;

  •
  options to purchase shares of common stock and the issuance of awards of common stock pursuant to stock option or employee stock purchase plans adopted by our company and shares of common stock issued upon the exercise of such options granted pursuant to such plans; or

  •
  common stock issued to holders of the preferred stock upon conversion or as dividends.

  Other Preferred Stock

        In addition, our board of directors is empowered to establish, and to designate the name of, an additional class or series of preferred stock from the remaining 6,000,000 shares authorized as preferred stock, and to set the terms of such shares, including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion, voting rights and preferences and other rights, subject to the rights of the Series A Preferred as set forth above. Accordingly, the board of directors, without shareholder approval, may issue shares of preferred stock with terms, including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion, voting rights and preferences and other rights, that could adversely affect the voting power and other rights of holders of the common stock.

        The undesignated preferred stock may have the effect of discouraging an attempt, through the acquisition of a substantial number of shares of common stock, to acquire control of our company with a view to effecting a merger, sale or exchange of assets or a similar transaction. For example, our board of directors could issue such shares as a dividend to holders of common stock or place such shares privately with purchasers who may side with our board of directors in opposing a takeover bid. The anti-takeover effects of the undesignated preferred stock may deny shareholders the receipt of a premium on their common stock and may also have a depressive effect on the market price of the common stock. We have no current plans to issue preferred stock other than the Series A Preferred.

Registration Rights Agreement

        We have also entered into a registration rights agreement with CDP which grants CDP certain registration rights applicable to the shares of our common stock issuable upon conversion of their preferred shares, which we refer to as the registrable shares. Under the registration rights agreement, shares cease to be registrable shares ten years after the closing or earlier upon being effectively registered under the Securities Act and disposed of, having been sold to the public pursuant to Rule 144 or another exemption from the securities laws, or becoming eligible for resale under Rule 144 without volume limitations.

        We agreed to file a registration statement with the Securities and Exchange Commission, or SEC, covering the resale of the registrable shares within 75 calendar days after closing, and to use our best efforts to cause that registration statement to become effective within 120 days after closing. We will use our best efforts to keep the registration statement continuously effective until all the registrable securities cease to be registrable securities. We will pay our fees and expenses associated with the registration and have agreed to customary indemnification provisions.

Use of Proceeds

        We intend to use the proceeds from the sale of the shares to CDP and proceeds obtained from drawdowns under the Credit Facility Agreement as follows:

  •
  $7,050,000 to repurchase shares of our common stock pursuant to the stock repurchase agreement with DHW (see Proposal No. 2);

  •
  $2,500,000 to purchase the Troy Property;

  •
  Repayment of certain outstanding indebtedness substantially as follows, although our board may, in lieu of repayment, renegotiate or extend the terms of such debt:

  •
  Harmony Bridge Loan in the approximate amount of $686,106

  •
  First National Bank in the approximate amount of $1,125,021

  •
  Carlton equipment leases in the approximate amount of $708,008

  •
  Transaction costs of approximately $            ; and

  •
  Otherwise for general corporate purposes.

Vote Required

        Approval of this proposal requires the affirmative vote of (1) a majority of the voting power of the outstanding shares and (2) a majority of the voting power of the outstanding shares not owned by DHW or its affiliates present in person or by proxy at the meeting. As a result, abstentions and broker non-votes will have the same effect as votes against this proposal. We will only proceed with the proposed issuance of preferred stock and the proposed repurchase of common stock if both Proposal No. 1 and Proposal No. 2 are approved by our shareholders. The independent members of our board of directors consider approval of the stock purchase agreement, as it may be amended from time to time, and the related issuance of preferred stock to be in the best interests of our company and our shareholders and unanimously recommend that you vote "FOR" approval of this proposal.

 PROPOSAL NO. 2

APPROVAL OF STOCK REPURCHASE AGREEMENT AND RELATED REPURCHASE OF COMMON STOCK

Overview

        This section of the proxy statement describes the proposed stock repurchase agreement that has been entered into by our company and DHW, but does not include all the information that a shareholder may wish to know or should know. Significant additional information regarding the proposed repurchase of common stock appears above under the caption "Introduction to Proposal No. 1 and Proposal No. 2." The stock repurchase agreement is attached to this proxy statement as Appendix C. We urge you to read the other portions of this proxy statement and that document in their entirety.

        If the stock repurchase agreement and the related repurchase of common stock is approved by the holders of a majority of our shares of outstanding common stock, including a majority of the shares not owned by DHW or its affiliates present in person or by proxy at the meeting, we intend to repurchase, subject to the conditions of the stock repurchase agreement, 3,000,000 shares of our issued and outstanding common stock from DHW.

        Pursuant to this Proposal No. 2, we are seeking shareholder approval of the stock repurchase agreement, as it may be amended from time to time, and the related repurchase of common stock from DHW. DHW is currently our controlling shareholder, so the stock repurchase agreement constitutes an affiliated transaction under our Related Person Transaction Policy. Accordingly, Donald A. Dunham, Jr. and Charles J. Hey, the owners and officers of DHW, have recused themselves from board actions concerning the stock purchase agreement and the stock repurchase agreement. In addition, the transactions have been approved and recommended to our shareholders by our independent directors, and our board of directors (excluding Mr. Dunham and Mr. Hey) is requiring that the transactions be approved by a majority of the outstanding shares of common stock not owned by DHW or its affiliates present in person or by proxy at the meeting. Furthermore, to the extent applicable, shareholder approval of Proposal No. 2 will constitute shareholder approval of the stock repurchase agreement and the related repurchase pursuant to Section 302A.553 of the Minnesota Business Corporation Act, which requires shareholder approval for certain repurchases of shares.

Stock Repurchase Agreement

        On February 8, 2011, we entered into a stock repurchase agreement with DHW and its affiliates, including Messrs. Dunham and Hey, two of our directors, DCM and CDP, pursuant to which we have agreed to repurchase from DHW, 3,000,000 shares of our issued and outstanding common stock. As of [record date], 2011, DHW beneficially owned 4,666,666 shares of our common stock, representing        % of our outstanding shares. After our repurchase of such shares, DHW will continue to own        % of our outstanding stock, calculated on a fully diluted basis (assuming (1) the conversion of 3,000,000 shares of preferred stock to be sold to CDP into 6,000,000 shares of common stock, (2) no other sales by DHW and (3) no other issuances by our company). The funds for the repurchase of the DHW shares will be provided by our sale of 3,000,000 shares of convertible preferred stock to CDP for $9.0 million and a draw from a credit facility to be established with                                     bank.

        In making its proposal to acquire a majority equity position in our company, CDP desired to acquire a controlling stock position through investment in convertible preferred stock, the proceeds of which would be used to repurchase approximately 64.3% of DHW's shares. Upon the closing of the repurchase transaction, five of our seven directors will resign and be replaced by directors designated by CDP. CDP's appointees are expected to be Fouad Z. Bashour, Robert J. Doran, Michael S. Rawlings, Louis M. Mucci, and [another appointee]. In addition, we expect that the number of directors on our board will be increased from seven to eight persons, Steven J. Wagenheim will remain a director, and DHW will have the right to appoint the two remaining directors or determine that two of its existing designees will remain directors.

        The purchase price for the shares purchased from DHW will be $7.05 million. The purchase price, before attributing any value to lease restructuring, options and other considerations, represents $2.35 per share. DHW acquired such shares in October 2009 at an approximate cost of $3.24 per share.

  Obligations of DHW Prior to Closing

        In the stock repurchase agreement, DHW and its members agreed that, prior to the closing:

  •
  DHW will carry on its business in a manner consistent with past practices and in the normal and ordinary course;

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  Other than as permitted by the stock repurchase agreement, no disposition, sale, offer for sale or option to purchase, the shares to be sold or any other shares of our common stock beneficially owned by DHW, will be made or entered into with any person; and

  •
  DHW will not redeem the shares to be sold or any other shares of our common stock it beneficially owns.

  Representations and Warranties of DHW and its Members

        DHW and its members made customary representations and warranties to our company, including representations as to:

  •
  title to the shares to be sold in absence of liens;

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  legal status;

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  authority and binding obligations of DHW to enter into the stock repurchase agreement and perform its obligations;

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  no conflict with DHW's organizational documents or result in a breach or default or the creation of a lien under agreements with third parties;

  •
  access to information; and

  •
  independent investment decision.

  Representations of Granite City

        We made representations as to:

  •
  our corporate organization, standing and power;

  •
  our authority to enter into the stock repurchase agreement and consummate the transactions contemplated by that agreement, that our execution of such agreement was authorized by our board of directors, and that our board of directors has taken all necessary action to carry out our obligations under the agreement, subject to shareholder approval;

  •
  the agreement constituting a legal, valid and binding obligation enforceable against our company in accordance with its terms, except as enforceability may be limited by creditors' rights generally or by general principals of equity; and

  •
  the filing of all reports required to be filed with the SEC for the preceding 12 months, the preparation of our financial statements in accordance with GAAP and the fair presentation of our financial position.

  Right of First Refusal

        Contingent upon our repurchase of the shares from DHW pursuant to the stock repurchase agreement, DCM has granted us a right of first refusal to purchase any additional shares which DHW may determine to sell prior to the later of the fifth anniversary of closing or, if later, the date on which DHW has repaid in full its current obligations to its banks (CorTrust Bank, Great Western Bank, and Dacota Bank), which are in the aggregate amount of approximately $14 million. Under the right of first refusal, DHW is obligated to give us written notice of such intent and we must exercise our right to purchase such shares within seven business days following a receipt of such notice, on the same terms. The purchase price for shares to be purchased in a non-public transaction will be the per share price set forth in DHW's written notice, which will be a bona fide arms-length price with a third party or, if DHW proposes to sell such shares in the public market, the purchase price will be the closing price of our common stock on the date of the notice. If we do not elect to purchase all of the common stock contained in DHW's offer notice, CDP shall have the right to purchase all or the remainder of the common stock on the terms set forth in DHW's notice.

  Conditions to Closing

        The obligations of both parties under the stock repurchase agreement are conditioned on:

  •
  Approval by our shareholders;

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  Closing of the preferred stock issuance pursuant to the stock purchase agreement with CDP;

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  Our entry into the credit facility and use of it as necessary to fund the stock repurchase and the purchase of the Troy, Michigan property;

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  Our determination that the stock repurchase does not violate Minn. Stat. Section 302A.551;

  •
  No injunction or other legal restraint is in effect;

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  Completion of the purchase and sale of the Troy, Michigan property pursuant to the real estate purchase agreement; and

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  Each of the ancillary agreements, as defined therein, have been executed and delivered.

        In addition, our obligations under the stock repurchase agreement are conditioned on:

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  DHW's delivery to the escrow agent of the shares free of any liens or similar rights (except for those created by the stock purchase agreement);

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  DHW's representations and warranties are true and correct at the closing date;

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  The resignation of five of our incumbent directors previously designated by DHW, effective on the closing date; and

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  Compliance of DHW and its members with their obligations and covenants under the stock repurchase agreement in all material respects.

        In addition, the obligations of DHW under the stock repurchase agreement are conditioned on:

  •
  Our delivery of the $7,050,000 purchase price;

  •
  The representations and warranties of our company are true and correct at the closing date; and

  •
  Our performance of our obligations and covenants under the stock purchase agreement.

  Termination

        The stock repurchase agreement may be terminated by either party if the conditions precedent to closing have not been met or if the closing has not occurred by July 31, 2011, provided that such date may be extended up to December 31, 2011, which we refer to as the outside date, by mutual agreement of the parties; provided, however, that the right to terminate the agreement is not available to a party whose failure to fulfill any obligation under the agreement has been the cause of or resulted in the failure of the transaction to occur on or before the outside date.

        The agreement may also be terminated by either party upon a breach or failure by the other party to perform its representations, warranties, covenants or obligations under the agreement, with 30 days notice if such breach is curable, provided that the other party is not then in material breach of its representations and warranties.

  Certain Other Agreements with DHW, DCM, Dunham and Hey

        The stock repurchase agreement contains, or refers to, the following additional agreements:

        Use of Proceeds.    We will pay the $7,050,000 purchase price for the DHW shares to an escrow agent, who will deliver it pursuant to release and escrow agreements with each of DHW's three banks to partially pay off DHW's existing loans from such banks, which we refer to as the DHW Loans. In addition, DHW has agreed to use the proceeds of the sale of any additional shares of our common stock after the closing to prepay the DHW Loans.

        Indemnification.    DHW, DCM and DHW's members have agreed to indemnify our company and our directors, officers, employees and agents from any losses, claims or damages resulting from their breach of any warranty or agreement contained in the stock repurchase agreement or any statement, document, exhibit or certification furnished to us pursuant thereto, any liabilities arising out of their breach of their obligations under the ancillary agreements, or our liability for payments to CDP (including break-up fees and expenses) under the termination provisions of the stock purchase agreement, if any of them fail to perform their obligations under the stock repurchase agreement.

        We have similarly agreed to indemnify DHW and its members, directors, officers, employees and agents from claims based upon or arising out of our breach of any warranty or agreement we made in the stock purchase agreement or in any statement, document, exhibit or certification furnished by us pursuant thereto, or any liabilities or obligations arising from our breach of our obligations to DHW or DCM under the ancillary agreements.

        Transfer Taxes.    DHW will pay all taxes arising out of the sale of its shares to our company.

        Board Observers.    DHW may appoint two observers to our board of directors.

        Amendments to Prior Agreements.    We have agreed with DHW to amend the debt conversion agreement we entered into with DHW in October 2009 to provide that DHW may not sell or dispose of our shares until December 31, 2015, except as set forth in the stock repurchase agreement. We also agreed that DHW's rights to appoint members of our board of directors would be as set forth in the shareholder voting agreement and to terminate DHW's right to participate in future issuances of new shares. In addition, we agreed with DHW to amend the registration rights agreement we entered into in October 2009 to provide that DHW's registration rights will be suspended until at least 780,000 of the shares of common stock underlying the preferred stock to be issued to CDP are registered for resale. Finally, we have agreed with DCM, Dunham Equity Management ("DEM") and DHW to enter into an amendment to a master agreement we entered into with DCM and DEM in February 2009 to remove the sections therein relating to board observers, information covenants, and the appointment of the Chairman of the Board.

Other Agreements between Granite City and DHW and its Affiliates

        Agreements with DCM.    DCM has entered into a lease restructuring and option agreement with our company pursuant to which DCM has agreed to reduce fixed rents on six leases by $300,000 per year. The leases are for restaurants leased to us in Fort Wayne, Indiana; Creve Coeur, Missouri; Madison, Wisconsin; Roseville, Minnesota; Rockford, Illinois; and Maumee, Ohio. DCM and GC Rosedale, L.LC. also agreed that there would be no additional common area or management charges due on the properties unless they are flow-through payments required under the respective land leases. DCM and GC Rosedale, L.LC. further agreed that to the extent DHW sells additional shares of our common stock or otherwise reduces its loans to banks following closing of the repurchase transaction, the aggregate of rents due on the above-specified leases will be decreased ratably by $0.0425 for every dollar of proceeds from DHW's sales of common stock owned by DHW or, without duplication, for each dollar of principal amount that the DHW Loans are decreased. The aggregate amount of such additional reductions resulting from such stock sales may not exceed $297,500 per year.

        Purchase Options.    Upon closing the repurchase transaction, DCM and GC Rosedale, L.LC. will also grant us a five-year option to acquire fee title to improvements on the leased premises for which the rents are to be reduced and to assume the ground leases on such properties by paying off the respective debt owed on the properties at the time as amortized to the date of exercise. DCM and GC Rosedale, L.LC. have agreed to reduce the debt owed to its lenders, which are secured by such properties, in accordance with an agreed-upon amortization and has agreed that it will not create additional debt against the properties through the end of the five-year option period. After our company assumes one or more ground leases, any maintenance or other capital expenditures required to be made on such properties would be made by us in accordance with the provisions of existing land leases for those properties. If upon exercise of our options to acquire title to the improvements and assume the leases, a full release of DCM's or GC Rosedale, L.LC.'s obligations, as applicable, under the leases cannot be achieved, we have agreed to indemnify DCM or GC Rosedale, L.LC., as applicable, against any obligation which has not been released.

 Purchase of Troy, Michigan Property

        On August 1, 2008, DCM acquired an approximately two-acre site in Troy, Michigan at a cost of $2,000,000 and proceeded to develop such property for the purpose of constructing a Granite City restaurant to be leased to us. As a result of significant declines in the restaurant industry and our profit margins, we declined to proceed with such development and entered into an agreement with DCM to reimburse it for its carrying costs of such real estate. Since August 1, 2008, we have paid an aggregate of $106,971.63 to DCM as and for reimbursement for DCM's interest and taxes paid in respect to such site. Pursuant to the stock repurchase agreement and a separate real estate purchase agreement, we have agreed to purchase the Troy, Michigan site, together with all plans, permits and related assets and other "soft costs" associated with the property for the sum of $2.5 million, plus real estate taxes payable in 2009.

Other Landlord Lease Reductions

        We have agreed that we will achieve permanent rent reductions in the amount of $250,000 per year from other non-DCM affiliated landlords on DCM land leases or on fee-simple restaurants owned by third parties. This reduction is in addition to the reductions which DCM has agreed to make in the amount of $300,000 per year. DCM has agreed to use commercially reasonable efforts to assist us in obtaining such rent reductions.

Previous Agreements with DHW

        As a result of the October 2009 debt conversion transaction by and between us and DHW, DHW became the beneficial owner of approximately 63.3% of our common stock. DHW has historically been our primary source of financing for furniture, fixtures and equipment.

        The original members of DHW were Donald A. Dunham, Jr., Charles J. Hey and Steven J. Wagenheim. We have historically treated DHW as a related person because Mr. Wagenheim, our President, Chief Executive Officer and a director, held a 10.2% voting interest in DHW and had agreed to personally guarantee 20% of DHW's indebtedness to its lenders, for which we did not compensate Mr. Wagenheim. Mr. Wagenheim was prohibited from receiving any distribution of cash or allocation of profit or loss from DHW. Mr. Wagenheim's interest in DHW was fully redeemed in September 2009 in consideration for Mr. Wagenheim's release from guarantees of DHW's bank debt. As a result, Mr. Wagenheim has no interest of any kind in DHW. Mr. Wagenheim was not entitled to receive any of the shares of common stock we issued to DHW in the October 2009 debt conversion transaction.

        Mr. Dunham, one of the two remaining principals of DHW, DCM and 70% owner of DEM, became one of our directors in October 2009 upon closing of the debt conversion transaction. DHW, DCM and DEM are collectively referred to herein as the "Dunham Entities." As of [record date], 2011, Mr. Dunham beneficially owned approximately        % of our common stock, including the shares held by DHW. Mr. Hey, the other remaining principal of DHW, became one of our directors in June 2010 upon the resignation of Todd W. Hanson, who was appointed to our board in October 2009 upon the closing of the debt conversion transaction. As of [record date], 2011, Mr. Hey beneficially owned approximately        % of our common stock, including the shares held by DHW.

        DCM and DEM are entities that either are the landlord or the general partner in various limited partnerships that own real estate leased to our company. Mr. Dunham, as an individual, also owns a limited partnership interest in one of the limited partnerships that own real estate leased to our company. In particular, as of [record date], 2011, Mr. Dunham held interests, directly and indirectly, in the leases of 17 of our restaurants, as follows:

	Location/Address	Owner/Landlord Name	General Partner	Dunham Percentage	Annual Rent
1	Granite City—Davenport, IA 5280 Utica Road, Davenport, IA	GC Cedar Rapids/Davenport LP	DEM	7%	$341,250
2	Granite City—Lincoln, NE 6150 "O" Street, Lincoln, NE	GC Lincoln LP	DEM	7%	$105,200	(1)
3	Granite City—Wichita, KS 2244 N. Webb Road, Wichita, KS	GC Wichita LP	DCM	13.43%	$226,800
4	Granite City—Eagan, MN 3330 Pilot Knob Road, Eagan, MN	GC Eagan LP	DEM	17.42%	$396,375
5	Granite City—Zona Rosa, MO 8461 Prairie View Road, Kansas City, MO	GC Holdings LP	DEM	17.71%	$298,200
6	Granite City—Olathe, KS 15085 W. 119th Street, Olathe, KS	GC Olathe LP	DEM	14.61%	$414,750
7	Granite City—Omaha, NE 1001 N. 102nd Street, Omaha, NE	GC Omaha LP	DEM	37%	$220,500	(1)
8	Granite City—Rosedale, MN 10 Rosedale Center, Roseville, MN	GC Rosedale, LLC	Single member LLC (2)	100%	$115,500	(1)
9	Granite City—Creve Coeur, MO 11411 Olive Street Rd., St. Louis, MO	DCM	Single member LLC	100%	$150,000	(1)
11	Granite City—Fort Wayne, IN 3809 Coldwater Road, Fort Wayne, IN	DCM	Single member LLC	100%	$166,500	(1)
11	Granite City—West Towne 66 West Towne Mall, Madison, WI	DCM	Single member LLC	100%	$78,511	(1)
12	Granite City—Maumee, OH 2300 Village Drive West, #130, Maumee, OH	DCM	Single member LLC	100%	$165,000	(1)
13	Granite City—Cherryvale—Rockford, IL 7140 Harrison Ave, Rockford, IL	DCM	Single member LLC	100%	$180,000	(1)
14	Granite City—Rogers, AR 2203 Promenade Blvd, Rogers, AR	DCM	Single member LLC	100%	$165,000	(1)

	Location/Address	Owner/Landlord Name	General Partner	Dunham Percentage	Annual Rent
15	Granite City—South Bend, IN University Park Mall, South Bend, IN	DCM	Single member LLC	100%	$150,712	(1)
16	Granite City—Indianapolis, IN 150 West 96th Street, Carmel, IN	DCM	Single member LLC	100%	$175,665	(1)
17	Granite City—East Peoria, IL 230 Conference Center Drive, E. Peoria, IL	GC Peoria, LLC	N/A	(3)	$468,300

(1)
A Dunham entity is a party to a land lease for this location. Rent due to the land lease landlord is generally paid by our company directly to the land lease landlord. These amounts are not included in the annual rent presented herein.

(2)
Mr. Dunham owns 100% of GC Rosedale, LLC.

(3)
Peoria Holdings, LP owns 50% of GC Peoria, LLC. DEM is the general partner of and owns 10% of Peoria Holdings LP. Mr. Dunham owns a 12.86% limited partnership interest in Peoria Holdings, LP.

  Equipment Lease Commitment

        In December 2007, we entered into an equipment lease commitment with DHW relating to the lease of furniture, fixtures and equipment for our restaurants. Under the terms of the equipment lease commitment, DHW agreed to purchase and lease to us equipment costing up to $16 million. Each five-year lease was for equipment costing a minimum of $0.8 million and a maximum of $1.25 million per restaurant, and had an interest rate equal to the DHW bank base rate plus 4.8%. Our company and DHW agreed upon a form of master equipment lease that provided, among other things, for a lease fee equal to 0.25% of the principal amount financed upon origination of each equipment lease. We had the option to purchase the leased equipment for $1.00 upon payment in full of all rent payments due under each lease.

        While the equipment lease commitment was outstanding, DHW purchased and leased to us equipment costing an aggregate of $16 million. The value of the equipment financed at each restaurant was approximately $1 million, and the annual interest rate on each lease ranged from 10.3% to 12.3%. As part of the October 2009 debt conversion transaction described below, the aggregate balance then outstanding on these leases of approximately $15 million was extinguished through the issuance of 4,666,666 shares of common stock and DHW conveyed to us all of the furniture, fixtures and equipment subject to financing lease arrangements between DHW and our company.

  Rent and Cash Flow Reductions

        In February 2009, we entered into a master agreement with the Dunham Entities to provide rent or other cash flow reductions to our company in the amount of $2.5 million for the calendar year 2009 and $1.5 million for calendar year 2010, which we refer to as the master agreement. At the time of entering into the master agreement, DCM had an ownership interest in 16 of our restaurants. The master agreement provided that DCM would amend and restate applicable leases and subleases with our company to reflect negotiated rent reductions. We agreed to deem rent reductions received from non-Dunham landlords to be part of the above-referenced aggregate rent reductions for 2009 and 2010. As a part of the master agreement, DCM also agreed to amend its leases with us that were treated as capital leases for accounting purposes by reducing their terms to periods which would thereafter qualify the leases to be treated as operating leases in accordance with generally accepted accounting principles.

        As part of the October 2009 debt conversion transaction described below, the parties entered into an amendment to the master agreement, under which the Dunham Entities agreed to use reasonable commercial efforts to seek rent reductions on real estate leases of up to $1.7 million in 2010 (rather than the above-referenced $1.5 million), and the Dunham Entities and the other entities who hold our leases who are affiliated with Dunham (the "Dunham landlords") amended their building leases. The amended terms were effective January 1, 2009, and in most cases the expiration date of the lease is December 31, 2018. We have determined that ten of the amended leases (including Rogers, Arkansas) qualify as operating leases and seven will remain capital leases. As a result of these amendments, we removed approximately $20 million of assets and $22 million of liabilities from our balance sheet. The resulting gain will be recognized over the life of the amended leases.

        We also agreed to the following additional provisions: to provide DCM with financial information concerning our operations, including a monthly comparison of actual income and expense compared to budgeted income and expense; to allow DCM, for a period of two years or such earlier time that the master agreement shall have been terminated, to appoint a board observer who will have the right to attend board meetings; to provide for a Chairman of the Board who is an independent director; to confirm our obligation to reimburse DCM for out-of-pocket losses incurred in the closing of the Rogers, Arkansas location and resulting from the decision not to build on the Troy, Michigan site, less net sales proceeds from any real estate or lease income associated with such sites; to refrain from developing any new restaurants in 2009 without the consent of DCM, with the exception of the Indianapolis, Indiana restaurant; and to amend certain leases to provide that we will pledge to DCM the liquor license owned by us for such restaurant locations. Reimbursement of costs related to the Rogers, Arkansas and Troy, Michigan sites will be amortized and payable to DCM over a 60-month period commencing January 2011, at a 6% annual interest rate. Such reimbursement includes the carrying cost of the related land until its disposal.

        In consideration of the agreements of DCM provided in the master agreement, we issued to the Dunham Entities a warrant to purchase 166,666 shares of our common stock at an exercise price of $1.584 per share, representing 110% of the closing price of our common stock on the trading date prior to the date of signing the master agreement.

        In June 2010, our board and our audit committee authorized our company to enter into five lease amendments with the Dunham landlords. Based on such lease amendments, four existing operating leases will convert back to capital leases due to the parties extending the lease term over a longer period of time. Upon conclusion of these lease amendments the company expects to permanently reduce its annual rent by approximately $300,000 per year over the life of the lease compared to the amount the company would have paid under the current contractual amount, beginning in 2011.

  Debt Conversion

        In October 2009, we completed a debt conversion transaction with DHW as contemplated under the debt conversion agreement between our company and DHW dated September 21, 2009. In the debt conversion transaction, approximately $15 million of our indebtedness to DHW was converted into 4,666,666 shares of our company's common stock at a conversion price of approximately $3.24 per share. We obtained a waiver under the financial viability exception from NASDAQ to its shareholder approval requirements, so the debt conversion transaction was not subject to approval by our shareholders. The debt conversion transaction was approved, however, by a special committee of our company's independent directors, by our board of directors, and by our audit committee. As a result, DHW came to beneficially own approximately 63.3% of our common stock, which constituted a change in control of our company. Because of this change in control, our use of federal net operating loss carryforwards to offset future taxable income are limited.

        In connection with the closing of the debt conversion transaction, we entered into a number of ancillary agreements with DHW. In addition to the amendment to the master agreement discussed above, a Master Amendment to Leases was entered into by and among our company and the Dunham landlords. Under the Master Amendment to Leases, the Dunham landlords agreed to a limited deferral of 30% of the rent due under lease agreements between our company and the Dunham landlords. In addition, for all rent payments due on or after June 1, 2009 under restaurant leases with the Dunham landlords, rent has been deferred for one month. The deferred rents must be repaid upon the first to occur of (a) our completing a debt or equity financing in the amount of $2 million or (b) October 5, 2010. The monthly accrued and deferred rent is approximately $73,000 per month. In addition, the Dunham landlords waived any defaults or events of default existing under the leases as of October 5, 2009. In June 2010, our board and our audit committee authorized our company to pay rent current to the Dunham landlords; hence, the above-referenced one month deferral is no longer operative.

        In addition, in connection with the debt conversion transaction, our company and three of our executive officers, Steven J. Wagenheim, James G. Gilbertson and Darius H. Gilanfar, entered into amendments to their existing employment agreements which provided that each will have employment through October 5, 2010, and will be entitled to severance benefits that include one year of base compensation if employment is terminated without cause, in addition to the balance of the one-year term, if terminated prior to the end of such term. The employment agreements are automatically extended for one-year terms unless either our company or the executive gives notice at least 60 days prior to the termination date to the other of an intent not to extend. In addition, Mr. Wagenheim's employment agreement was amended to reduce his severance benefit from 18 months to 12 months.

        We also entered into a Registration Rights Agreement with DHW under which we granted DHW certain registration rights with respect to the shares that DHW received in the debt conversion transaction. Pursuant to the Registration Rights Agreement, we agreed to file a registration statement with the SEC covering 777,777 of DHW's shares within 90 days of the closing date, and agreed, upon request by DHW and if DHW has sold the shares previously registered, to file registration statements covering 777,777 additional shares each six months thereafter. Under the Registration Rights Agreement, we are not obligated to file (a) more than six registration statements; (b) registration statements more frequently than every six months; or (c) any registration statement after October 5, 2012. The first of such resale registration statements became effective in February 2010.

        In connection with the debt conversion transaction, the DHW nominees became members of our board of directors. Mr. Pesicka resigned from our board in February 2010. David A. Timpe joined our board in March 2010 as Mr. Pesicka's replacement. Mr. Hanson resigned from our board in June 2010. Charles J. Hey joined our board in June 2010 as Mr. Hanson's replacement.

  August 2010 and January 2011 Transactions involving DHW

        In February 2011, we entered into definitive agreements with CDP Management Partners, LLC ("CDP"), DHW and Dunham Capital Management, L.L.C. that, subject to obtaining shareholder approval, would result in (1) our issuance to CDP of $9.0 million of newly issued convertible preferred stock, (2) availability of a new $10.0 million senior lending facility for our company, (3) our repurchase of 3,000,000 shares of common stock currently held by DHW, and (4) other arrangements that would focus on lowering our restaurant occupancy costs.

        On August 31, 2010, we reached an agreement with DCM, the landlord at our South Bend, Indiana and Indianapolis, Indiana restaurant locations, and its lender, First Midwest Bank, or First Midwest, to acquire ownership of improvements leased by DCM to our company at these leased locations. The total amount of DCM debt on these improvements approximated $1.8 million. We agreed to acquire ownership of such improvements by assuming $1.35 million of DCM's debt to First Midwest and paying $438,000 of DCM's remaining obligation to First Midwest. The total purchase price we will pay is based upon a 20-year amortization, with a balloon payment due January 1, 2018. This debt requires the payment of interest at 5% per year until July 1, 2015, at which time the interest rate adjusts to the then market rate, but not to exceed 7% per year. Because the terms of this debt are more favorable than our prior lease arrangements, we estimate annual cash flow savings of approximately $180,000 per year following the transaction at the current interest rate. Our obligations to First Midwest, our payment to DCM and our acquisition of the improvements are subject to a number of conditions including, but not limited to, entering into amended ground leases and other agreements with the owners of the shopping centers in which the leased restaurants are located and other customary conditions.

        The above-described transactions were approved by our board of directors and audit committee in accordance with our policy for the review and approval of related person transactions.

Minnesota Business Corporation Act Requirements

        Section 302A.553, Subd. 3 of the Minnesota Business Corporation Act ("MBCA") includes "anti-greenmail" provisions pursuant to which a public corporation may not generally, directly or indirectly, repurchase or agree to repurchase any of its voting shares, for more than their market value, from any person or group that beneficially owns more than 5% of the voting power of a public company's shares and has beneficially owned the repurchased shares for less than two years. Approval of Proposal No. 2 is intended to constitute approval of the repurchase for purposes of Section 302A.553, Subd. 3, of the MBCA. Such approval may not be required if DHW's shares are repurchased for less than their market value. As of the date of the proxy statement, the cash payment to DHW of $2.35 per share is less than the average closing price of our stock during the 30-trading day period ending [record date], 2011. Because we cannot know what the market value of our shares will be on the closing date of the proposed transaction with DHW, we are treating approval of Proposal No. 2 as approval of a repurchase of shares pursuant to Section 302A.553, Subd. 3 of the MBCA.

        The MBCA also regulates repurchases of shares from shareholders. The MBCA creates a basic condition that, after repurchasing shares, we must be able to pay our debts in the ordinary course of business. In connection with the repurchase of DHW shares, we have made a projected cash flow analyses based upon our business forecast and budget that has permitted our board of directors to conclude that our known obligations can be reasonably expected to be satisfied over the period of such forecast. Our board has taken into account the fact that the capital to fund the repurchase of DHW's shares will derive from the preferred stock investment of CDP, and will not result from withdrawals from our existing cash reserves or cash flow from operations.

Vote Required

        Approval of this proposal requires the affirmative vote of (1) a majority of the voting power of the outstanding shares and (2) a majority of the voting power of the outstanding shares not owned by DHW or its affiliates present in person or by proxy at the meeting. As a result, abstentions and broker non-votes will have the same effect as votes against this proposal. We will only proceed with the proposed issuance of preferred stock and the proposed repurchase of common stock if both Proposal No. 1 and Proposal No. 2 are approved by our shareholders. The independent members of our board of directors consider approval of the stock repurchase agreement, as it may be amended from time to time, and the related repurchase of common stock to be in the best interests of our company and our shareholders and unanimously recommend that you vote "FOR" approval of this proposal.

NON-EMPLOYEE DIRECTOR COMPENSATION

Standard Compensation Arrangements

        Our non-employee directors receive (1) an annual retainer of $10,000, paid quarterly on the first day of each quarter, and (2) $500 per meeting for attending board meetings, committee meetings and our annual meeting of shareholders. In February 2010, we determined to provide additional compensation to our Chairman of the Board for his extensive involvement in connection with the renegotiation and restructuring of our leases. These additional services, for which we paid our Chairman $5,000 per month in his capacity as a non-employee director, were rendered for a period of three months. The chairmen of our audit committee and compensation committee each receive an additional annual retainer of $5,000. The chairman of our corporate governance and nominating committee receives an additional annual retainer of $2,500.

        In addition, non-employee directors also receive automatic awards of stock options for the purchase of 2,500 shares of common stock per year on the anniversary of his election to the board under our Amended and Restated Equity Incentive Plan. Such awards, which become exercisable in full on the first anniversary of the date of grant, have a ten-year term. In May 2010, our board of directors increased the number of shares under such automatic awards of stock options to 5,000 shares per year.

Director Compensation Table

        Compensation of persons who served as non-employee directors during 2010 appears in the following table:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(a)	Total ($)
Joel C. Longtin	$39,250	$8,002	$47,252
Milton D. Avery(b)	$13,628	—	$13,628
Donald A. Dunham, Jr.	$16,500	$8,002	$24,502
Brian K. Gramm(b)	$15,453	—	$15,453
Charles J. Hey(b)	$8,802	—	$8,802
David A. Timpe(c)	$22,750	—	$22,750
Todd W. Hanson(d)	$8,198	—	$8,198
Eugene E. McGowan(d)	$11,372	—	$11,372
John A. Pesicka(e)	$4,500	—	$4,500
Bruce H. Senske(d)	$13,047	—	$13,047

(a)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation are those set forth in Note 1 to the consolidated financial statements in our Form 10-Q for the thirty-nine weeks ended September 28, 2010. The persons who served as non-employee directors during 2010 held the following unexercised options at fiscal year-end 2010. Each such option is exercisable in full on the first anniversary of the date of grant.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Joel C. Longtin	0	5,000	1.82	10/5/2020
Milton D. Avery	0	0	N/A	N/A
Donald A. Dunham, Jr.	0	5,000	1.82	10/5/2020
Brian K. Gramm	0	0	N/A	N/A
Charles J. Hey	0	0	N/A	N/A
David A. Timpe	0	0	N/A	N/A
Todd W. Hanson	0	0	N/A	N/A
Eugene E. McGowan	2,500	0	28.44	1/1/2011
	2,500	0	30.72	6/18/2011
	2,500	0	15.96	6/18/2011
	2,500	0	1.962	6/18/2011
John A. Pesicka	0	0	N/A	N/A
Bruce H. Senske	2,500	0	31.44	6/18/2011
	2,500	0	20.04	6/18/2011
	2,500	0	2.3406	6/18/2011

(b)
Messrs. Avery, Gramm and Hey commenced serving as directors on June 18, 2010.

(c)
Mr. Timpe commenced serving as a director on March 10, 2010.

(d)
Messrs. Hanson, McGowan and Senske resigned from our board on June 18, 2010.

(e)
Mr. Pesicka resigned from our board on February 28, 2010.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information concerning the compensation of our named executive officers for fiscal years 2010 and 2009. Mr. Wagenheim, who also serves as a director, receives no additional compensation for his board service.

Name and Principal Position	Year	Salary ($)(a)	Option Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	All Other Compensation ($)(d)	Total ($)
Steven J. Wagenheim	2010	300,000	267,103	78,960	39,164	685,227
President, Chief Executive Officer	2009	300,000	10,673	0	32,655	343,328
and Director
James G. Gilbertson	2010	225,000	207,310	55,979	4,200	492,489
Chief Financial Officer	2009	225,000	10,673	0	4,200	239,873
Darius H. Gilanfar	2010	202,806	207,310	44,775	6,000	460,891
Chief Operating Officer	2009	202,860	10,673	0	6,000	219,533

(a)
As of January 1, 2011, our named executive officers had the following annual base salaries: Mr. Wagenheim, $300,000; Mr. Gilbertson, $225,000; and Mr. Gilanfar, $202,860.

(b)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation are those set forth in Note 1 to the consolidated financial statements in our Form 10-Q for the thirty-nine weeks ended September 28, 2010.

(c)
In late 2008, Messrs. Wagenheim, Gilbertson and Gilanfar voluntarily waived the non-equity incentive compensation to which they would have otherwise been entitled for 2009 performance. Had our named executive officers not waived such compensation, they would have earned the following amounts under our non-equity incentive compensation plan for 2009 performance: Mr. Wagenheim ($21,000), Mr. Gilbertson ($28,130) and Mr. Gilanfar ($15,000). Further information regarding such plan appears below in the subsection captioned "Components of Executive Officer Compensation."

(d)
All other compensation for fiscal year 2010 was as follows:

Name	Car Allowance	Guaranty Fees	Total
Steven J. Wagenheim	7,655	31,509	39,164
James G. Gilbertson	4,200	—	4,200
Darius H. Gilanfar	6,000	—	6,000

  Components of Executive Officer Compensation

        Base Salary.    Named executive officers receive a base salary to compensate them for services rendered throughout the year. Base salary is intended to recognize each officer's responsibilities, role in the organization, experience level, and contributions to the success of our company. The compensation committee sets base salaries for the named executive officers at or above market level for the industry based on our benchmarking data.

        Pursuant to the terms of our employment agreement with our named executive officers, the compensation committee reviews individual performance and base salary level each year. In general, the compensation committee has the sole discretion to increase (but not decrease) the base salaries of our named executive officers.

        Stock Option Awards.    The compensation committee grants stock options to our named executive officers to provide additional incentives to maximize our company's share value, and to make equity ownership an important component of executive compensation. Stock option award levels are determined based on market data, and vary based on an individual's position within our company, time at our company, and contributions to our company's performance. Stock options are granted at the closing market price of our common stock on the date of grant and vest over time. Stock options are granted from time to time based on the recommendation of our Chief Executive Officer.

        Annual Incentive Compensation.    Our named executive officers receive annual incentive compensation to reward achievement of our key financial performance goals in accordance with our non-equity incentive plan. These annual key financial performance goals are sales, restaurant-level EBITDA, general and administrative cost control, and earnings per share. They are based on annual operating budgets established by management and submitted to our board of directors for review. Annual incentive compensation is paid quarterly in cash. We weigh financial metrics differently for our named executive officers, depending on the different outcomes we are seeking to incentivize. Our compensation committee can, at its discretion, adjust awards based on the executive's individual performance. Fifty percent of the quarterly bonuses are held in reserve, subject to verification of our company's performance after audited financial results become available. The targeted amounts for annual incentive compensation are set at or above market level for the industry based on our benchmarking data. As noted above, in late 2008, Messrs. Wagenheim, Gilbertson and Gilanfar voluntarily waived the non-equity incentive compensation to which they would have otherwise been entitled for 2009 performance. The non-equity incentive plan was in effect for our named executive officers for 2010 performance and is in effect for our named executive officers for 2011 performance.

  Employment Agreements with Named Executive Officers

        We have entered into employment agreements with Steven J. Wagenheim, our president and chief executive officer; James G. Gilbertson, our chief financial officer; and Darius H. Gilanfar, our chief operating officer, providing for their employment on an at-will basis. Each agreement, as amended in June 2010, provides that the executive will have employment through October 6, 2012. Each executive will be entitled to severance benefits that include one year of base compensation if his employment is terminated without cause or for good reason, as defined therein, in addition to the balance of the applicable term, if terminated prior to the end of such term. Each employment agreement is automatically extended for a one-year term unless either our company or the executive gives notice at least 60 days before the termination date to the other of an intent not to extend. If we elect not to extend the executive's employment beyond October 6, 2012, or beyond the end of any applicable extension, and terminate executive's employment, such termination will be deemed to be a termination without cause for purposes of severance benefits and the continuation of base compensation through the end of the applicable term. The agreements also provide for a base annual salary which may be increased by our board of directors, incentive compensation as determined by our compensation committee from time to time, and participation in our company's other employee benefit plans. In addition, each agreement includes change in control provisions that entitle the executive to receive severance pay equal to 12 months of salary if there is a change in control of our company and his employment is involuntarily terminated for any reason other than for cause, as defined in the agreement, or death or disability. Each executive has also agreed to certain nondisclosure provisions during the term of his employment and any time thereafter, and certain non-competition, non-recruitment and/or non-interference provisions during the term of his employment and for a certain period thereafter.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning outstanding equity awards held by our named executive officers at fiscal year-end 2010:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Steven J. Wagenheim	4,166	(a)	0	9.90	12/30/2011
	5,000	(b)	0	14.70	2/11/2013
	8,333	(c)	0	21.72	10/24/2013
	25,000	(d)	0	25.86	3/15/2015
	16,666	(e)	0	25.38	2/22/2016
	16,666	(f)	0	37.20	4/13/2017
	4,167	(f)	8,333	1.0752	4/2/2019
	18,750	(g)	56,250	2.25	5/26/2020
	0	(f)	69,958	2.00	12/28/2020
James G. Gilbertson	29,166	(h)	0	21.48	11/26/2017
	4,167	(f)	8,333	1.0752	4/2/2019
	18,750	(g)	56,250	2.25	5/26/2020
	0	(f)	34,244	2.00	12/28/2020
Darius H. Gilanfar	12,499	(c)	4,167	25.32	09/24/2017
	2,082	(c)	2,084	11.94	06/17/2018
	2,082	(c)	2,084	10.50	07/24/2018
	4,166	(f)	8,334	1.0752	4/2/2019
	18,750	(g)	56,250	2.25	5/26/2020
	0	(f)	34,244	2.00	12/28/2020

(a)
This option became exercisable in full on the date of grant.

(b)
This option became exercisable for one-fourth of the shares purchasable thereunder on the date of grant, one-half of the shares purchasable thereunder on the first anniversary of the date of grant, three-fourths of the shares purchasable thereunder on the second anniversary of the date of grant and in full on the third anniversary of the date of grant.

(c)
This option is exercisable for one-fourth of the shares purchasable thereunder on the first anniversary of the date of grant, one-half of the shares purchasable thereunder on the second anniversary of the date of grant, three-fourths of the shares purchasable thereunder on the third anniversary of the date of grant and in full on the fourth anniversary of the date of grant.

(d)
This option became exercisable for one-half of the shares purchasable thereunder on the date of grant, five-sixths of the shares purchasable thereunder on the second anniversary of the date of grant and in full on the third anniversary of the date of grant.

(e)
This option became exercisable in full on December 31, 2006.

(f)
This option is exercisable for one-third of the shares purchasable thereunder on the first anniversary of the date of grant, two-thirds of the shares purchasable thereunder on the second anniversary of the date of grant and in full on the third anniversary of the date of grant.

(g)
This option is exercisable for one-fourth of the shares purchasable thereunder on August 25, 2010, one-half of the shares purchasable thereunder on the first anniversary of the date of grant, three-fourths of the shares purchasable thereunder on the second anniversary of the date of grant and in full on the third anniversary of the date of grant.

(h)
This option became exercisable for three-sevenths of the shares purchasable thereunder on the date of grant, five-sevenths of the shares purchasable thereunder on the first anniversary of the date of grant and in full on the second anniversary of the date of grant.

Potential Payments upon Termination or Change in Control

        Upon the termination of a named executive officer with or without a change in control of the company, a named executive officer may be entitled to payments or the provision of other benefits, depending on the triggering event, pursuant to the terms of his employment agreement. Furthermore, our Amended and Restated Equity Incentive Plan provides that involuntary termination of any optionee in connection with a change in control will cause the immediate vesting of any unvested stock options then held by the optionee.

        The events that would trigger a named executive officer's entitlement to payments or other benefits upon termination or upon termination following a change in control, and the value of the estimated payments and benefits are described in the following table, assuming a termination date and, where applicable, a change in control date of December 28, 2010, and a stock price of $1.905 per share, which was the price of one share of our common stock on such date.

	Steven J. Wagenheim	James G. Gilbertson	Darius H. Gilanfar
Involuntary Termination without Cause or Voluntary Termination for Good Reason, not upon a Change in Control
Severance	$300,000	$225,000	$202,860
Acceleration of Equity Awards	0	0	0
COBRA Continuation Payments	9,858	9,858	9,858

Total:	$309,858	$234,858	$212,718

Involuntary Termination without Cause or Voluntary Termination for Good Reason, within 12 months of Change in Control
Severance	$300,000	$225,000	$202,860
Acceleration of Equity Awards	1,951	1,951	1,951
COBRA Continuation Payments	9,858	9,858	9,858

Total:	$311,809	$236,809	$214,669

        Upon an involuntary termination without cause or a voluntary termination for good reason, the affected executive also would be entitled to receive base compensation through the end of the applicable employment agreement term. Because the amount of such base compensation is indeterminable, it is not included in the amounts set forth above. Furthermore, if we elect not to extend the executive's employment beyond October 6, 2012, or beyond the end of any applicable extension, and terminate executive's employment, such termination will be deemed to be a termination without cause for purposes of the severance benefits set forth above and the continuation of base compensation through the end of the applicable term.

  Amended and Restated Equity Incentive Plan

        Our Amended and Restated Equity Incentive Plan provides that involuntary termination of any optionee in connection with a change in control will cause the immediate vesting of any unvested stock options then held by the optionee. As noted above, Mr. Wagenheim has a similar provision in his employment agreement.

PROPOSAL NO. 3

APPROVAL OF OPTION EXCHANGE PROGRAM

Overview

        Our compensation committee has determined that it would be in the best interests of our company and our shareholders to implement a one-time stock option exchange program, as described in detail below, subject to shareholder approval. The option exchange program would permit our employees and executive officers to exchange outstanding options with an exercise price in excess of $6.00 per share for the same number of new options with an exercise price of $2.00 per share. This price is greater than the closing sales price of one share of our common stock as quoted by the NASDAQ Capital Market on the date of the new grant, namely December 28, 2010. As a result, our compensation committee has determined that this new exercise price represents "fair market value" under the plan.

        The compensation committee believes the option exchange program would (1) enhance long-term shareholder value by improving our ability to incentivize and retain our employees and (2) prevent additional equity award "overhang" (that is, the number of shares subject to outstanding equity awards relative to the total number of shares of our common stock outstanding) through the cancellation of outstanding options that currently provide no meaningful retention or incentive value to our employees.

        Shareholder approval is required for the option exchange program under our Amended and Restated Equity Incentive Plan and the rules of the NASDAQ Capital Market. We must receive an affirmative vote of a majority of the total number of shares present in person or represented by proxy and entitled to vote on the proposal at the meeting in order for this proposal to be approved.

Reasons for the Option Exchange Program

        Equity awards have been, and continue to be, a key part of our incentive compensation and retention programs and are designed to motivate and reward the efforts of our employees. If approved by our shareholders, the option exchange program would be open to all employees, including our executive officers, as of December 28, 2010. For purposes of the option exchange program, we refer to the employees described above as "eligible employees." We believe that to retain qualified individuals, we need to maintain competitive compensation and incentive programs.

        Like many other companies in the restaurant industry, our stock price has experienced significant volatility and decline over the past years. As a result, 37 eligible employees hold options for the purchase of an aggregate of 193,778 shares of common stock with exercise prices significantly higher than the current market price of our common stock. Specifically, the weighted average exercise price of such options held by eligible employees was $23.02 per share as compared to a $1.905 closing price for one share of our common stock on December 28, 2010. As such, these options may not be sufficiently effective to retain and motivate these individuals to enhance long-term shareholder value, yet we continue to recognize significant compensation expense for accounting purposes with respect to these underwater options. We believe an option exchange program can link long-term incentives of our employees with the desired increase in shareholder value.

        When considering how best to retain and provide incentives to our eligible employees holding options that are priced above the current market price, we considered other alternatives, including granting additional equity awards. Granting additional options or other types of equity awards to such persons at current market prices could substantially increase our overhang and cause potential dilution to our shareholders.

        We then considered an option exchange program. We determined that a program under which eligible employees could exchange options that are priced above $6.00 per share for the same number of options with an exercise price of $2.00 per share was most attractive for a number of reasons, including the following:

  •
  Reasonable Incentives.  As described in more detail below, under the program participating eligible employees would surrender fully or partially-vested options that are priced substantially above the current market price of our common stock for the same number of unvested options that would have an exercise price equal to $2.00 per share. We believe the grant of options with an exercise price that reflects a more current stock price that vests in full on December 28, 2011 is a reasonable exchange for underwater options and would have a much stronger current impact on retention than do underwater options.

  •
  Restore Retention Incentives.  We rely on skilled and educated managers and other employees at our restaurant locations. Competition for these employees is significant. We continue to believe that equity awards are an important component of the total compensation of our employees. We believe that substantially underwater options do not have sufficient impact on employee motivation and retention (and in fact, may have the reverse impact), and that for our stock options to serve their intended purposes, they need to be exercisable at least near the current price of our common stock. The failure to address the underwater option issue in the near to medium term may make it more difficult for us to retain our key employees. If we cannot retain these employees, our business, results of operations and future stock price could be adversely affected.

  •
  Prevent Additional Overhang.  Not only do underwater options have little or no retention value, they cannot be removed from our pool of awarded equity options until they are exercised, expire or otherwise terminate (for example, when an employee leaves our employment). If all eligible options are exchanged, options to purchase approximately 193,778 shares would be surrendered and cancelled, while new options covering 193,778 shares would be issued, resulting in no increase in our equity award "overhang."

Description of the Option Exchange Program

Eligible Employees

        If approved by our shareholders, the option exchange program would be open to all of our employees, including our executive officers, as of December 28, 2010. Thirty-seven persons are eligible employees. Of such total, four persons are executive officers. Collectively, our four executive officers hold eligible options for the purchase of 138,494 shares of our common stock out of the total 193,778 shares of our common stock that are subject to existing options which would be eligible for surrender in the option exchange program. Participation in the program would be voluntary.

Eligible Options

        The only options that eligible employees may exchange in the option exchange program are those outstanding options with an exercise price in excess of $6.00 per share.

        If an eligible employee has more than one eligible option grant, then he or she may pick and choose which eligible option grant(s) to exchange. But if the eligible employee elects to exchange an individual eligible option grant, the entire option grant must be tendered.

        As of December 28, 2010, eligible employees held eligible options to purchase 193,778 shares of our common stock, with a weighted average exercise price of $23.02 per share and a weighted average remaining term of 5.08 years.

Exchange Ratio

        The option exchange program is a one-for-one exchange. Eligible employees surrendering outstanding options would receive new options covering the same number of shares that are covered by the surrendered options.

Vesting Schedule

        The vesting schedule of the new options will not be the same as that which applied to the eligible options prior to participation in the exchange program. The new options will instead vest in full on December 28, 2011, one year following the date of approval of the option exchange program by our board of directors.

Term

        The term of the new options will be the same as that which applied to the eligible options prior to participation in the exchange program.

Implementing the Option Exchange Program

        We have not commenced the option exchange program and will not do so unless our shareholders approve this proposal. If we receive shareholder approval of the program, the program will commence at a time determined by our board of directors. It is currently anticipated that the program will commence in May 2011 and expire in June 2011, subject to approval of the program by our shareholders. If approved, we intend to commence the option exchange program promptly following the shareholders' meeting.

        Upon the commencement of the option exchange program, eligible employees holding eligible options would receive written materials explaining the precise terms and timing of the program (an "offer to exchange"). Eligible employees would be given at least 20 business days to elect to exchange some or all of their eligible options. Eligible employees would make this election by filling out an election form which would be distributed to them as part of the offer to exchange and submitting the form to our designated representative within the 20 business day period (or such longer period as we choose to keep the offer open). After the offer to exchange is closed, all eligible options that were surrendered for exchange would be cancelled, and participants would receive the new replacement options granted on December 28, 2010 under our Amended and Restated Equity Incentive Plan. All new options granted pursuant to the option exchange program will retain the same status as the eligible option it replaces to the extent permissible under the law (e.g., if an eligible option was intended to be a incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), then the new option will be an incentive stock option to the extent permissible under the law).

        At or before commencement of the option exchange program, we would file the offer to exchange with the Securities and Exchange Commission (the "SEC") as part of the tender offer statement on Schedule TO. Employees, as well as shareholders and members of the public, would be able to obtain the offer to exchange and other documents we file with the SEC free of charge from the SEC's website at www.sec.gov.

U.S. Federal Income Tax Consequences

        The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the option exchange program. A more detailed summary of the applicable tax considerations to participants will be provided in the offer to exchange. We believe the exchange of eligible options for replacement options pursuant to the option exchange program should be treated as a non-taxable exchange and neither we nor any of the participants should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options for replacement options. However, the tax consequences of the option exchange program are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position. The law and regulations themselves are also subject to change. All holders of eligible options are urged to consult their own tax advisors regarding the tax treatment of participating in the option exchange program under all applicable laws prior to participating in the option exchange program.

Potential Modification to Terms of Option Exchange Program to Comply with Governmental Requirements

        The terms of the option exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC would require us to materially modify the program's terms, it is possible that we may need to alter the terms of the program to comply with comments from the SEC. In addition, we may find it necessary or appropriate to change the terms of the exchange program to take into account our administrative needs, accounting rules, company policy decisions that make it appropriate to change the exchange program and the like. Our board of directors will thus retain the discretion to make any such necessary or desirable changes to the terms of the program for purposes of complying with comments from the SEC or addressing the factors described in the preceding sentence.

Financial Accounting Consequences

        We account for stock-based compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation ("ASC 718"). Under ASC 718, to the extent the fair value of each award of stock options granted pursuant to the option exchange program exceeds the fair value of the surrendered options at the modification date, such excess is considered incremental compensation. This excess, in addition to any remaining unrecognized expense for the eligible options surrendered in exchange for the new options, will be recognized by our company as an expense for compensation. This expense will be recognized ratably over the vesting period of the new options in accordance with the requirements of ASC 718. In the event that any awards of new options are forfeited prior to their vesting due to termination of an employee's employment, the compensation cost related to the forfeited stock options will not be recognized.

Effect on Shareholders

        We are unable to predict the precise impact of the option exchange program on our shareholders because we are unable to predict how many or which eligible employees may exchange their eligible options. The following table summarizes the effect of the program, assuming all eligible options were exchanged, as of December 28, 2010:

	Prior to Exchange	After Exchange
Shares of Common Stock Outstanding	7,387,895	7,387,895
All Outstanding Options	1,121,389	1,121,389
Weighted Average Exercise Price	$6.19	$2.55
Weighted Average Remaining Term	8.5 years	8.5 years

        If you are both a shareholder and an employee holding eligible options, please note that voting to approve the option exchange program does not constitute an election to participate in the program.

 New Plan Benefits

        The decision to participate in the option exchange program is completely voluntary. Therefore, we are not able to predict who or how many employees will elect to participate, how many options will be surrendered for exchange or the number of shares of our common stock which will be issued in exchange for canceled options.

Vote Required

        The affirmative vote of the greater of (i) a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote on this proposal at the meeting and (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, is required to approve this proposal. Abstentions will be considered for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares on this proposal. The board of directors considers approval of the option exchange program to be in the best interests of our company and our shareholders and recommends that you vote "FOR" approval of this proposal.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of the end of fiscal year 2010 with respect to compensation plans under which our equity securities are authorized for issuance.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,113,890		$5.34	5,937	(1)
Equity compensation plans not approved by security holders	260,278	(2)	$1.88	—
Total	1,374,168		$5.34	5,937

(1)
Represents shares remaining available for future issuance under our Amended and Restated Equity Incentive Plan. On January 1st of each year, the aggregate number of shares of stock that may be awarded under the Amended and Restated Equity Incentive Plan automatically increases by 150,000 shares of stock. As a result, an additional 150,000 shares (not shown above) became available for future issuance under our Amended and Restated Equity Incentive Plan as of January 1, 2011.

(2)
Represents (a) an aggregate of 4,166 shares of common stock underlying ten-year options exercisable at $9.90 per share issued on December 27, 2001, to an executive officer who also serves as a director; (b) an aggregate of 3,333 shares of common stock underlying ten-year options exercisable at $14.70 per share issued on February 11, 2003 to a former executive officer who also served as a director; (c) an aggregate of 199,447 shares of common stock underlying five-year warrants exercisable at a weighted average per-share price of $1.60 issued between February 7, 2009 and August 25, 2009 to certain of our landlords; and (d) an aggregate of 53,332 shares of common stock underlying five-year warrants exercisable at $1.52 per share issued to a bridge lender of which a former director is a member and in which such former director has a beneficial interest on March 30, 2009.

PROPOSAL NO. 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

        We are committed to a compensation philosophy that:

  •
  Attracts and retains named executive officers;

  •
  Motivates our named executive officers to achieve our company's business objectives; and

  •
  Aligns the interests of our named executive officers with the long-term interests of our company's shareholders.

        To fulfill this philosophy, our compensation committee seeks to:

  •
  Compensate our named executive officers at or above market level for the industry; and

  •
  Tie the compensation provided our named executive officers to the performance of our company.

        Our objective is to set compensation at market level for the industry. Our compensation committee endeavors to attract top management during our company's early growth years. By tying annual incentive compensation to our key financial performance goals, the committee seeks to motivate our named executive officers to achieve our corporate goals and objectives. These efforts result in the alignment of our named executive officers with the growth and success of our company, and ultimately results in satisfying the long-term interests of our company's shareholders.

        We have structured our annual and long-term incentive-based cash and non-cash executive compensation programs to motivate executives to achieve the business goals of our company and reward them for achieving these goals. We believe our executive compensation program is strongly aligned with the long-term interests of our shareholders. We urge you to read the "Executive Compensation" section of this proxy statement for additional details regarding our executive compensation.

        Congress has enacted requirements commonly referred to as "say on pay" rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. As required by these rules, we are asking our shareholders to vote on the adoption of the following resolution:

  BE IT RESOLVED by the shareholders of Granite City Food & Brewery Ltd. ("Granite City") that the shareholders approve the compensation of Granite City's named executive officers as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules.

        As an advisory vote, this proposal is non-binding. Although this vote is non-binding, our board of directors and compensation committee value the opinions of our shareholders, and will consider the outcome of this vote when making future compensation decisions for our named executive officers.

Vote Required

        The affirmative vote of the greater of (i) a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote on this proposal at the meeting and (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, is required to approve this proposal. Abstentions will be considered for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares on this proposal. The board of directors recommends that you vote "FOR" approval of this proposal.

 PROPOSAL NO. 5

ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

Introduction

        As part of the "say on pay" rules adopted by Congress, our shareholders may indicate, by a non-binding advisory vote, the frequency at which they desire to have an advisory vote on the compensation paid to our named executive officers. (In other words, how often a proposal similar to Proposal No. 4 will be included in the matters to be voted upon at annual meetings by our shareholders.) The choices available under the "say on pay" rules are every year, every other year, or every third year.

        Our board of directors recommends that the frequency of shareholder votes on executive compensation should be every three years. Our compensation committee views the way it compensates our named executive officers as an essential part of its strategy for achieving sustainable economic growth. Our board believes that a triennial vote will permit our company to continue to focus on developing compensation practices that are in the best long-term interests of our shareholders, while simultaneously giving shareholders the time frame they need to fully evaluate the design and effectiveness of those practices. Our board believes that more frequent advisory votes could have the unintended consequence of causing our company to focus on the short-term impact of its compensation practices to the possible detriment of the long-term health of our company.

        The frequency selected by the shareholders for conducting say on pay voting at the annual meetings of shareholders is not a binding determination. However, the frequency selected will be given due consideration by our board of directors in its discretion.

Vote Required

        The affirmative vote of the greater of (i) a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote on this proposal at the meeting and (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, is required to determine the frequency selected by the shareholders. Abstentions will be considered for purposes of calculating the vote, but will not be considered to have been voted in favor of a particular frequency. Broker non-votes are counted towards a quorum, but are not counted for any purpose with respect to this matter. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote for a particular frequency. The board of directors recommends that you select "3 YEARS" as the desired frequency for shareholder votes on executive compensation under the say on pay rules.

 SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

        If a shareholder wishes to present a proposal for consideration for inclusion in the proxy materials for the next special meeting of shareholders, the proposal must be sent by certified mail, return receipt requested, and must be received at the executive offices of Granite City Food & Brewery Ltd., 5402 Parkdale Drive, Suite 101, Minneapolis, Minnesota 55416, Attention: Monica A. Underwood, Vice President of Finance and Secretary, no later than March 23, 2011. All proposals must conform to the rules and regulations of the SEC. Under SEC rules, if a shareholder notifies us of his or her intent to present a proposal for consideration at the next special meeting of shareholders after June 6, 2011, we, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary authority with respect to such proposal without including information regarding such proposal in our proxy materials.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that has reports, proxy statements and other information about our company. The address of that site is http://www.sec.gov. The reports and other information filed by our company are also available at our Internet site, which is http://www.gcfb.net. Internet site materials are not part of this proxy statement.

        The SEC allows us to "incorporate by reference" information into this proxy statement. This means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or in later filed documents incorporated by reference in this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC and any additional documents that we may filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the special meeting (other than those documents, or the portions of those documents, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about our company and our financial performance.

SEC Filings (File No. 000-29643)	Period
Annual Report on Form 10-K, as amended	Fiscal year ended December 29, 2009
Quarterly Reports on Form 10-Q	Fiscal quarters ended March 30, 2010, June 29, 2010 and September 28, 2010
Current Reports on Form 8-K	Filed on March 4, 2010, March 16, 2010, June 23, 2010, August 26, 2010, August 31, 2010, September 7, 2010, and December 28, 2010.
Description of our common stock contained in our Registration Statement on Form 8-A/A filed on December 22, 2005, as the same may be amended from time to time

        You may already have been sent some of the documents incorporated by reference, but you can obtain any of them from our company or from the SEC. Documents incorporated by reference are available from our company, without charge, excluding all exhibits, unless an exhibit has specifically been incorporated by reference in this proxy statement. Shareholders may obtain these documents incorporated by reference by requesting them in writing from Monica A. Underwood, Vice President Finance and Secretary, at 5402 Parkdale Drive, Suite 101, Minneapolis, Minnesota 55416 or by telephone from Ms. Underwood at (952) 215-0662.

Sincerely,
GRANITE CITY FOOD & BREWERY LTD.

Steven J. Wagenheim President and Chief Executive Officer

Minneapolis, Minnesota
 [mail date], 2011

 Appendix A

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

GRANITE CITY FOOD & BREWERY LTD.

AND

CONCEPT DEVELOPMENT PARTNERS LLC

FEBRUARY 8, 2011

A-i

A-ii

A-iii

STOCK PURCHASE AGREEMENT

        This Stock Purchase Agreement, dated as of February 8, 2011 (this "Agreement"), is entered into by and between Granite City Food & Brewery Ltd., a Minnesota corporation (the "Company"), and Concept Development Partners LLC, a Delaware limited liability company (the "Buyer").

RECITALS

        A.    WHEREAS, the Company and the Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended (the "1933 Act");

        B.    WHEREAS, the Buyer desires to purchase and the Company desires to issue and sell, upon the terms and conditions set forth in this Agreement, 3,000,000 shares (the "Shares") of Series A Convertible Preferred Stock, $0.01 par value, of the Company (the "Series A Preferred"), the terms of which are set forth in a Certificate of Designation of Rights and Preferences to be filed with the Secretary of State of the State of Minnesota, substantially as set forth in Exhibit A (the "Certificate of Designation"); and

        C.    WHEREAS, the parties hereto have agreed to enter into certain other transactions and execute and deliver certain other documents and instruments as contemplated by this Agreement.

        NOW THEREFORE, the Company and the Buyer hereby agree as follows:

ARTICLE 1

DEFINITIONS

        "Accredited Investor" has the meaning set forth in Section 3.3.

        "Acquisition Proposal" has the meaning set forth in Section 5.2(d).

        "Adverse Recommendation Notice" has the meaning set forth in Section 5.2(b).

        "Agreement" has the meaning set forth in the opening paragraph hereof.

        "Alternative Acquisition Agreement" has the meaning set forth in Section 5.2(b).

        "Ancillary Agreements" means, collectively, the Credit Facility Agreement, the Debt Conversion Agreement Amendment, the DHW Registration Rights Agreement Amendment, the Employment Agreements, the Lease Amendments, the Master Agreement Amendment, the Release and Escrow Agreements, the Shareholder Voting Agreement and the Troy Purchase Agreement.

        "Buyer" has the meaning set forth in the opening paragraph hereof.

        "Change in Company Recommendation" has the meaning set forth in Section 5.2(b).

        "Closing" has the meaning set forth in Section 2.3.

        "Closing Date" means the first business day following the day on which the last to be fulfilled or waived of the conditions set forth in Article 6 and Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

        "Common Stock" means the Company's Common Stock, par value $0.01 per share.

        "Company" has the meaning set forth in the opening paragraph hereof.

        "Company Disclosure Schedule" has the meaning set forth in Article 4.

        "Company Shareholder Approval" has the meaning set forth in Section 5.4(a).

        "Company Shareholders Meeting" has the meaning set forth in Section 5.4(a).

        "Credit Facility Agreement" means a third party debt facility which totals at least $10,000,000.

        "Current Filings" means (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2009, as amended; (b) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2010; (c) the Company's Quarterly Report on Form 10-Q for the quarter ended June 29, 2010; (d) the Company's Quarterly Report on Form 10-Q for the quarter ended September 28, 2010; (e) the Company's Current Reports on Form 8-K filed with the SEC on March 4, 2010, March 16, 2010, June 23, 2010, August 26, 2010, August 31, 2010, September 7, 2010 and December 28, 2010; and (f) the Company's Definitive Proxy Statement on Schedule 14A for its 2010 Annual Shareholders Meeting, filed with the SEC on July 21, 2010.

        "Debt Conversion Agreement Amendment" means Amendment No. 2 to that certain Debt Conversion Agreement between DHW and the Company, substantially in the form attached as Exhibit B.

        "DHW" means DHW Leasing, L.L.C., a South Dakota limited liability company.

        "DHW Stock Repurchase Agreement" means that certain Stock Repurchase Agreement dated the date hereof by and between the Company and DHW.

        "DHW Registration Rights Agreement Amendment" means Amendment No. 1 to that certain Registration Rights Agreement between DHW and the Company, substantially in the form attached as Exhibit C.

        "Dunham" means, collectively, Mr. & Mrs. Donald A. Dunham, Jr., Mr. Charles J. Hey, Dunham Capital Management, L.L.C., DHW, and each of their and its affiliates.

        "Employment Agreements" mean (a) the Executive Employment Agreement between the Company and Robert Doran, (b) the Executive Employment Agreement between the Company and Dean Oakey and (c) the Amended and Restated Executive Employment Agreement between the Company and Steven J. Wagenheim.

        "Environmental Laws" has the meaning set forth in Section 4.13.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Evaluation Material" has the meaning set forth in Section 5.13.

        "Hazardous Materials" has the meaning set forth in Section 4.13.

        "Indemnified Party" has the meaning set forth in Section 9.1.

        "Intellectual Property" has the meaning set forth in Section 4.8.

        "Investment Company" has the meaning set forth in Section 4.15.

        "Knowledge" with respect to the Company means the actual knowledge of any member of the Board of Directors of the Company or the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company on the date of this Agreement or the Closing Date, as applicable.

        "Lease Amendments" shall mean the amendments to the leases between the Company and Dunham regarding the Company's Ft. Wayne, Creve Coeur, Madison, Roseville, Rockford and Maumee locations.

        "Lease Restructuring and Option Agreement" means the Lease Restructuring and Option Agreement dated the date hereof, among Dunham Capital Management, L.L.C., GC Rosedale, L.L.C. and the Company.

        "Lock-Up Agreements" means the letter agreements signed by the continuing directors and executive officers of the Company restricting their ability to transfer shares of Common Stock that each beneficially owns for the period of time specified in such letter agreements.

        "Losses" has the meaning set forth in Section 8.2.

        "Master Agreement Amendment" means Amendment No. 3 to the Master Agreement between Dunham Capital Management, L.L.C., DHW Leasing, L.L.C. and Dunham Equity Management, L.L.C, substantially in the form attached as Exhibit D.

        "Material Adverse Effect" means any material adverse effect on (a) the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith; or (b) the business, operations, assets, financial condition or prospects of the Company and its Subsidiaries, taken as a whole, other than (i) any change or effect relating to local, regional or United States national political, economic or financial conditions or resulting from or arising out of developments or conditions in credit, financial or securities markets, including without limitation, caused by acts of terrorism or war (whether or not declared) or any material worsening of such conditions existing as of the date of this Agreement, (ii) any change or effect generally affecting the industries, geographic areas or business segments in which the Company and its Subsidiaries operate, including without limitation, any increase in the prices of raw materials, to the extent such change or effect does not materially, disproportionately affect the Company relative to other industry participants, (iii) seasonal fluctuations in the business of the Company and its Subsidiaries that are reasonably consistent with the Company's and its Subsidiaries' historical seasonable fluctuations in operating performance, or (iv) any change in applicable law, rules or regulations or U.S. generally accepted accounting principles or the interpretation thereof.

        "MBCA" means Chapter 302A of Minnesota Statutes, also known as the Minnesota Business Corporation Act.

        "1933 Act" has the meaning set forth in the recitals hereof.

        "1934 Act" means the Securities Exchange Act of 1934, as amended.

        "Notice Period" has the meaning set forth in Section 5.2(b).

        "Potential Superior Proposal" has the meaning set forth in Section 5.2(a).

        "Proxy Statement" has the meaning set forth in Section 5.3(a).

        "Purchase Price" has the meaning set forth in Section 2.2.

        "Registrable Securities" means the shares of common stock of the Company issued by the Company to the holder of the Shares upon a conversion, pursuant to the Certificate of Designation, of the Shares or any other shares of Common Stock issued pursuant to the terms of this Agreement and held by such holder.

        "Registration Rights Agreement" means the Registration Rights Agreement, substantially in the form attached as Exhibit E, executed and delivered on the Closing Date, pursuant to which the Company agrees to register the resale of the Registrable Securities under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

        "Regulation S" means Regulation S promulgated under the 1933 Act.

        "Release and Escrow Agreements" means the three Release and Escrow Agreements among DHW, the Company and each of DHW's lenders, substantially in the form attached as Exhibit F.

        "Representatives" has the meaning set forth in Section 5.2(a).

        "Rule 144" means Rule 144 promulgated under the 1933 Act.

        "SEC" means the United States Securities and Exchange Commission.

        "SEC Documents" has the meaning set forth in Section 4.5.

        "Series A Preferred" has the meaning set forth in the recitals hereof.

        "Shareholder Voting Agreement" means the Shareholder Voting Agreement between the Company and DHW to be entered into as of the Closing.

        "Shares" has the meaning set forth in the recitals hereof.

        "Subsidiaries" means any corporation or other organization, whether incorporated or unincorporated, in which the Company owns, directly or indirectly, any equity or other ownership interest.

        "Superior Proposal" has the meaning set forth in Section 5.2(d).

        "Termination Date" has the meaning set forth in Section 10.2(a).

        "Transaction Documents" means this Agreement, the Registration Rights Agreement, and the DHW Stock Repurchase Agreement.

        "Troy Property" means the approximately two-acre real property site on Big Beaver Road in Troy, Michigan owned by Dunham.

        "Troy Purchase Agreement" means the Purchase Agreement between the Company and Dunham Capital Management, L.L.C., regarding the Troy Property, to be entered into in conjunction with the Closing.

        "Voting Agreement and Irrevocable Proxy" means the Voting Agreement and Irrevocable Proxy dated the date hereof among DHW Leasing, L.L.C., certain shareholders of the Company, the Company, Joel C. Longtin, Steven J. Wagenheim and the Buyer.

ARTICLE 2

PURCHASE AND SALE OF PREFERRED STOCK

        2.1    Purchase of Preferred Stock.     Subject to the terms and conditions of this Agreement, on the Closing Date, the Company shall issue and sell the Shares to the Buyer, and the Buyer shall purchase from the Company the Shares.

        2.2    Purchase Price and Form of Payment.     At the Closing, the Buyer shall pay $9,000,000 (the "Purchase Price") for the Shares, by wire transfer of immediately available funds in accordance with the Company's written instructions.

        2.3    Payment of Buyer Fees and Expenses.     Concurrent with Buyer's payment of the Purchase Price, the Company shall pay to Buyer a cash transaction fee of $485,000 plus all of Buyer's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, the other Transaction Documents and the Ancillary Agreements.

        2.4    Closing Date.     Subject to the satisfaction (or permitted written waiver) of the conditions set forth in Article 6, Article 7 and Article 8 below, the closing of the transactions contemplated by this Agreement shall be held on the Closing Date at the offices of Briggs and Morgan, Professional Association, 2200 IDS Center, 80 South Eight Street, Minneapolis, Minnesota, or at such other location as may be mutually agreed upon by the parties to this Agreement (the "Closing").

ARTICLE 3

BUYER'S REPRESENTATIONS AND WARRANTIES

        The Buyer represents and warrants to the Company that:

        3.1    Organization and Qualification.     The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, with full power and authority to purchase the Shares.

        3.2    Authorization; Enforcement.     This Agreement has been duly and validly authorized by, and duly executed and delivered on behalf of, the Buyer, and this Agreement constitutes the valid and binding agreement of the Buyer enforceable in accordance with its terms, except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors' rights generally; (ii) equitable limitations on the availability of specific remedies; and (iii) principles of equity.

        3.3    Securities Matters.     In connection with the Company's compliance with applicable securities laws:

          (a)   The Buyer understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemption and the eligibility of the Buyer to acquire the Shares.

          (b)   The Buyer is purchasing the Shares for its own account, not as a nominee or agent, for investment purposes and not with a present view towards distribution.

          (c)   The Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act (an "Accredited Investor"), and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares. The Buyer understands that its investment in the Shares involves a significant degree of risk. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

        3.4    Information.     The Buyer and its advisors, if any, have been furnished with all information relating to the business, finances and operations of the Company and information relating to the offer and sale of the Shares that has been requested by the Buyer or its advisors. Buyer has access to and has reviewed the Current Filings. Neither such inquiries nor any other due diligence investigation conducted by Buyer or any of its advisors or representatives shall modify, amend or affect Buyer's right to rely on the Company's representations and warranties contained in Article 4 below.

        3.5    Ownership.     As of the date of this Agreement, Buyer owns no Common Stock of the Company.

        3.6    Financial Capability.     Buyer currently has or will have at Closing available funds necessary to pay the Purchase Price on the terms contemplated by this Agreement.

        3.7    Brokers and Finders.     Neither Buyer nor any of its Affiliates has taken any action which would give rise to any claim by any person for brokerage commissions, transaction fees or similar payments relating to this Agreement or the transactions contemplated hereby.

        3.8    Restrictions on Transfer.     The Buyer understands that the Shares have not been and are not being registered under the 1933 Act or any applicable state securities laws. The Shares may not be transferred unless (i) the Shares are sold pursuant to an effective registration statement under the 1933 Act, (ii) the Buyer shall have delivered to the Company an opinion of counsel to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions, (iii) the Shares are sold or transferred to an "affiliate" (as defined in Rule 144 (or a successor rule)) of the Buyer who agrees to sell or otherwise transfer the Shares only in accordance with this Section 3.8 and who is an Accredited Investor, (iv) the Shares are sold pursuant to Rule 144, or (v) the Shares are sold pursuant to Regulation S (or a successor rule), and the Buyer shall have delivered to the Company an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions. Notwithstanding the foregoing or anything else contained herein to the contrary, the Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

        The Buyer understands that until such time as the Shares have been converted to Registrable Securities and have been resold pursuant to a registration statement filed under the 1933 Act as contemplated by the Registration Rights Agreement, are eligible for resale pursuant to Rule 144(b)(1) under the 1933 Act without volume limitations, or are sold pursuant to another exemption from registration, certificates evidencing the Shares and the Registrable Securities shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates evidencing such Shares):

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS AFFORDED UNDER APPLICABLE LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, HYPOTHECATED, TRANSFERRED OR OTHERWISE ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH LAWS."

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the Company's Disclosure Schedule attached hereto ("Company Disclosure Schedule"), the Company represents and warrants to the Buyer that:

        4.1    Organization and Qualification.     Each of the Company and its Subsidiaries, if any, is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, with full power and authority as a corporation or other entity to own, lease, use and operate its properties and to carry on its business as now operated and conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary.

        4.2    Authorization; Enforcement.     The Company has all requisite corporate power and authority to enter into and perform this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby and to issue the Shares, in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Shares) have been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company, its Board of Directors, or its shareholders is required, other than the Company Shareholder Approval. This Agreement and the Transaction Documents have been duly executed and delivered by the Company. This Agreement constitutes, and each of the Transaction Documents will constitute, upon execution and delivery by the Company, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors' rights generally; (ii) equitable limitations on the availability of specific remedies; and (iii) principles of equity.

        4.3    Capitalization; Valid Issuance of Securities.     As of the date hereof, the authorized capital stock of the Company consists of 90,000,000 shares of Common Stock, of which 7,380,304 shares are issued and outstanding, and 10,000,000 shares of preferred stock, $0.01 par value per share, of which, 3,000,000 shares, including the Shares to be sold to the Buyer as contemplated by this Agreement, are issued and outstanding. All of such outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable. The Shares have been duly authorized and upon issuance pursuant to the terms of this Agreement, and upon conversion to Registrable Securities, the Registrable Securities, will be validly issued, fully paid and nonassessable. As of the date of this Agreement, the Company has reserved (i) 6,000,000 shares of Common Stock for issuance upon conversion of the Shares; (ii) 1,000,000 shares of Common Stock issuable in conjunction with any dividends on the Shares and (iii) 1,362,953 shares of Common Stock upon exercise of options previously approved or awarded by the Company, or the Company's outstanding warrants or convertible debt securities. No shares of capital stock of the Company are subject to preemptive rights or any other similar rights of the shareholders of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company. Except as disclosed in the Current Filings, as of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries, or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock, (ii) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of its or their securities under the 1933 Act (except the Registration Rights Agreement) and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Shares. Except for the agreements contemplated in connection with the Transactions or as disclosed in the Current Filings, the Company is not a party to, and to the Company's Knowledge, none of its shareholders are a party to, any agreements with respect to the voting or transfer of the Company's capital stock or with respect to any other material aspect of the Company's affairs.

        4.4    No Conflicts.     The execution, delivery and performance by the Company of this Agreement, the Transaction Documents, the Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Shares) will not (i) conflict with or result in a violation of any provision of the Articles of Incorporation or the Bylaws, each as amended, of the Company, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, patent, patent license or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a material violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound. Neither the Company nor any of its Subsidiaries is in violation of its Articles of Incorporation, Bylaws or other organizational documents, and neither the Company nor any of its Subsidiaries is in default (and no event has occurred which with notice or lapse of time would result in a default) under, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any property or assets of the Company or any of its Subsidiaries is bound. Except as specifically contemplated by this Agreement and as required under the 1933 Act and any applicable state securities laws, NASDAQ Marketplace Rules, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under this Agreement or the Transaction Documents. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof, except for those required and contemplated by the Registration Rights Agreement. The Company is not in violation of the listing requirements of the NASDAQ Capital Market and does not reasonably anticipate that the Common Stock will be delisted by the NASDAQ Capital Market in the foreseeable future. The Company and its Subsidiaries are unaware of any facts or circumstances that might give rise to any of the foregoing.

        4.5    SEC Documents; Financial Statements.     The Company has timely filed all registration statements, prospectuses, reports, schedules, forms, proxy statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied as to form in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in any subsequent filing prior to the date hereof.) As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, year-end adjustments or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the financial statements of the Company included in the SEC Documents, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 28, 2010 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, which, individually or in the aggregate, are not material to the financial condition or operating results of the Company.

        4.6    Absence of Certain Changes.     Since September 28, 2010, the Company has conducted its business only in the ordinary course, consistent with past practice, and since that date there has been no change and no development in the assets, liabilities, business, properties, operations, financial condition, results of operations or prospects of the Company or any of its Subsidiaries that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        4.7    Absence of Litigation.     Other than as set forth in the Current Filings, there is no material action, suit, claim, proceeding, inquiry or investigation pending before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries, or their officers or directors in their capacities as such. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

        4.8    Patents, Copyrights.     The Company owns or possesses the requisite licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights ("Intellectual Property") which management of the Company has determined are necessary to enable it to conduct its business as now operated (and, to the Company's Knowledge, as presently contemplated to be operated in the future); there is no claim or action by any person pending or, to the Company's Knowledge, threatened that challenges the right of the Company or of a Subsidiary with respect to any Intellectual Property necessary to enable it to conduct its business as now operated and, to the Company's Knowledge, as presently contemplated to be operated in the future; to the Company's Knowledge, the Company's or its Subsidiaries' current and intended products, services and processes do not infringe on any Intellectual Property or other rights held by any person; and the Company is unaware of any facts or circumstances which might give rise to any of the foregoing. The Company makes no representation that any patent will issue as a result of any pending or proposed patent application.

        4.9    Tax Status.     Each of the Company and its Subsidiaries has made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax. None of the Company's tax returns is presently being audited by any taxing authority.

        4.10    No Materially Adverse Contracts.     Neither the Company nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company's officers has or is expected in the future to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement which in the judgment of the Company's officers has or is expected to have a Material Adverse Effect.

        4.11    Certain Transactions.     Except for arm's length transactions, transactions that would not be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the 1933 Act, or transactions described or disclosed in the Current Filings, pursuant to which the Company or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Company or any of its Subsidiaries could obtain from third parties, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

        4.12    Permits; Compliance.     Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Permits"), and there is no action pending or, to the Knowledge of the Company, threatened regarding suspension or cancellation of any of the Permits.

Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, any of the Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Since September 28, 2010, neither the Company nor any of its Subsidiaries has received any notification with respect to possible conflicts, defaults or violations of applicable laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations would not have a Material Adverse Effect.

        4.13    Environmental Matters.     With respect to the Company or any of its Subsidiaries, the Company has no Knowledge of past or present violations of Environmental Laws (as defined below), releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws and neither the Company nor any of its Subsidiaries has received any notice with respect to any of the foregoing, nor is any action pending or, to the Company's Knowledge, threatened in connection with any of the foregoing. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. Other than those that are or were stored, used or disposed of in compliance with applicable law, the Company has no Knowledge that Hazardous Materials are contained on or about any real property currently owned, leased or used by the Company or any of its Subsidiaries, or that Hazardous Materials were released on or about any real property previously owned, leased or used by the Company or any of its Subsidiaries during the period the property was owned, leased or used by the Company or any of its Subsidiaries, except in the normal course of the Company's or any of its Subsidiaries' business.

        4.14    Title to Property.     The Company and its Subsidiaries have good and marketable title to all personal property owned by them and material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects, except such as would not have a Material Adverse Effect. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as would not have a Material Adverse Effect.

        4.15    No Investment Company.     The Company is not, and upon the issuance and sale of the Shares as contemplated by this Agreement will not be an "investment company" as defined under the Investment Company Act of 1940 (an "Investment Company"). The Company is not controlled by an Investment Company.

        4.16    No Brokers.     The Company has taken no action which would give rise to any claim by any person for brokerage commissions, transaction fees or similar payments relating to this Agreement or the transactions contemplated hereby.

        4.17    Registration Rights.     Except pursuant to the Registration Rights Agreement, effective upon the Closing, neither Company nor any Subsidiary is currently subject to any agreement providing any person or entity any rights (including piggyback registration rights) to have any securities of the Company or any Subsidiary registered with the SEC or registered or qualified with any other governmental authority.

        4.18    1934 Act Registration.     The Common Stock is registered pursuant to Section 12(g) of the 1934 Act, and the Company has taken no action designed to, or which, to the Knowledge of the Company, is likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act.

        4.19    Labor Relations.     No labor or employment dispute exists or, to the Knowledge of the Company, is imminent or threatened, with respect to any of the employees or consultants of the Company that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        4.20    Insurance.     The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are reasonable and customary for companies in the Company's line of business. The Company has no reason to believe that it will not be able to renew existing insurance coverage for itself and its Subsidiaries as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary or appropriate to continue business.

        4.21    ERISA.     Except as disclosed in the Current Filings, the Company does not have any employee benefit plan as defined in Section 3(3) of ERISA or any other executive or employee compensation program, and the Company has substantially performed all material obligations, whether arising by operation of law or by contract, respecting the plans and programs disclosed in the Company Disclosure Schedule, has no Knowledge respecting defaults or violations respecting such plans and programs and has timely made all contributions required to be made to such plans and programs. As to each employee benefit plan disclosed in the Company Disclosure Schedule that is intended to be "qualified" under Section 401 of the Code, such plan has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and remains so qualified. Neither the Company, nor any trade or business whether or not incorporated which together with the Company would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA, sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date of this Agreement sponsored, maintained or contributed to any employee pension benefit plan, as defined in Section 3(2) of ERISA. The consummation of the transactions contemplated by this Agreement will not require the Company to make a larger contribution to, pay greater benefits or provide any other rights under any plan or program disclosed in the Company Disclosure Schedule or otherwise.

        4.22    Disclosure.     The Company understands and confirms that each Buyer will rely on the representations and covenants contained herein in effecting the transactions contemplated by this Agreement and the Transaction Documents. All disclosure provided to the Buyers regarding the Company herein or in the Current Filings, including the disclosures in the Company Disclosure Schedule attached hereto furnished by or on behalf of the Company, taken as a whole is true and correct in all material respects and does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for breaches or inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to have a Material Adverse Effect. No event or circumstance has occurred or information exists with respect to the Company or its Subsidiaries or its or their businesses, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

        4.23    Disclosure Controls.     Each of the Company and its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the 1934 Act of the Company and each of its Subsidiaries provide reasonable assurance that material information relating to the Company and its Subsidiaries is made known to the Company's Chief Executive Officer and Chief Financial Officer and, based on an evaluation conducted as of September 28, 2010, there are no significant deficiencies or weaknesses in the design or operations of internal controls that could adversely affect the Company's ability to record, process and report financial data and other information required to be disclosed in the reports filed or furnished by the Company pursuant to the 1934 Act.

        4.24    Distribution Determination.     The Company has made a determination for the purposes of Section 302A.551 of the of MBCA, that the repurchase of Common Stock from DHW pursuant to the terms of the DHW Stock Repurchase Agreement meets the requirements of such section as of the date of this Agreement, assuming the consummation of the transactions contemplated by this Agreement, including the Company's drawdown of amounts under the Credit Facility Agreement.

ARTICLE 5

COVENANTS

        5.1    Interim Operations.     During the period from the date of this Agreement to the Closing (except as otherwise expressly provided, contemplated or permitted by the terms of this Agreement), the Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted at the date of this Agreement, and, to the extent consistent therewith, use its reasonable commercial efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, governmental entities, licensees, distributors and others having business dealings with the Company with respect to its business, in each case consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided or permitted by this Agreement, prior to the Closing, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

          (a)   (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights (including convertible debt), warrants or options to acquire any such shares or other securities;

          (b)   issue, deliver, grant, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock, other than (i) the issuance of shares of Common Stock upon the exercise of rights (including convertible debt), warrants or options outstanding on the date of this Agreement, (ii) options to purchase common stock issuable pursuant to the Company's policy of awarding options to its non-employee directors on the anniversary of their election to the Company's Board, (iii) modifications to or grants of directors' options as needed to prevent the forfeiture thereof upon a resignation of a director as contemplated by this Agreement (which modifications are described in the Company's Disclosure Schedule); or (iv) Common Stock or rights to purchase Common Stock triggered or issuable pursuant to antidilution provisions in warrants or other rights outstanding on the date of this Agreement;

          (c)   amend the Company's articles of incorporation or bylaws;

          (d)   acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (ii) any assets that would be material, individually or in the aggregate, to the Company, except purchases of supplies, equipment and inventory in the ordinary course of business consistent with past practice;

          (e)   sell, lease, transfer, sublicense, mortgage, pledge, grant a lien, mortgage, pledge, security interest, charge, claim or other encumbrance of any kind or nature on or otherwise encumber or dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice;

          (f)    (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (x) working capital borrowings and increases in letters of credit under revolving credit facilities incurred in the ordinary course of business consistent with past practice, (y) indebtedness incurred to refund, refinance or replace indebtedness for borrowed money outstanding on the date of this Agreement and (z) indebtedness existing solely between the Company and its wholly-owned Subsidiaries or between such Subsidiaries or (ii) make any loans, advances or capital contributions to, or investments in, any other person;

          (g)   except for capital expenditures in compliance with the amounts and timing included in the Company's written capital expenditure plan previously made available to the Buyer, make or incur any capital expenditure, except in the ordinary course of business consistent with past practice;

          (h)   change any method of tax accounting, make or change any material election relating to taxes, file any amended tax return, settle or compromise any material tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of taxes, enter into any closing agreement with respect to taxes, or surrender any right to claim a tax refund;

          (i)    except to the extent permitted by Section 5.2 of this Agreement, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party;

          (j)    adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

          (k)   enter into any new collective bargaining agreement;

          (l)    change any accounting principle used by it, except as required by applicable laws or generally accepted accounting principles;

          (m)  settle or compromise any material litigation, including any litigation that is brought by any current, former or purported holder of any capital stock or debt securities of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement, or, except in the ordinary course of business consistent with past practice or as otherwise required pursuant to contracts existing on or prior to the date of this Agreement or entered into in the ordinary course consistent with past practice after the date of this Agreement, and so long as such settlement would not impose any injunctive or similar order on the Company or restrict in any way the business of the Company, pay, discharge or satisfy any material claims, liabilities or obligations;

          (n)   except as set forth in the Company Disclosure Schedule, (i) enter into any new, or amend any existing, severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director or employee whose annual base salary exceeds $150,000, (ii) adopt any new incentive, retirement or welfare benefit arrangements, plans or programs for the benefit of current, former or retired employees or amend any existing Company compensation or benefit plan (other than amendments required by law or to maintain the tax qualified status of such plans), (iii) grant any increases in employee compensation, other than in the ordinary course consistent with past practice (which shall include normal individual periodic performance reviews and related compensation and benefit increases and bonus payments consistent with past practices) provided that any such increase shall not include increases in compensation to officers or any employee whose annual base salary exceeds $150,000 or (iv) grant any stock options or stock awards;

          (o)   cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Company), except for cancellations made or waivers granted with respect to claims other than indebtedness in the ordinary course of business consistent with past practice which, in the aggregate, are not material or for claims other than indebtedness which are cancelled or waived in connection with the settlement of the actions referred to in, and to the extent permitted by, clause (m) above;

          (p)   except as set forth in the Company Disclosure Schedule, (i) enter into any contract, agreement or other arrangement, or series of contracts, agreements or other arrangements, not in the ordinary course of business that would require the Company to expend more than $200,000 individually or $500,000 in the aggregate in any fiscal year, (ii) modify, amend in any material respect, transfer or terminate any material contract of the Company or waive, release or assign any material rights or claims thereto or thereunder, (iii) enter into or extend in any material respect any lease with respect to the Company's real property, (iv) modify, amend, transfer or terminate in any material respect any Intellectual Property agreements, standstill or confidentiality agreement with any third party, or waive, release or assign any material rights or claims thereto or thereunder or (v) enter into, modify, amend, transfer or terminate any contract to provide exclusive rights or obligations;

          (q)   except as provided in Section 5.2(b), agree, authorize or commit to do any of the foregoing or any action or fail to take any action which would result in any of the conditions set forth in Article 8 not being satisfied or that would reasonably be expected to result in a Material Adverse Effect; or

          (r)   authorize any of, or commit or agree to take any of, the foregoing actions.

        5.2    Acquisition Proposals.

          (a)    No Solicitation or Negotiation.    The Company hereby covenants that, except as expressly permitted by this Section 5.2, the Company shall not, and the Company shall use its reasonable commercial efforts to instruct and cause its officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives (such officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, "Representatives") not to, directly or indirectly:

              (i)  solicit, initiate or knowingly take any action to facilitate or encourage, whether publicly or otherwise, the submission of any inquiries or the making of any inquiry, proposal or offer or other efforts or attempts that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below);

             (ii)  enter into, or participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal; or

            (iii)  enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement with respect to any Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing.

  The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any Acquisition Proposal existing on the date of this Agreement and shall use its (and will cause the Company Representatives to use their) commercially reasonable efforts to require the other parties thereto to promptly return or destroy in accordance with the terms of such agreement any confidential information previously furnished by the Company, its Subsidiaries or its Representatives thereunder.

          Notwithstanding anything to the contrary set forth in this Agreement the Company may, to the extent failure to do so would reasonably be expected to result in a breach of the fiduciary obligations of the Company's Board of Directors under applicable law, as determined in good faith by the Company's Board of Directors after consultation with outside counsel, in response to (1) a Superior Proposal (as defined below) or (2) a bona fide, unsolicited written Acquisition Proposal that the Company's Board of Directors determines in good faith after consultation with outside counsel and its financial advisor is or is reasonably likely to lead to a Superior Proposal (any such Acquisition Proposal, a "Potential Superior Proposal"), (x) furnish information with respect to the Company to the person making such Superior Proposal or Potential Superior Proposal and its Representatives (provided that the Company shall promptly make available to the Buyer any material non-public information concerning the Company or its Subsidiaries that is made available to any person given such access which was not previously made available to the Buyer) pursuant to a customary confidentiality agreement for a period of not less than eighteen months, with a six-month standstill provision and an eighteen-month non solicitation provision and (y) participate in discussions or negotiations with such person and its Representatives regarding any such Superior Proposal or Potential Superior Proposal. The Company shall promptly advise the Buyer of the receipt by the Company of any Acquisition Proposal or any request for non public information made by any person or group of persons that has informed the Company it is considering making an Acquisition Proposal or any request for discussions or negotiations with the Company or the Company Representatives relating to an Acquisition Proposal (in each case within 48 hours of receipt thereof), and the Company shall provide to the Buyer (within such 48-hour time frame) a written summary of the material terms of such Acquisition Proposal (it being understood that such material terms shall include the identity of the person or group of persons making the Acquisition Proposal) and if the Company determines to begin providing information or to engage in discussions regarding an Acquisition Proposal. The Company shall keep the Buyer reasonably informed of any material change to the terms and conditions of any Acquisition Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any person subsequent to the date hereof which prohibits the Company from providing such information to the Buyer.

          (b)    No Change in Company Recommendation or Alternative Acquisition Agreement.    Except as expressly permitted by this Section 5.2, the Company's Board of Directors and each committee thereof shall not:

              (i)  withdraw or modify (or publicly propose to withdraw or modify), in a manner adverse to the Buyer, the approval or recommendation by the Company's Board of Directors or any committee thereof with respect to the transactions contemplated by this Agreement, the other Transaction Documents and the Ancillary Agreements;

             (ii)  cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an "Alternative Acquisition Agreement") providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement entered into in the circumstances referred to in Section 5.2(a)); or

            (iii)  approve, recommend or propose publicly to approve or recommend any Acquisition Proposal.

          Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Shareholder Approval, the Company's Board of Directors may withdraw, qualify or modify or propose publicly to withdraw, qualify or modify in any manner adverse to the Buyer, its approval or recommendation with respect to the transactions contemplated by this Agreement, the other Transaction Documents and the Ancillary Agreements or approve or recommend any Superior Proposal made or received after the date of this Agreement, if the Company's Board of Directors determines in good faith, after consultation with outside counsel, that failure to do so would reasonably be expected to result in a breach of its obligations under applicable law (a "Change in Company Recommendation"); provided, however, that no Change in Company Recommendation may be made in response to a Superior Proposal until three business days (the "Notice Period") following the Buyer's receipt of written notice from the Company (an "Adverse Recommendation Notice") (x) advising the Buyer that the Company's Board of Directors intends to make such Change in Company Recommendation and the reason for such change, (y) specifying the material terms and conditions of such Superior Proposal (including the proposed financing for such proposal) and (z) identifying any party making such Superior Proposal; provided further prior to effecting such Change in Company Recommendation in response to a Superior Proposal, the Company shall, and shall cause its legal and financial advisors to, during the Notice Period, negotiate with the Buyer in good faith (to the extent the Buyer desire to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event that during the Notice Period any revisions are made to the Superior Proposal to which the proviso in this Section 5.2(b) applies and the Company's Board of Directors in its good faith judgment determines such revisions are material (it being agreed that any change in the purchase price in such Superior Proposal shall be deemed a material revision), the Company shall be required to deliver a new Adverse Recommendation Notice to the Buyer and to comply with the requirements of this Section 5.2(b) with respect to such new written notice, except that the Notice Period shall be reduced to two business days. In determining whether to make a Change in Company Recommendation in response to a Superior Proposal, the Company's Board of Directors shall take into account any changes to the terms of this Agreement proposed by the Buyer (in response to an Adverse Recommendation Notice or otherwise) in determining whether such third party Acquisition Proposal still constitutes a Superior Proposal.

          (c)    Certain Permitted Disclosure.    Nothing contained in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its shareholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the 1934 Act or from making any other disclosure to the Company's shareholders or the general public if, in the good faith judgment of the Company's Board of Directors, after consultation with outside counsel, failure to so disclose would reasonably be expected to result in a breach of its fiduciary duties under applicable law; provided, however, that neither the Company nor the Company's Board of Directors (or any committee thereof) shall be permitted to recommend that the Company's shareholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal), unless in each case, in connection therewith, the Company's Board of Directors effects a Change in Company Recommendation; provided further that any such disclosure (other than a "stop, look and listen" communication or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act) shall be deemed to be a Change in Company Recommendation unless the Company's Board of Directors expressly reaffirms the Company Recommendation at least two business days prior to the Company Shareholders Meeting if the Buyer has delivered to the Company a written request to so reaffirm at least 48 hours (or if 48 hours is impracticable, as far in advance as is practicable) prior to the time such reaffirmation is to be made.

          (d)    Definitions.    As used in this Agreement:

            "Acquisition Proposal" means (i) any proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or (ii) any proposal or offer to acquire in any manner, directly or indirectly, 10% or more of the equity securities or consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

            "Superior Proposal" means any bona fide written Acquisition Proposal made by a third party and not solicited in violation of Section 5.2(a) to acquire more than 50% of the equity securities or more than 50% of the assets of the Company and its Subsidiaries, taken as a whole, pursuant to a tender or exchange offer, a merger, a recapitalization, a consolidation or a sale of its assets, which the Company's Board of Directors determines in its good faith judgment (after consultation with its financial advisor) (i) to be more favorable from a financial point of view to the holders of Common Stock than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed on the terms proposed therein, after taking into account the likelihood and timing of completion (as compared to the transactions contemplated by this Agreement) and after taking into account all financial (including the financing terms of such Acquisition Proposal), regulatory, legal and other aspects of such proposal.

        5.3    Proxy Statement.

          (a)   As soon as practicable following the date of this Agreement, the Company shall, in consultation with the Buyer, prepare and file with the SEC a proxy statement to be sent to the shareholders of the Company regarding the Company Shareholder Approval (the "Proxy Statement"). Each of the parties hereto shall provide promptly to the other parties hereto such information concerning its business and financial statements and affairs as, in the reasonable judgment of such party and its counsel, may be required or appropriate for inclusion in the Proxy Statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other party's counsel and auditors in the preparation of the Proxy Statement. Each of the Company and the Buyer shall use its reasonable commercial efforts to respond as promptly as practicable to any comments of the SEC to the Proxy Statement, and the Company shall use its reasonable commercial efforts to cause the definitive Proxy Statement to be mailed to the shareholders of the Company.

          (b)   The Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the date of the meeting of shareholders of the Company to obtain the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by the Buyer expressly for inclusion therein. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Proxy Statement will be made by the Company without providing the Buyer a reasonable opportunity to review and comment thereon. If at any time prior to the Closing any information relating to the Company or the Buyer, or any of their respective affiliates, officers or directors, should be discovered by such party and which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as applicable, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the shareholders of the Company. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the 1934 Act and the rules of the NASDAQ Capital Market.

          (c)   The Buyer agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by any of them for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto, at the date of mailing to shareholders and at the date of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Buyer with respect to information supplied in writing by the Company expressly for inclusion therein.

        5.4    Shareholder Approval and Board Recommendation.

          (a)   The Company, acting through the Company's Board of Directors, will take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to convene a meeting of shareholders of the Company (the "Company Shareholders Meeting") as promptly as practicable after the Proxy Statement is available for mailing to secure the necessary approval of the transactions contemplated by this Agreement and the other Transaction Documents and Ancillary Agreements from (i) a majority of the voting power of the Company's outstanding common stock and (ii) a majority of the voting power of the Company's common stock not owned by DHW and its affiliates present in person or by proxy at the Company Shareholders Meeting, each in accordance with (A) the provisions of the Company's organizational and other governance documents, (B) the resolutions of the Company's board of directors, (C) the MBCA, (D) the continued listing requirements of the NASDAQ Capital Market and (E) any other applicable legal requirements (collectively, the "Company Shareholder Approval"). The Company will hire, at its sole expense, Georgeson Inc. as a proxy solicitor to seek the Company Shareholder Approval.

          (b)   Subject to Section 5.2, (i) the Company's independent directors shall unanimously recommend that the shareholders of the Company vote in favor of the transactions contemplated by this Agreement and the other Transaction Documents and Ancillary Agreements; (ii) the Proxy Statement shall include a statement to the effect the Company's independent directors have unanimously recommended that the shareholders of the Company vote in favor of the transactions;

  and (iii) neither the Company's independent directors nor any committee of the Company's Board of Directors shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Buyer, the unanimous recommendation of the Company's independent directors that the shareholders of the Company vote in favor of the transactions contemplated by this Agreement and the other Transaction Documents and Ancillary Agreements.

        5.5   Filings; Notification; Access.

          (a)   The Company and Buyer shall cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate and make effective the transactions contemplated by this Agreement, the other Transaction Documents and the Ancillary Agreements as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the transactions contemplated by this Agreement, the other Transaction Documents and the Ancillary Agreements. Subject to applicable laws relating to the exchange of information, the Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Buyer or the Company, as the case may be, that appear in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by this Agreement, the other Transaction Documents and the Ancillary Agreements. In exercising the foregoing right, each of the Company and the Buyer shall act reasonably and as promptly as practicable.

          (b)   Subject to applicable laws relating to the exchange of such information, the Company and the Buyer each shall, upon request by the other, furnish the other with all information concerning itself, its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any other statement, filing, notice or application made by or on behalf of the Buyer or the Company to any third party or any governmental entity in connection with the transactions contemplated by this Agreement, the other Transaction Documents and the Ancillary Agreements.

          (c)   Subject to applicable law and the instructions of any governmental entity, the Company and the Buyer each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by the Buyer or the Company, as the case may be, from any third party or any governmental entity with respect to the transactions contemplated by this Agreement, the other Transaction Documents and the Ancillary Agreements. The Company and the Buyer each shall give prompt notice to the other of any change that is reasonably likely to result in a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company and the Buyer to consummate the transactions contemplated by this Agreement.

          (d)   Upon reasonable notice, and except as may otherwise be required by applicable law, the Company shall (and shall cause each of its Subsidiaries to) afford the Representatives of the Buyer reasonable access, during normal business hours throughout the period prior to the Closing, to its properties, books, contracts, records and personnel and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 5.5(d) shall affect or be deemed to modify any representation or warranty made by the Company herein.

        5.6    Form D; Blue Sky Laws.     Following the Closing, the Company shall file with the SEC a Form D with respect to the Shares as required under Regulation D and each applicable state securities commission and will provide a copy thereof to the Buyer promptly after such filing.

        5.7    Use of Proceeds.     The Company shall use the proceeds from the sale of the Shares and proceeds obtained from drawdowns under the Credit Facility Agreement to (a) repurchase shares of Common Stock pursuant to the DHW Stock Repurchase Agreement, (b) purchase the Troy Property, (c) repay indebtedness of the Company substantially as set forth in Section 5.7 of the Company Disclosure Schedule or as otherwise directed by the Company's Board of Directors and (d) otherwise for general corporate purposes.

        5.8    Listing.     The Company will obtain and, for so long as the Buyer owns any of the Shares or Registrable Securities, use its best efforts to maintain the listing of its Common Stock on the NASDAQ Capital Market or any equivalent replacement exchange and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASDAQ Capital Market and such exchanges, as applicable. Notwithstanding the foregoing, action taken after the Closing by the board of directors of the Company that results in the cessation of such listing, whether due to a merger, exchange, sale of assets or other transaction that result in a delisting of the Common Stock shall not give rise to liability on the part of the Company to Buyer.

        5.9    No Integration.     The Company shall not make any offers or sales of any security (other than the Shares hereunder) under circumstances that would require registration of the securities being offered or sold hereunder under the 1933 Act or cause the offering of the Shares or Registrable Securities to be integrated with any other offering of securities by the Company for the purpose of any shareholder approval provision applicable to the Company or its securities.

        5.10    DHW Common Stock Repurchase.     On the Closing Date, the Company shall repurchase 3,000,000 shares of Common Stock owned by DHW pursuant to the terms of the DHW Stock Repurchase Agreement. The Company agrees that it shall not materially amend or consent to any material provision of the DHW Stock Repurchase Agreement without obtaining the prior written consent of Buyer.

        5.11    Purchase of Dunham Troy Property.     On the Closing Date or as soon as practicable thereafter, the Company will, subject to the terms of the real estate purchase agreement with DHW, purchase fee simple title (free and clear of all liens and encumbrances) to the Troy Property, together with all the plans, permits, related assets and other costs associated with the Troy Property and held by Dunham. Upon completing such purchase of the Troy Property, the Company shall be responsible for paying the real estate taxes payable in 2010 and in all future years thereafter; provided, however, any penalties, late fees or assessments incurred by the Company as a result of not paying the real estate taxes payable in 2009 and 2010 when due shall be deducted from the purchase price of the Troy Property.

        5.12    Insurance.     For so long as Buyer beneficially owns (as defined in Rule 13d-3 promulgated under the 1934 Act) the Shares or Registrable Securities, the Company shall use its best efforts and, where applicable, shall cause each Subsidiary to maintain or cause to be maintained with financially sound and reputable insurers that have a rating of "A-" or better as established by Best's Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use), directors' liability insurance providing at least the same coverage and amounts and containing terms and conditions which are not less advantageous in any material respect than the directors' liability insurance maintained by the Company as of the Closing Date.

        5.13    Confidentiality.     The parties acknowledge that the letter agreement dated August 24, 2010 executed by James G. Gilbertson on behalf of the Company and Dean S. Oakey on behalf of CDP Management Partners LLC is hereby terminated and of no further force and effect and that the provisions of this Section 5.13 shall control the confidentiality of discussions and information exchanged between the Company and the Buyer; provided, however, that Buyer shall retain all liability to the Company arising from any breach of the obligations under such letter agreement prior to the date hereof. The Company and the Buyer agree that all discussions between them and all information that the Company, its affiliates or its representatives furnish to the Buyer or its representatives, whether before or after the date hereof, including any discussions, reports, analyses, compilation, memoranda, notes and any reports or analyses prepared by the Buyer or its representatives which reflect or are based upon such information (collectively the "Evaluation Material"), will be kept confidential; provided, however, that (i) any of such information may be disclosed to officers, directors, employees, counsel and other representatives of the Buyer who need to know such information for the purpose of evaluating the transactions contemplated by this Agreement, the other Transaction Documents and the Ancillary Agreements (it being understood that the Buyer will cause its representatives to treat such information confidentially and in accordance with the terms of this Section 5.13 and be responsible for any violation by them of the terms hereof) and (ii) any disclosure of such information may be made to which the Company consents in writing. The Buyer agrees that all Evaluation Material will be used solely for the purpose of evaluating and documenting the transactions contemplated by this Agreement, the other Transaction Documents and the Ancillary Agreements. The term "Evaluation Material" does not include information which was or becomes generally available on a non-confidential basis. In the event this Agreement is terminated, the Buyer will (and will cause its representatives to) promptly, upon the request of the Company, destroy the Evaluation Material without retaining any copy thereof. The provisions of this Section 5.13 shall terminate two years from the date hereof.

ARTICLE 6

CONDITIONS TO EACH PARTY'S OBLIGATIONS

        The respective obligations of each party to effect the purchase and sale of the Shares and complete the other transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions, which conditions may be waived by the Company and the Buyer:

        6.1    Approvals by the Company's Shareholders.     This Agreement and the Stock Repurchase Agreement shall have received the Company Shareholder Approval.

        6.2    No Restraints.     No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any governmental entity or other legal restraint or prohibition preventing, or rendering illegal, the consummation and performance of this Agreement; provided, however, that prior to asserting this condition, the Company shall have used reasonable best efforts to prevent the entry of any such injunction or other order, to have any such order or injunction lifted or withdrawn, and to appeal as promptly as practicable any such injunction or other order that may be entered.

ARTICLE 7

CONDITIONS TO THE COMPANY'S OBLIGATION

        In addition to the satisfaction of the conditions of Article 6, the obligation of the Company hereunder to issue and sell the Shares to the Buyer at the Closing is subject to the satisfaction, at or before the Closing Date of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

        7.1    Execution of Transaction Documents and Payment of Purchase Price.     Buyer shall have executed and delivered the Transaction Documents and shall have delivered the Purchase Price in accordance with Section 2.2 above.

        7.2    Representations and Warranties.     The representations and warranties of the Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date).

        7.3    Performance of Obligations.     Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Closing, and the Company shall have received a certificate to such effect signed on behalf of Buyer by an executive officer of Buyer.

        7.4    Credit Facility Agreement.     The Credit Facility Agreement shall have been signed and closed and the proceeds available thereunder shall have been available to draw down.

        7.5    Ancillary Agreements.     Buyer shall have executed and delivered the Ancillary Agreements to which it is a party and to which a form of the Ancillary Agreement is attached as an exhibit to this Agreement.

ARTICLE 8

CONDITIONS TO BUYER'S OBLIGATION

        In addition to the satisfactions of the conditions of Article 6, obligation of the Buyer hereunder to purchase the Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for Buyer's sole benefit and may be waived by Buyer at any time in its sole discretion:

        8.1    Delivery of Transaction Documents, Stock Certificate and Material Consents.     The Company shall have executed and delivered the Transaction Documents to the Buyer. The Company shall have delivered to the Buyer a stock certificate representing the Shares duly executed by the appropriate officers of the Company. The Company shall have obtained all material consents required to complete the Transactions.

        8.2    Execution of Ancillary Agreements.     The Ancillary Agreements shall have been executed and delivered by the applicable parties.

        8.3    Performance of Agreements.     The respective parties (other than the Buyer) have performed their material obligations under (i) the Stock Repurchase Agreement, (ii) the Lease Restructuring and Option Agreement, (iii) the Voting Agreement and Irrevocable Proxy and (iv) the Lock-Up Agreements.

        8.4    Financing.     The Buyer shall have secured financing by arranging for the Credit Facility Agreement, on terms and conditions acceptable to Buyer.

        8.5    Due Diligence.     The Buyer shall have completed its due diligence investigation of the Company and the results of such due diligence investigation shall be acceptable to Buyer; provided, however, that Buyer may only claim a failure to meet this condition at any time prior to the commencement of printing of the final Proxy Statement prior to mailing to the Company's shareholders.

        8.6    Filing of Certificate of Designation.     The Company shall have provided evidence to the Buyer of the filing of the Certificate of Designation with the Secretary of State of the state of Minnesota in substantially the form set forth in Exhibit A.

        8.7    Landlord Lease Reductions.     The Company shall have provided evidence to the Buyer that it has secured permanent rent reductions of $250,000 per year from either (i) non-Dunham affiliated landlords on the Dunham land leases or (ii) the fee-simple restaurants owned by third-party landlords other than Dunham. The $250,000 rent reduction contemplated by this Section 8.7 is in addition to any rent reductions to Dunham-owned properties required or contemplated by the Stock Repurchase Agreement.

        8.8    Representations, Warranties and Covenants.     The representations and warranties of the Company shall be true and correct in all material respects (provided, however, that such qualification shall only apply to representations or warranties not otherwise qualified by materiality) as of the date when made and as of the Closing Date as though made at such time (except for representations and warranties that speak as of a specific date), and the Company shall have performed, satisfied and complied in all material respects with the material covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company, as applicable, at or prior to the Closing Date.

        8.9    No Material Adverse Effect.     There shall have been no change in the assets, liabilities (contingent or otherwise), affairs, business, operations, prospects or conditions (financial or otherwise) of the Company or its Subsidiaries that would constitute a Material Adverse Effect.

        8.10    Company Certificate.     The Company shall have delivered to the Buyer a certificate, signed by its Chief Executive Officer and Chief Financial Officer, as to the Company's compliance with the conditions set forth in Sections 8.8 and 8.9.

 ARTICLE 9

INDEMNIFICATION

        9.1    Survival.     The representations and warranties of the Company set forth in Sections 4.5, 4.9, 4.13, and 4.21 shall survive the Closing, notwithstanding any due diligence investigation conducted by or on behalf of the Buyer, for the greater of (a) 15 months from the Closing Date and (b) the applicable statute of limitations period. The other representations and warranties of the Company in Article 4 and the Buyer in Article 3 shall survive for a period of 15 months from the Closing Date, notwithstanding any due diligence investigation conducted by or on behalf of the Buyer.

        9.2    Indemnification by the Company.     Except as otherwise provided in this Article 9, the Company agrees to indemnify, defend and hold harmless the Buyer and its affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, a "Buyer Indemnified Party") to the fullest extent permitted by law from and against any and all losses, claims, or written threats thereof, damages, expenses or other liabilities (including reasonable fees, disbursements and other charges of counsel incurred by the Buyer Indemnified Party resulting from or arising out of any breach of any representation or warranty, covenant or agreement by the Company to such Buyer Indemnified Party set forth in this Agreement or any of the Transaction Documents ("Buyer Losses"), other than Buyer Losses incurred by a Buyer Indemnified Party relating to a claim or action by the Company against any Buyer Indemnified Party for the breach (or alleged breach) of this Agreement or any documents contemplated by this Agreement by such Buyer Indemnified Party. In addition to all other factors that may affect the amount of indemnification paid to Buyer hereunder, in determining the amount of any such indemnification payment, Buyer and the Company shall consider the fact that Buyer has ownership interest in the Company and will bear a portion of the burden of any indemnification payment by the Company to Buyer.

        9.3    Indemnification by the Buyer.     Except as otherwise provided in this Article 9, the Buyer agrees to indemnify, defend and hold harmless the Company and its affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, a "Company Indemnified Party") to the fullest extent permitted by law from and against any and all Losses (including reasonable fees, disbursements and other charges of counsel incurred by the Company Indemnified Party) resulting from or arising out of any breach of any representation or warranty, covenant or agreement by the Buyer to such Company Indemnified Party set forth in this Agreement or any of the Transaction Documents ("Company Losses"), other than Company Losses incurred by a Company Indemnified Party relating to a claim or action by the Buyer against any Company Indemnified Party for the breach (or alleged breach) of this Agreement or any documents contemplated by this Agreement by such Company Indemnified Party.

        9.4    Limitations.     The entitlement of any Buyer Indemnified Party or Company Indemnified Party (each, an "Indemnified Party") to be indemnified shall be subject to the following:

          (a)   No claim for Buyer Losses due to a breach of representation or warranty by the Company shall be made unless the aggregate of all Buyer Losses for which claims are made hereunder by the Buyer Indemnified Parties exceeds $250,000 (the "Buyer Threshold"). If the total amount of such Buyer Losses exceeds the Buyer Threshold, then the Buyer Indemnified Party shall be entitled to be indemnified against and compensated and reimbursed for the portion of such Buyer Losses exceeding the Buyer Threshold.

          (b)   No claim for Company Losses due to a breach of representation or warranty by the Buyer shall be made unless the aggregate of all Company Losses for which all claims are made hereunder by the Company Indemnified Parties exceeds $250,000 (the "Company Threshold"). If the total amount of such Company Losses exceeds the Company Threshold, then the Company Indemnified Party shall be entitled to be indemnified against and compensated and reimbursed for the portion of such Company Losses exceeding the Company Threshold.

          (c)   In no event shall the Company be responsible for an aggregate amount of Buyer Losses in excess of $2,500,000.

          (d)   In no event shall the Buyer be responsible for an aggregate amount of Company Losses in excess of $2,500,000.

          (e)   Qualifications as to materiality using the term "material" (or any variation thereof) or Material Adverse Effect in any representation, warranty or covenant shall only be taken into account in determining whether a breach of such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Buyer Losses or Company Losses with respect to such breach of representation, warranty or covenant (or failure of any representation or warranty to be true and correct).

          (f)    Except with respect to Buyer Losses or Company Losses actually awarded to a third party in an action brought against an Indemnified Person, no Indemnified Person is entitled to indemnity for punitive damages, or for lost profits, consequential, exemplary or special damages.

          (g)   All Indemnity Amounts to be paid by the Company to a Buyer Indemnified Party hereunder shall be paid in cash or, if the Company's Board of Directors determines in good faith that the Company does not have sufficient cash to pay such Indemnity Amounts or the Company is otherwise contractually restricted from making payments to shareholders of the Company, pursuant to a subordinated note that (i) bears interest at 8% per annum, (ii) will be due in full on the earlier to occur of (A) two years following the date of such note and (B) a merger involving the Company, sale of all or substantially all of the assets of the Company or other change of control of the Company and (iii) shall be prepaid without penalty if the Company's Board of Directors determines in good faith that the Company has sufficient cash and is contractually permitted to prepay such note.

          (h)   Without duplication, no indemnification payment by the Company shall be considered an additional Buyer Loss.

        9.5    Notification.     Each Indemnified Party under this Article 9 shall, promptly after the receipt of notice of the commencement of any claim against such Indemnified Party in respect of which indemnity may be sought from the other party under this Article 9, notify the other party in writing of the commencement thereof. The omission of any Indemnified Party to so notify the other party of any such action shall not relieve the other party from any liability which it may have to such Indemnified Party except and only to the extent that such omission results in the other party's forfeiture of substantive rights or defenses and such forfeiture results in more damages than would otherwise have resulted. In case any such claim shall be brought against any Indemnified Party, and it shall notify the other party of the commencement thereof, the other party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the other party or (y) a conflict or potential conflict exists between the other party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the other party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for all of such fees and expenses of such counsel incurred in any action between the other party and the Indemnified Parties or between the Indemnified Parties and any third party, as such expenses are incurred. The other party agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising, or that may arise, out of such claim, including any injunctive relief against any Indemnified Party. The other party shall not be liable for any settlement of any claim effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld. The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise, in the case of any fraud committed by the other party.

        9.6    Contribution.     If the indemnification provided for in this Article 9 from the other party is unavailable to an Indemnified Party hereunder in respect of any Buyer Losses or Company Losses referred to herein, then the other party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Buyer Losses or Company Losses in such proportion as is appropriate to reflect the relative fault of the other party and Indemnified Party in connection with the actions which resulted in such Buyer Losses or Company Losses, as well as any other relevant equitable considerations. The relative faults of such other party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such other party or Indemnified Party, and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Buyer Losses or Company Losses referred to above shall be deemed to include, subject to the limitations set forth in this Article 9, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

ARTICLE 10

TERMINATION

        10.1    Termination by Mutual Consent.     This Agreement may be terminated at any time prior to the Closing, whether before or after the Company Shareholder Approval has been obtained, by mutual written consent of the Company and the Buyer.

        10.2    Termination by Either the Buyer or the Company.     This Agreement may be terminated at any time prior to the Closing by either the Company or the Buyer:

          (a)   if the Closing shall not have occurred by July 31, 2011, whether such date is before or after the date of the Company Shareholder Approval (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 10.2(a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the transactions contemplated by this Agreement to be consummated by the Termination Date; provided, further, however, that the Termination Date may be extended up to December 31, 2011 if the termination date under the Stock Repurchase Agreement is extended past July 31, 2011, in which case the Termination Date shall be changed hereunder to the new termination date under the Stock Repurchase Agreement;

          (b)   if the conditions of Article 6 have not been satisfied or waived; or

          (c)   if any order permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement shall become final and non-appealable (whether before or after the Company Shareholder Approval).

        10.3    Termination by the Company.     This Agreement may be terminated at any time prior to the Closing, by action of the Company's Board of Directors:

          (a)   if, prior to obtaining the Company Shareholder Approval, (i) the Company's Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies the Buyer in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (ii) the Buyer does not make, within two business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Company's Board of Directors determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal.

          (b)   if the conditions of Article 7 have not been satisfied or waived, provided that the Company is not then in breach of this Agreement such that any of the conditions set forth in Section 8.8 would not be satisfied.

        10.4    Termination by the Buyer.     This Agreement may be terminated at any time prior to the Closing by the Buyer:

          (a)   in the event that (i) the Company's Board of Directors shall have effected a Change in Company Recommendation or (ii) the Company's Board of Directors fails publicly to reaffirm its adoption and recommendation of the transactions contemplated by this Agreement, the other Transaction Documents or the Ancillary Agreements within twenty business days of receipt of a written request by the Buyer to provide such reaffirmation following an Acquisition Proposal; or

          (b)   if the conditions of Article 8 have not been satisfied or waived, such that Section 8.8 would not be satisfied and such breach or condition is not curable by the Termination Date, provided that the Buyer is not then in breach of this Agreement such that the conditions set forth in Sections 7.2 and 7.3 would not be satisfied.

        10.5    Effect of Termination and Abandonment.

          (a)   In the event of termination of this Agreement pursuant to this Section 10, this Agreement shall , except as provided herein, become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

          (b)   If this Agreement is terminated because the condition of Sections 6.2, 8.5 or 8.7 have not been satisfied, or Section 10.2(c) or 10.3(b) has not been satisfied, then no Expenses or Break-up Fees shall be payable by the Company.

          (c)   If this Agreement is terminated under the provisions set forth below, the Company agrees to pay Buyer, as Buyer's exclusive remedy under or arising from the transactions contemplated by this Agreement and the other Transaction Documents and the Ancillary Agreements, Buyer's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement ("Expenses"), upon the other Transaction Document and the Ancillary Agreements and, where applicable, a break-up fee ("Break-up Fee") as follows:

              (i)  If the Company shall terminate this Agreement pursuant to Section 10.2(a) (and the Company consummates an Acquisition Proposal within twelve months of such termination) or Section 10.3(a) or Buyer shall terminate this Agreement pursuant to Section 10.2(a) (and the Company consummates an Acquisition Proposal within twelve months of such termination), Section 10.4(a) or Section 10.4(b), the Company shall pay Buyer (without duplication) its Expenses (which shall not exceed $500,000) and a Break-up Fee in the amount of $500,000.

             (ii)  If Buyer or the Company shall terminate this Agreement (x) pursuant to Section 10.2(b) because the condition of Section 6.1 shall not have been satisfied, or (y) the proposed lender(s) to the Company under the Credit Facility Agreement or a commitment letter therefor shall have withdrawn its commitment such that the Company cannot perform its obligations under this Agreement, then in either such case the Company shall pay Buyer (without duplication) its expenses equal to, at the Buyer's sole option, either (i) $100,000 in immediately available funds plus the issuance of 200,000 shares of Common Stock (which shares of Common Stock shall be subject to a registration rights agreement to be entered into between the Company and the Buyer in form and substance similar to the Registration Rights Agreement) or (ii) $100,000 in immediately available funds and $100,000 payable without interest equally over a period of 24 months ($4,166.67 per month).

          (d)   The fees set forth in Section 10.5(c) shall be paid promptly by the Company, but in no event later than (x) two business days after the first to occur of the execution of an acquisition agreement or the consummation of the Acquisition Proposal, in the case of a termination under clause (c)(i) above pursuant to Section 10.2(a); (y) on the date of termination of this Agreement in the other cases of clause (c)(i) above; and (z) two business days after termination of this Agreement in the case of clause (c)(ii) above. The Company acknowledges that that agreements contained in this Section 10.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement.

          (e)   In addition to its right to terminate this Agreement as set forth in Section 7, the Company may pursue any other remedy it may otherwise have, at law, in equity or under any statute. If the Company pursues any such remedy, it shall be entitled to recover, in addition to damages or costs, its reasonable attorneys fees. All rights and remedies of the Company under this Agreement shall be cumulative and not exclusive.

 ARTICLE 11

GOVERNING LAW; MISCELLANEOUS

        11.1    Governing Law.     This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of Minnesota applicable to agreements made and to be performed entirely within such state, without regard to the principles of conflict of laws. All parties agree that service of process upon a party mailed by first class mail shall be deemed in every respect effective service of process upon the party in any such suit or proceeding. Nothing herein shall affect any party's right to serve process in any other manner permitted by law. The party which does not prevail in any dispute arising under this Agreement shall be responsible for all fees and expenses, including attorneys' fees, incurred by the prevailing party in connection with such dispute.

        11.2    Counterparts; Signatures by Facsimile.     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile or other electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

        11.3    Headings.     The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

        11.4    Severability.     In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

        11.5    No Personal Liability of Directors, Officers, Owners, Etc.     No director, officer, employee, shareholder, managing member, member, general partner, limited partner, principal or other agent of either Buyer or the Company shall have any liability for any obligations of the Buyer or the Company, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Buyer or the Company, as applicable, under this Agreement. Each party hereby waives and releases all such liability. This waiver and release is a material inducement to each party's entry into this Agreement.

        11.6    Entire Agreement; Amendments.     This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and supersedes all prior written and oral agreement and understandings relating to the matters covered herein, including, without limitation, any confidentiality agreements. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement; provided, however that after the Closing the Buyer shall be permitted to approve any waiver or amendment related to any rights Buyer has transferred to a third party in accordance with this Agreement. The parties hereto agree that the letter agreement dated December 23, 2010, among the Company, Dunham and the Buyer shall be void and of no further force or effect.

        11.7    Notices.     Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service), in each case addressed to a party. The addresses for such communications shall be:

    If to the Company:

      Granite City Food & Brewery Ltd.
      5402 Parkdale Drive, Suite 101
      Minneapolis, Minnesota 55416
      Attention: James G. Gilbertson, Chief Financial Officer
      Telephone: 952-215-0676
      Facsimile: 952-215-0671

    With a copy to:

      Briggs and Morgan, P.A.
      2200 IDS Center
      80 South Eighth Street
      Minneapolis, MN 55402
      Attention: Avron L. Gordon
      Telephone: (612) 977-8455
      Facsimile: (612) 977-8650

    If to Buyer:

      Concept Development Partners LLC
      5724 Calpine Drive
      Malibu, California 90265
      Attention: Dean S. Oakey
      Telephone: (310) 457-0356
      Facsimile: (310) 457-0256

    With a copy to:

      CIC II LP
      500 Crescent Court, Suite 250
      Dallas, Texas 75201
      Attention: Fouad Bashour
      Telephone: (214) 871-6825
      Facsimile: (214) 880-4491

      and

      Fulbright & Jaworski LLP
      1301 McKinney Street, Suite 5100
      Houston, Texas 77010
      Attention: Edward Rhyne
      Telephone: (713) 651-8334
      Facsimile: (713) 651-5246

        Each party shall provide notice to the other party of any change in address in accordance with this section.

        11.8    Successors and Assigns.     This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company nor the Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other. Notwithstanding the foregoing, the Buyer may assign its rights hereunder (a) to any of its "affiliates," as that term is defined under the 1934 Act, without the consent of the Company, provided that such affiliate is an accredited investor (as that term is defined under SEC Regulation D) or (b) subject to the consent of the Company, to any accredited investor (as that term is defined under SEC Regulation D) who purchases the Shares or Registrable Securities in a private transaction from the Buyer.

        11.9    Third Party Beneficiaries.     This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

        11.10    Publicity.     The Buyer shall have a reasonable advance period of time to review and approve any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Buyer, to make any press release with respect to such transactions as is required by applicable law and regulations (although the Buyer shall be consulted by the Company in connection with any such press release prior to its release and shall be provided with a copy thereof and be given an opportunity to comment thereon). Notwithstanding the foregoing, the Company shall file with the SEC a Form 8-K disclosing this Agreement and the transactions contemplated hereby and attaching the relevant agreements and instruments within four business days following the execution of this Agreement.

        11.11    Further Assurances.     Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

        11.12    No Strict Construction.     The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

        11.13    Remedies.     The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyer by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Agreement, that the Buyer shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of showing economic loss and without any bond or other security being required.

        11.14    Waiver of Jury Trial.     The Company and the Buyer hereby (i) irrevocably and unconditionally waive, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or any Transaction Documents and for any counterclaim therein; (ii) certify that no party hereto nor any representative or administrative agent of counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waiver, and (iii) acknowledge that such party has been induced to enter into this Agreement or any of the Transaction Documents and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this Section 11.14.

[Remainder of page intentionally left blank ; signature page follows]

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

GRANITE CITY FOOD & BREWERY LTD.
By:	/s/ JAMES G. GILBERTSON
Name:	James G. Gilbertson
Title:	Chief Financial Officer
BUYER: CONCEPT DEVELOPMENT PARTNERS LLC
By:	/s/ FOUAD BASHOUR
Name:	Fouad Bashour
Title:	Manager

 Appendix B

GRANITE CITY FOOD & BREWERY LTD.

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES

OF

SERIES A CONVERTIBLE PREFERRED STOCK

        Granite City Food & Brewery Ltd., a Minnesota corporation (the "Corporation"), does hereby certify that pursuant to authority vested in it by the provisions of the Articles of Incorporation, as amended, of the Corporation, the Board of Directors of the Corporation by action in writing by the Board of Directors taken pursuant to Section 302A.239 of the Minnesota Business Corporation Act, did adopt the following resolution authorizing the creation and issuance of a series of preferred stock designated as Series A Convertible Preferred Stock:

        RESOLVED that, pursuant to authority expressly granted to the Board of Directors of the Corporation by the provisions of the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation hereby creates and authorizes the issuance of a series of shares of preferred stock of the Corporation and hereby fixes, in addition to the relative rights, voting power, preferences and restrictions stated in the Articles of Incorporation of the Corporation, the following designation and number of shares of such preferred stock of the Corporation and the following voting, dividend rate, liquidation preference, conversion and other rights, preferences and restrictions with respect to such shares of preferred stock of the Corporation:

1.    Designation of Series of Preferred Stock.

        Of the 10,000,000 shares of preferred stock which the Corporation is authorized to issue pursuant to its Articles of Incorporation, 3,000,000 of such shares are designated as shares of Series A Convertible Preferred Stock of the Corporation, par value $.01 per share ("Series A Preferred"). Shares of Series A Preferred shall have a stated value of $3.00 per share (the "Stated Value"). Such shares of Series A Preferred, together with the 90,000,000 shares of authorized common stock of the Corporation, the remaining balance of the undesignated shares of preferred stock of the Corporation and any other common stock or preferred stock that may hereafter be authorized in or pursuant to the Articles of Incorporation of the Corporation, are sometimes hereinafter collectively referred to as the "capital stock."

2.    Voting Privileges.

        (a)    General.     Each holder of Series A Preferred shall have that number of votes on all matters submitted to the shareholders that is equal to the number of shares of common stock into which such holder's shares of Preferred Stock are then convertible, as hereinafter provided. Each holder of common stock shall have one vote on all matters submitted to the shareholders for each share of common stock standing in the name of such holder on the books of the Corporation. Except as otherwise provided herein, and except as otherwise required by agreement or law, all shares of capital stock of the Corporation shall vote as a single class on all matters submitted to the shareholders.

        (b)    Additional Class Votes by Series A Preferred.     Without the affirmative vote or written consent of the holders (acting together as a class) of a majority of the shares of Series A Preferred at the time outstanding, the Corporation shall not: (i) declare, or pay, or set apart for payment, any dividends (other than dividends payable in stock ranking junior to Series A Preferred as to dividends and upon liquidation, dissolution or winding-up) or make any distribution in cash or other property on any other class or series of stock of the Corporation ranking junior to Series A Preferred either as to dividends or upon liquidation, dissolution or winding-up and will not redeem, purchase or otherwise acquire any shares of any such junior class or series if at the time of making such declaration, payment, distribution, redemption, purchase or acquisition the Corporation shall be in default with respect to any dividend payable on, or any obligation to retire shares of, Series A Preferred; (ii) authorize, create or issue, or increase the authorized or issued amount, of any class or series of stock ranking senior to Series A Preferred as to payment of dividends, as to payment or distribution of assets upon the liquidation or dissolution of the corporation, or as to voting rights (on an as-if-converted basis or otherwise); (iii) amend, alter or repeal (whether by merger, consolidation or otherwise) any of the provisions of the Corporation's Articles of Incorporation, or of this Certificate of Designation, so as to adversely affect the preferences, rights, privileges or powers of Series A Preferred; (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (y) any assets that would be material, individually or in the aggregate, to the Corporation, except purchases of supplies, equipment and inventory in the ordinary course of business consistent with past practice; or (v) sell, lease, exchange or dispose in any other manner, all or substantially all of the assets of the Corporation.

3.    Dividends.

        (a)   The holders of shares of Series A Preferred shall be entitled to receive cumulative dividends, out of funds legally available therefor, at a rate of nine percent (9%) per annum, before any dividend or distribution in cash or other property on common stock or any class or series of stock of the Corporation ranking junior to Series A Preferred as to dividends or on liquidation, dissolution or winding-up shall be declared or paid or set apart for payment.

        (b)   Dividends on Series A Preferred shall be payable on March 31, June 30, September 30 and December 31 of each year through December 31, 2013 (each such date being hereinafter individually a "Dividend Payment Date"), except that if such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the first immediately preceding calendar day which is not a Saturday, Sunday or legal holiday, to holders of record as they appear on the books of the Corporation on such respective dates, not exceeding sixty (60) days preceding such Dividend Payment Date, as may be determined by the Board of Directors in advance of the payment of each particular dividend. Dividends in arrears may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date as may be fixed by the Board of Directors of the Corporation. Dividends declared and paid in arrears shall be applied first to the earliest dividend period or periods for which any dividends remain outstanding. The amount of dividends payable per share of Series A Preferred for each dividend period shall be computed by dividing the annual rate of 9% by four. Dividends payable on Series A Preferred for the initial dividend period and for any other period less than a full quarterly period shall be computed and prorated on the basis of a 360-day year of twelve 30-day months.

        (c)   If the Corporation is unable to pay a dividend on a Dividend Payment Date, the dividend shall be cumulative and shall accrue from and after the date of original issuance thereof, whether or not declared by the Board of Directors. Accrued dividends shall bear interest at a rate of ten percent (10%) per annum.

        (d)   No cash dividend may be declared on any other class or series of stock ranking on a parity or junior with Series A Preferred as to dividends in respect of any dividend period unless there shall also be or have been declared and paid on Series A Preferred accrued, unpaid dividends for all quarterly periods coinciding with or ending before such quarterly period, ratably in proportion to the respective annual dividend rates fixed therefor.

        (e)   Dividends on Series A Preferred shall be paid 50% in cash and 50% in shares of fully-paid and nonassessable common stock of the Corporation, valued at the market price per share of the common stock of the Corporation. As used in this Section 3, the term "market price" shall mean (i) if the common stock is traded on a securities exchange or on the NASDAQ Stock Market, the closing sale price of the common stock on such exchange or the NASDAQ Stock Market, or if the common stock is otherwise traded in the over-the-counter market, the closing bid price, in each case averaged over a period of ninety (90) consecutive trading days prior to the date as of which "market price" is being determined, (ii) if the common stock is not traded on an exchange or the NASDAQ Stock Market, or otherwise traded in the over-the-counter market, the higher of (A) the book value thereof as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Corporation as of the last day of any month ending within sixty (60) days preceding the date as of which the determination is to be made, or (B) the fair value thereof determined in good faith by the Board of Directors of the Corporation as of a date which is within fifteen (15) days of the date as of which the determination is to be made.

        (f)    Any portion of a dividend that would result in issuance of a fractional share of common stock shall be paid in cash at the dividend rate set forth in Section 3(a).

4.    Liquidation Preference.

        (a)   In the event of an involuntary or voluntary liquidation or dissolution of the Corporation at any time, the holders of shares of Series A Preferred shall be entitled to receive out of the assets of the Corporation an amount per share equal to the Stated Value, plus dividends unpaid and accumulated or accrued thereon, and any interest due thereon if any. In the event of either an involuntary or a voluntary liquidation or dissolution of the Corporation, payment shall be made to the holders of shares of Series A Preferred in the amounts herein fixed before any payment shall be made or any assets distributed to the holders of the common stock or any other class of shares of the Corporation ranking junior to Series A Preferred with respect to payment upon dissolution or liquidation of the Corporation. If upon any liquidation or dissolution of the Corporation, the assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Series A Preferred and any liquidation preference on any other class or series of preferred stock of the Corporation ranking on a parity with Series A Preferred, to which they respectively shall be entitled, the holders of such shares of Series A Preferred and the holders of any such other class or series of preferred stock of the Corporation ranking on a parity with Series A Preferred shall share pro rata in any such distribution in proportion to the full amounts to which they would otherwise be respectively entitled.

        (b)   Nothing hereinabove set forth shall affect in any way the right of each holder of shares of Series A Preferred to convert such shares at any time and from time to time in accordance with Section 5 below.

5.    Optional Conversion Right.

        (a)   The holder of any shares of Series A Preferred may at any time prior to December 31, 2014 convert any or all of the shares of Series A Preferred into fully paid and non-assessable shares of common stock of the Corporation at the rate of two shares of common stock for each share of Series A Preferred, equivalent to a conversion price of $1.50 per share (the "Conversion Price"), subject to adjustment pursuant to Section 5(c). Subject to the provisions of the next sentence, shares of Series A Preferred surrendered for conversion during the period from the close of business on any record date for the payment of dividends next preceding any Dividend Payment Date to the opening of business on such Dividend Payment Date shall be accompanied by payment of an amount equal to the dividend payable on such Dividend Payment Date on the shares being surrendered for conversion. A holder of Series A Preferred on the record date preceding a Dividend Payment Date who (or whose transferee) converts shares of Series A Preferred on a Dividend Payment Date, will receive the dividend payable on such Series A Preferred by the Corporation on such Dividend Payment Date together with all accumulated but unpaid dividends on such Series A Preferred, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Series A Preferred for conversion.

        (b)   In order to convert shares of Series A Preferred into shares of common stock of the Corporation, the holder thereof shall give written notice to the Corporation at such office that such holder elects to convert such shares and shall surrender at the Corporation's corporate offices the certificate or certificates therefor, duly endorsed to the Corporation or in blank, within two business days following delivery of such notice. Shares of Series A Preferred shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion as herein provided, and the person entitled to receive the shares of common stock of the Corporation issuable upon such conversion shall be treated for all purposes as the record holder of such shares of common stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver or cause to be issued and delivered a certificate or certificates for the number of shares of common stock of the Corporation issuable upon such conversion.

        (c)   The Conversion Price shall be subject to adjustment from time to time as hereinafter provided. Upon each adjustment of the Conversion Price each holder of shares of Series A Preferred shall thereafter be entitled to receive the number of shares of common stock of the Corporation obtained by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of shares issuable pursuant to conversion immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment.

        (d)   Except for (i) options, warrants or other rights to purchase securities outstanding on the date of the first issuance of Series A Preferred (provided there is no adjustment to the terms of such options, warrants or other securities on or after the date of issuance of Series A Preferred, other than pursuant to the Corporation's option exchange program approved by the compensation committee of the Board of Directors of the Corporation on December 28, 2010); (ii) options to purchase shares of common stock and the issuance of awards of common stock pursuant to stock option or employee stock purchase plans adopted by the Corporation and shares of common stock issued upon the exercise of such options granted pursuant to such plans (provided there is no adjustment to the terms of such options, awards or other securities on or after the date of issuance of Series A Preferred), appropriately adjusted to reflect stock splits, combinations, stock dividends, reorganizations, consolidations and similar changes; or (iii) common stock issued to holders of Series A Preferred or upon conversion or in lieu of cash dividends on Series A Preferred, if and whenever the Corporation shall issue any additional securities, warrants or rights or any security convertible or exchangeable into equity, securities, warrants or rights (collectively, "Convertible Securities") without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately prior to such issuance plus the number of shares of common stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of such additional common stock and the number of shares of common stock outstanding prior to such issuance. For the purpose of the above calculation, the number of shares of common stock immediately prior to such issuance shall be calculated on a fully-diluted basis, as if all shares of Series A Preferred had been fully converted into shares of common stock and any outstanding warrants, options or other rights for the purchase of shares of stock or Convertible Securities with an exercise price at or less than the then current market value of the common stock of the Corporation had been fully exercised as of such date. Except as provided in Section 5(g) below, no further adjustments of the Conversion Price shall be made upon the actual issuance of common stock or of any Convertible Securities upon the exercise of such rights or options or upon the actual issue of such common stock upon conversion or exchange of such Convertible Securities.

        (e)   For purposes of this Section 5, in case any shares of common stock or Convertible Securities or any rights or options to purchase any such common stock or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deducting therefrom any expenses incurred or any underwriting commissions, discounts or concessions paid or allowed by the Corporation in connection therewith. In case any shares of common stock or Convertible Securities or any rights or options to purchase any such common stock or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined by the Board of Directors of the Corporation, without deducting therefrom any expenses incurred or any underwriting commissions, discounts or concessions paid or allowed by the Corporation in connection therewith. In case any shares of common stock or Convertible Securities or any rights or options to purchase such common stock or Convertible Securities shall be issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value as determined by the Board of Directors of the Corporation of such portion of the assets and business of the non-surviving corporation or corporations as such Board shall determine to be attributable to such common stock, Convertible Securities, rights or options, as the case may be. In the event of any consolidation or merger of the Corporation in which the Corporation is not the surviving corporation or in the event of any sale of all or substantially all of the assets of the Corporation for stock or other securities of any other corporation, the Corporation shall be deemed to have issued a number of shares of its common stock for stock or securities of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated and for a consideration equal to the fair market value on the date of such transaction of such stock or securities of the other corporation, and if any such calculation results in adjustment of the Conversion Price, the determination of the number of shares of common stock issuable upon conversion immediately prior to such merger, conversion or sale, for purposes of Section 5(h), shall be made after giving effect to such adjustment of the Conversion Price.

        (f)    In case the Corporation shall at any time subdivide its outstanding shares of common stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of common stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

        (g)   If (i) the purchase price provided for in any right or option referred to in Section 5(d), or (ii) the additional consideration, if any, payable upon the conversion or exchange of Convertible Securities, or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for common stock, shall change at any time (other than under or by reason of provisions designed to protect against dilution and other than pursuant to the Corporation's option exchange program approved by the compensation committee of the Board of Directors of the Corporation on December 28, 2010), or any Convertible Securities shall terminate, expire or cease to be outstanding without exercise thereof, the Conversion Price then in effect hereunder shall forthwith be increased or decreased to such Conversion Price as would have applied had the adjustments made upon the issuance of such rights, options or Convertible Securities been made upon the basis of (x) the issuance of the number of shares of common stock theretofore actually delivered upon the exercise of such options or rights or upon the conversion or exchange of such Convertible Securities, and the total consideration received therefor, and (y) the issuance at the time of such change of any such options, rights, or Convertible Securities then still outstanding for the consideration, if any, received by the Corporation therefor and to be received on the basis of such changed price; and on the expiration of any such option or right or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to such Conversion Price as would have been obtained had the adjustments made upon the issuance of such rights or options or Convertible Securities been made upon the basis of the issuance of the shares of common stock theretofore actually delivered (and the total consideration received therefor) upon the exercise of such rights or options or upon the conversion or exchange of such Convertible Securities. If the purchase price provided for in any right or option referred to in Section 5(d), or the rate at which any Convertible Securities referred to in Section 5(d) are convertible into or exchangeable for common stock, shall decrease at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of common stock upon the exercise of any such right or option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be decreased to such Conversion Price as would have applied had the adjustments made upon the issuance of such right, option or Convertible Securities been made upon the basis of the issuance of (and the total consideration received for) the shares of common stock delivered as aforesaid.

        (h)   If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of common stock shall be entitled to receive stock, securities or assets with respect to or in exchange for common stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, and except as otherwise provided herein, lawful and adequate provision shall be made whereby the holders of Series A Preferred shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of the common stock of the Corporation immediately theretofore receivable upon the conversion of Series A Preferred, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such common stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of Series A Preferred had such reorganization, reclassification, consolidation, merger or sale not taken place, plus all dividends unpaid and accumulated or accrued thereon to the date of such reorganization, reclassification, consolidation, merger or sale, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of Series A Preferred to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of shares receivable upon the conversion of Series A Preferred) shall thereafter be applicable, as nearly as may be in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of Series A Preferred. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to the registered holders of Series A Preferred, at the last addresses of such holders appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive.

        (i)    Upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holders of Series A Preferred, at the addresses of such holders as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of Series A Preferred, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. No adjustment to the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such Conversion Price; provided, however, that any adjustments which by reason of this Section 5(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and, provided further, that adjustment shall be required and made in accordance with the provisions of this Section 5 (other than this Section 5(i)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of common stock. All calculations under this Section 5 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in this Section 5 to the contrary notwithstanding, the Corporation shall be entitled to make such increases in the Conversion Price in addition to those required by this Section 5 as it in its discretion shall determine to be advisable in order that any stock dividends, subdivisions of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock, hereafter made by the Corporation to its stockholders shall not be taxable.

        (j)    In case at any time: (i) there shall be any capital reorganization, or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation; or (ii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then, in any one or more of said cases, the Corporation shall give written notice, by first-class mail, postage prepaid, addressed to the registered holders of Series A Preferred at the addresses of such holders as shown on the books of the Corporation, of the date on which (x) the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights, or (y) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of common stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their common stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice shall be given at least twenty (20) days prior to the action in question and not less than twenty (20) days prior to the record date or the date on which the Corporation's transfer books are closed in respect thereto.

        (k)   If any event occurs as to which in the opinion of the Board of Directors of the Corporation the other provisions of this Section 5 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of Series A Preferred in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid.

        (l)    As used in this Section 5 the term "common stock" shall mean and include the Corporation's presently authorized common stock and any additional common stock that may be authorized by due action of the Corporation's Board of Directors and shareholders entitled to vote thereon.

        (m)  No fractional shares of common stock shall be issued upon conversion, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of common stock as of the close of business on the day of conversion. As used in this Section 5, the term "market price" shall mean (i) if the common stock is traded on a securities exchange or on the NASDAQ Stock Market, the closing sale price of the common stock on such exchange or the NASDAQ Stock Market, or if the common stock is otherwise traded in the over-the-counter market, the closing bid price, in each case averaged over a period of twenty (20) consecutive trading days prior to the date as of which "market price" is being determined, (ii) if at any time the common stock is not traded on an exchange or the NASDAQ Stock Market, or otherwise traded in the over-the-counter market, the higher of (A) the book value thereof as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Corporation as of the last day of any month ending within sixty (60) days preceding the date as of which the determination is to be made, or (B) the fair value thereof determined in good faith by the Board of Directors of the Corporation as of a date which is within fifteen (15) days of the date as of which the determination is to be made.

        (n)   The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the shares of Series A Preferred, such number of shares of common stock as shall be issuable upon the conversion of all such outstanding shares; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the shares by delivery of purchased shares of common stock of the Corporation.

        (o)   The Corporation covenants that if any shares of common stock required to be reserved for purposes of conversion of the shares of Series A Preferred require approval of any governmental authority under any federal or state law, before such shares may be issued upon conversion, the Corporation will cause such shares to be duly approved.

        (p)   The Corporation covenants that all shares of common stock issued upon conversion of the shares of Series A Preferred will upon issue be fully paid and nonassessable and not subject to any preemptive rights.

6.    Automatic Conversion.

        (a)   Series A Preferred shall automatically be converted into shares of common stock of the Corporation, without any act by the Corporation or the holders of Series A Preferred, on December 31, 2014.

        (b)   Upon such automatic conversion, each holder of certificates for shares of Series A Preferred shall immediately surrender such certificates in exchange for appropriate stock certificates representing shares of common stock of the Corporation. Each holder of a share of Series A Preferred so converted shall be entitled to receive the full number of shares of common stock into which such share of Series A Preferred held by such holder could be converted if such holder had exercised its conversion right.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Rights and Preferences on behalf of the Corporation as of the                        day of                                    , 2011.

GRANITE CITY FOOD & BREWERY LTD.

By

Name:

Title:

 Appendix C

STOCK REPURCHASE AGREEMENT

BETWEEN AND AMONG

DHW LEASING, L.L.C.,

DONALD A. DUNHAM, JR., CHRISTINE DUNHAM,

CHARLES J. HEY,

DUNHAM CAPITAL MANAGEMENT, L.L.C.,

CONCEPT DEVELOPMENT PARTNERS LLC,

AND

GRANITE CITY FOOD & BREWERY LTD.

DATED AS OF FEBRUARY 8, 2011

C-i

STOCK REPURCHASE AGREEMENT

        This Stock Repurchase Agreement, dated as of February 8, 2011, between and among DHW Leasing, L.L.C., a South Dakota limited liability company ("DHW"), Donald A. Dunham, Jr., Christine Dunham (collectively, "Dunham"), Charles J. Hey ("Hey"), Dunham Capital Management, L.L.C., a South Dakota limited liability company ("DCM"), Concept Development Partners LLC, a Delaware limited liability company ("CDP"), and Granite City Food & Brewery Ltd., a Minnesota corporation ("Company"). Dunham and Hey are parties to this Agreement solely for purposes of Sections 6, 9, 11, 12, 14, 21, 22, and 24 hereof, and CDP is a party to this Agreement solely for purposes of Section 8 hereof.

RECITALS

        A.    Pursuant to a Stock Purchase Agreement of even date entered into with CDP (the "Stock Purchase Agreement"), the Company will issue and sell to CDP, and CDP will purchase from Company, 3,000,000 shares of the Company's convertible preferred stock for the sum of $9,000,000 (such sale and purchase hereinafter referred to as the "Preferred Stock Transaction"). In addition, CDP has agreed that as a condition to Company's obligation to close the Preferred Stock Transaction, CDP will cause the Company to enter into a $10,000,000 senior credit facility (the "Credit Facility") for the financing of the Company's operations and to fund payment or retirement of other obligations, as set forth in the Stock Purchase Agreement. The proceeds from the Preferred Stock Transaction and the Credit Facility are intended, among other things, to fund the Company's purchase from DHW of 3,000,000 shares of the Company's issued and outstanding common stock owned by DHW (the "Shares"), and the purchase from DCM of certain real estate in Troy, Michigan. The closing of the Preferred Stock Transaction and the Company's entry into the Credit Facility are conditions to the Company's obligation to purchase the Shares and close the transactions contemplated by this Agreement.

        B.    The Company desires to purchase the Shares from DHW, and DHW desires to sell the Shares to the Company on the terms, and subject to the conditions set forth in this Agreement.

        C.    Dunham and Hey are the owners of all DHW's outstanding membership interests and the sole members of DHW's management and board.

        D.    DCM has entered into real estate leases with the Company and, as a condition to the Company's obligation to consummate the transactions contemplated by this Agreement, has agreed to reduce the fixed rents on certain of the properties leased to the Company, and to grant the Company an option to purchase the improvements associated with the properties for which such rents are reduced. In addition, the Company has agreed to purchase from DCM a two-acre site on Big Beaver Road in Troy, Michigan, together with all plans, permits and related assets associated with such property (the "Troy Property"), for the sum of $2,500,000, plus real estate taxes due and owing on such property for the years 2009 and 2010.

        NOW, THEREFORE, in consideration of the agreements and undertakings, and in reliance upon the representations and warranties set forth in this Agreement, the parties agree as follows:

        1.    Defined Terms.     All capitalized terms not otherwise defined in this Agreement, shall have the meanings set forth in the Stock Purchase Agreement.

        2.    Purchase and Sale of Shares.     Subject to the terms and conditions and in reliance on the representations and warranties contained in this Agreement, at the Closing (as hereinafter defined), DHW shall sell, assign and transfer to the Company, free and clear of all liens, pledges or encumbrances of any kind, nature or description, and the Company agrees to purchase, the Shares from DHW for the consideration specified in Section 4 hereof.

        3.    Time and Place of Closing.     The closing of the transactions pursuant to this Agreement (the "Closing") shall take place on the Closing Date, at 9:00 a.m., local time, at the Minneapolis offices of Briggs and Morgan or such other date or place as shall be mutually agreed upon by the parties hereto.

        4.    Purchase Price.     The purchase price for the Shares shall be $7,050,000 (the "Purchase Price"), which shall be payable by the Company to the Escrow Agent (as hereinafter defined) pursuant to the Release and Escrow Agreements (as herein defined).

        5.    Delivery of Shares; Payment for Personal Property.     Pursuant to the terms of Release and Escrow Agreements (the "Release and Escrow Agreements") to be entered into by and among DHW, the Company, and each of Great Western Bank, CorTrust Bank and Dacotah Bank (collectively, the "Banks"), and First Dakota Title Limited Partnership (the "Escrow Agent"), DHW shall cause each Bank to deliver to the Company at the Closing, the certificates representing the Shares (which are currently being held by the Banks as security for DHW's obligations to the Banks), duly endorsed and executed, with signatures guaranteed and stock powers attached, in proper form for transfer, against payment by the Company.

        6.    Obligations of DHW Prior to Closing Date.     After the date hereof and prior to or until the Closing Date, as the case may be, DHW, Dunham and Hey agree that:

          (a)   DHW will carry on its business in a manner consistent with past practices and in the ordinary course;

          (b)   Other than as permitted by this Agreement, no disposition, sale, offer for sale or option to purchase, the Shares, or any other shares of capital stock of the Company beneficially owned by DHW, will be made, proposed or entered into with any person or entity; and

          (c)   DHW will not directly or indirectly redeem, retire, purchase or otherwise reacquire the Shares or any other shares of capital stock of the Company beneficially owned by DHW.

        7.    Agreement Regarding Escrow of Shares.     Within ten (10) days following the execution of this Agreement, DHW and the Company will enter into Release and Escrow Agreements with each of the Banks. Pursuant to the Release and Escrow Agreements, the Shares shall remain subject to the lien and security interest of the Banks, as their interests appear, until the Closing Date and completion of the purchase of the Shares by the Company hereunder.

        8.    Right of First Refusal Option.     Subject to and contingent upon the Closing and payment for the Shares, DHW hereby grants to the Company, its successors and assigns, the right and option, but not the obligation, to purchase all or any portion of DHW's remaining shares of common stock of the Company that DHW desires to sell after the Closing Date and prior to the later of the fifth anniversary of the Closing Date or the date on which DHW has repaid in full the current principal balances of DHW's indebtedness to the Banks, which DHW acknowledges is in an aggregate amount of approximately $14,000,000 (the "Loans"). The Company shall have the right to assign its rights under this Section 8 of this Agreement. The right and option of the Company shall be carried out and exercised on the following basis:

          (a)    Notice of Proposed Sale.    If DHW, directly or pursuant to any collateral agreement with any of the Banks, desires to sell or otherwise dispose of any common stock of the Company to any party (a "Transfer"), DHW shall give the Company and CDP written notice of such proposed Transfer (the "First Offer Notice") which notice shall specify: (i) the number of shares that DHW proposes to sell (the "Sale Stock"); (ii) the name and address of the person or persons to whom the Sale Stock is to be sold or transferred; and (iii) the terms of sale (e.g., public market or private sale, price and payment provisions), and if a private sale, shall furnish with the First Offer Notice a copy of the agreement or other documentation under which the proposed Transfer is expected to occur, including, but not limited to, the sale price, closing date, and other significant terms and conditions, in reasonable detail of the proposed transaction (collectively, the "First Offer Terms"). The First Offer Terms shall state in U.S. dollars the per share price at which DHW proposes to sell the Sale Stock to a private party. The First Offer Notice shall constitute an offer to sell to the Company and CDP all or any portion of the Sale Stock on the First Offer Terms and at the price set forth herein. The offer, as set forth in the First Offer Notice, is hereinafter referred to as the "First Offer."

          (b)    Purchase Price.    If the Sale Stock is to be sold in a non-public transaction, the purchase price of the Sale Stock shall be the per share price set forth in the First Offer Notice, which price shall be a bona fide, arm's-length price with a third party; or, if DHW proposes to sell the Sale Stock on an exchange or in the over-the-counter market, the purchase price per share shall be the closing price of the Company's common stock on the date of the First Offer Notice. The purchase price payable pursuant to this right of first refusal shall be payable in U.S. funds, even if the consideration proposed to be paid by a third party is to be paid in a form other than cash or U.S. funds.

          (c)    Notice of Acceptance or Rejection of First Offer.    The Company shall notify DHW and CDP whether it elects to purchase some or all of the Sale Stock set forth in the First Offer in writing within seven (7) business days after receipt by the Company of the First Offer Notice (the "First Offer Period").

          (d)    CDP Notice of Acceptance or Rejection of Offer; Election upon Company Failure to Exercise.    CDP shall notify DHW and the Company whether it wishes to purchase some or all of the Sale Stock set forth in the First Offer in writing within the First Offer Period. If the Company or its assignee does not elect to purchase some or all of the Sale Stock set forth under the First Offer, CDP shall purchase all or the remainder of the Sale Stock which the Company has elected not to purchase, on the First Offer Terms.

          (e)    All Sale Stock Purchased.    Notwithstanding the foregoing, if the Company and/or CDP elect to purchase the Sale Stock pursuant to this Section 8, all the Sale Stock must be purchased. Such purchase may be by a combination of the Company, CDP, and their assignees.

          (f)    Closing on Sale Stock.    If the Company or CDP elects to purchase some or all of the Sale Stock pursuant to this Section 8, the Closing on that sale shall take place at 9:00 a.m. local time at the Company's principal executive office and shall occur on the fifteenth (15) business day following (i) the expiration of the First Offer Period, or (ii) the receipt by DHW of a Notice of Acceptance of Offer, whichever is earlier. The Closing may occur earlier or at another date, time or location if mutually agreed upon by DHW and the purchaser(s) hereunder. DHW shall deliver documentation representing the common stock to be purchased, duly endorsed for transfer with signatures guaranteed, shall represent and warrant that it has good and marketable title to such common stock and that such common stock is free from all liens, encumbrances and interests of third parties at the time of the Closing, and shall take all other actions necessary to transfer the common stock free and clear of all liens, as the purchaser may reasonably request.

          (g)    Failure of any Party to Exercise or DHW to Sell.    If neither the Company nor CDP accepts the First Offer prior to the expiration of the First Offer Period, the First Offer shall terminate, and DHW shall be free, for a period of thirty (30) days, to transfer the Sale Stock specified in the First Offer Notice in the manner and on the terms disclosed in the First Offer. If the sale by DHW of the Sale Stock has not been so effected within thirty (30) days following termination of the First Offer Period, such Sale Stock shall again be subject to all of the provisions of the right of first refusal option in this Section 8.

          (h)    Arbitration of Disputes.    Any dispute or controversy concerning the parties' obligations under this Section 8 may, at the demand of any party, be submitted for resolution by binding arbitration by a single arbitrator by and in accordance with the rules of the American Arbitration Association. The decision of the arbitrator therein shall be conclusive and binding upon the parties and shall include the award of reasonable attorney's fees and interest to a prevailing party. The award shall be enforceable in a court of competent jurisdiction.

          (i)    Legend and Stop Transfer Order.    On the Closing Date, DHW agrees to surrender all of its certificates for shares of the Company's common stock to the Company's transfer agent, to apply thereon the following restrictive legend:

    THESE SECURITIES ARE SUBJECT TO A RIGHT OF FIRST REFUSAL BY GRANITE CITY FOOD & BREWERY LTD. AND ITS SUCCESSORS AND ASSIGNS, PURSUANT TO THE TERMS OF A STOCK REPURCHASE AGREEMENT DATED FEBRUARY 8, 2011 (THE "REPURCHASE RIGHT"). ANY SALE, TRANSFER OR OTHER DISPOSITION OF THESE SECURITIES SHALL BE SUBJECT TO SUCH REPURCHASE RIGHT AND ANY PURPORTED SALE, TRANSFER OR OTHER DISPOSITION WHICH DOES NOT REFERENCE THE REPURCHASE RIGHT SHALL BE NULL AND VOID. ANY PERSON ACQUIRING ANY PORTION OF THESE SECURITIES SHALL BE DEEMED TO HAVE ADOPTED AND BE BOUND BY SUCH REPURCHASE RIGHTS. A COPY OF THE STOCK REPURCHASE AGREEMENT HAS BEEN FILED BY GRANITE CITY FOOD & BREWERY LTD. WITH THE SECURITIES AND EXCHANGE COMMISSION AND IS AVAILABLE WITHOUT CHARGE BY CONTACTING THE CHIEF FINANCIAL OFFICER AND/OR SECRETARY OF THE COMPANY AT ITS REGISTERED OFFICE IN THE STATE OF MINNESOTA.

  Such legend shall be in addition to pre-existing restrictive legends thereon. DHW further agrees that a stop transfer order may be placed on its shares by the Company for the purpose of complying with this Section 8.

          (j)    Use of Proceeds.    DHW agrees that the proceeds of any sale of shares of Common Stock of the Company, whether to the Company, CDP or a third party, will be used to prepay the Loans due to the Banks. DHW agrees that the Loans (including the principal and all accrued interest and fees) shall be fully paid and discharged by the fifth anniversary of the Closing Date.

        9.    Representations and Warranties of DHW.     DHW, Dunham and Hey represent, warrant and agree that each of the following statements is true and correct on the date hereof and will be true on the Closing Date:

          (a)    Title to Shares.    DHW is the record and beneficial owner of the Shares. Except for the liens and interests of the Banks, the Shares are free and clear of any security interests, claims, liens (including tax liens), pledges, penalties, charges, encumbrances, buy-sell agreements, rights-of-first refusal, or rights of others whatsoever.

          (b)    Status of DHW.    DHW is a limited liability company duly organized, validly existing and in good standing under the laws of the state of South Dakota, and has the organizational power and authority to own and operate its business as now being conducted.

          (c)    Authority and Binding Obligation.    DHW has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by DHW and the consummation by DHW of the transactions contemplated by this Agreement have been duly authorized by the governing board of DHW and the holders of DHW's membership interests, consisting solely of Dunham and Hey. Dunham and Hey have caused DHW to take all necessary action on the part of DHW to carry out the transactions contemplated by this Agreement. This Agreement has been executed and delivered by DHW and constitutes a legal, valid and binding obligation of DHW enforceable against DHW in accordance with its terms, except as enforceability thereof may be limited by creditors' rights generally or by general principles of equity.

          (d)    No Conflict or Violation.    The execution and delivery of this Agreement by DHW does not, and the consummation of the transaction contemplated by this Agreement will not, (i) conflict with, or result in any violation of, DHW's organizational documents, or (ii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, will give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any lien upon the properties or assets of DHW under, any provision of any agreement, note, bond, mortgage, indenture, lease or other contractual obligation to which DHW is a party or by which its properties and assets are bound.

          (e)    Access to Information.    DHW has reviewed the Disclosure Materials described in Section 10(c) and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the purchase of the Shares; (ii) access to information about the Company and its subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the sale of the Shares. Dunham and Hey acknowledge that they are members of the Company's board of directors and are familiar with the Company's operations and financial condition.

          (f)    Independent Investment Decision.    DHW has independently evaluated the merits of its decision to sell Shares to the Company pursuant to this Agreement, and confirms that it has not relied on the advice of the Company or any of the Company's advisors.

        10.    Representations of the Company.

          (a)    Status of Company.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota, and has the corporate power and authority to own and operate its business as now being conducted.

          (b)    Authority and Binding Obligation of the Company.    The Company has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by the board of directors of the Company. The board of directors of the Company has taken all necessary action on the part of the Company to carry out the transactions contemplated by this Agreement, subject to the Company receiving approval of its shareholders for the transactions contemplated by this Agreement. This Agreement has been executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability thereof may be limited by creditors' rights generally or by general principles of equity.

          (c)    Company Disclosure.    The Company has filed with the Securities and Exchange Commission ("SEC") all reports, forms or other information required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (the foregoing materials being collectively referred to herein as the "Disclosure Materials") on a timely basis or has timely filed a valid extension of such time of filing and has filed any such Disclosure Materials prior to the expiration of any such extension. The financial statements of the Company included in the Disclosure Materials comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

        11.    Payment of Break-Up Fees and Expenses.     DHW, Dunham, Hey and DCM acknowledge that the Company will be required to pay break-up fees and expenses pursuant to the terms of the Stock Purchase Agreement, in the event that any of them fail to perform their obligations under this Agreement. Accordingly, DHW, Dunham, Hey and DCM agree that in the event of such default and if the Company is obligated to pay break-up fees or expenses under the terms of the Stock Purchase Agreement, they will, upon written demand of the Company, promptly pay such break-up fees and expenses when due, or indemnify and reimburse the Company for the amount of such break-up fees and expenses paid or payable by it, together with interest, expenses and reasonable attorney's fees incurred by the Company in enforcing this obligation. Such indemnification obligation shall be joint and several and shall be made in accordance and pursuant to the terms of Section 21 of this Agreement. Notwithstanding the foregoing, if any such break-up fees or expenses are payable by the Company solely because one of the Banks has breached or withdrawn its obligations under the Release and Escrow Agreements and not due to any act or omission on the part of DHW, Dunham, Hey or DCM, no payment or indemnification by them shall be required under this Agreement. For purposes of the foregoing sentence, an act or omission on the part of DHW, Dunham, Hey or DCM after the date of this Agreement that gives any of the Banks the right to withhold performance under the Release and Escrow Agreements shall not relieve such parties of their obligation to pay, reimburse or indemnify the Company for any break-up fees or expenses the Company shall be obligated to pay under the Stock Purchase Agreement.

        12.    DCM Agreements.     Within ten days following execution of this Agreement, DCM will enter into a Lease Restructuring and Option Agreement with the Company, pursuant to which Dunham has agreed that fixed rents on properties listed in such Lease Restructuring and Option Agreement will be reduced as set forth therein. Consummation and performance of the Lease Restructuring and Option Agreement is a condition to the Company's performance of this Agreement. Dunham agrees to take all action necessary or required to cause DCM to sign, consummate and perform DCM's obligations under the Lease Restructuring and Option Agreement.

        13.    Purchase Agreement Between the Company and DCM for Troy Property.     Within ten days following execution of this Agreement, as a further condition to the parties' obligations under this Agreement, the Company and DCM shall have entered into a real estate purchase agreement (the "Real Estate Purchase Agreement") for the purchase by the Company from DCM of the Troy Property.

        14.    Other Landlord Lease Reductions.     Pursuant to the terms of the Stock Purchase Agreement, the Company has agreed with CDP that it will achieve permanent rent reductions in the amount of $250,000 per year from either non-DCM affiliated lessors on the DCM land leases, or on fee-simple restaurants owned by third party landlords. Such $250,000 rent reduction is in addition to and separate and apart from the rent reductions which DCM has agreed to provide the Company pursuant to the Lease Restructuring and Option Agreement. DCM and Dunham agree to use reasonable commercial efforts to assist the Company in achieving such rent reductions, but shall not be obligated to provide further rent concessions beyond those agreed to in the Lease Restructuring and Option Agreement.

        15.    Amendments to Debt Conversion and Registration Rights Agreements.     Prior to the Closing Date, the Company and DHW shall execute and deliver each of the Ancillary Documents to which they are stated parties.

        16.    Voting Agreements.     DHW, concurrent with the execution of this Agreement, will enter into the Voting Agreement and Irrevocable Proxy, pursuant to which DHW will agree to vote in favor of the Preferred Stock Transaction and the stock repurchase contemplated by this Agreement to be submitted to shareholders of the Company at a special shareholders' meeting of the Company, scheduled to be held in 2011. Such meeting will be called, among other purposes, to obtain shareholder approval of the Preferred Stock Transaction and the purchase of the Shares, as contemplated by this Agreement ("Company's Shareholder Approval").

        17.    Conditions to Each Party's Obligations.     The obligation of the Company to purchase the Shares, and the obligation of DHW to sell the Shares, is subject to the satisfaction of the following conditions:

          (a)   This Agreement and the Stock Purchase Agreement shall have been approved by the requisite vote of the holders of shares of the Company's common stock in accordance with the Minnesota Business Corporation Act and in accordance with the voting requirements specified by the board of directors of the Company in the Company's proxy statement, which includes approval thereof by the holders of a majority of the outstanding common stock of the Company and the holders of a majority of the outstanding common stock of the Company not owned by DHW and its affiliates present at the meeting in person or by proxy.

          (b)   The Company shall have closed on the sale of 3,000,000 shares of the Company's Series A Convertible Preferred Stock to CDP pursuant to the terms of the Stock Purchase Agreement entered into between the Company and CDP.

          (c)   The Company shall have entered into the Credit Facility and shall have drawn on such facility to the extent necessary, as determined by the Company, to fund the purchase of the Shares and the performance of the Company's obligations under the Real Estate Purchase Agreement.

          (d)   The Company shall have reasonably determined that the purchase of the Shares does not violate Minnesota Statutes Section 302A.551, as evidenced by a certificate of the Company's Chief Financial Officer.

          (e)   No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any governmental entity or other legal restraint or prohibition preventing, or rendering illegal, the consummation and performance of this Agreement, or causing the Company to sustain any loss or prospective loss of any liquor, beer, food or brewing license or permit, shall be in effect; provided, however, that prior to asserting this condition, the Company shall have used reasonable best efforts to prevent the entry of any such injunction or other order, to have any such order or injunction lifted or withdrawn, and to appeal as promptly as practicable any such injunction or other order that may be entered.

          (f)    The Company and DHW shall have completed the purchase and sale of the Troy Property pursuant to the terms and conditions of the Real Estate Purchase Agreement.

          (g)   Each of the Ancillary Agreements has been executed and delivered by the respective parties thereto.

  The provisions of this Section 18 may not be waived without the express written consent of the Company and DHW.

        18.    Conditions Precedent to Company's Obligation.     In addition to the satisfaction of the conditions in Section 18, the obligation of the Company to purchase the Shares is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Delivery of Shares.    DHW has delivered the Shares to the Escrow Agent free and clear of any security interests, claims, liens (including tax liens), pledges, penalties, charges, encumbrances, buy-sell agreements, rights-of-first refusal, or rights of others whatsoever, other than rights in favor of the Company and CDP created by this Agreement.

          (b)    Representations and Warranties.    The representations and warranties of DHW set forth in this Agreement shall be true and correct on the date of this Agreement and at the Closing (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date). The Company shall have received a certificate to such effect signed on behalf of DHW by Dunham and Hey on behalf of DHW.

          (b)    Resignations of Directors.    Except as otherwise specified in writing by the Company, the Company shall have received, effective as of the Closing Date, the resignations of five incumbent directors of the Company who were previously designated and elected by DHW.

          (c)    Performance of Covenants and Obligations.    DHW, Dunham and Hey shall have performed or complied with, in all material respects, all obligations and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of DHW by an executive officer to such effect.

        19.    Conditions to Obligations of DHW.     In addition to the satisfaction of the conditions in Section 18, the obligation of DHW to sell the Shares subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Delivery of Purchase Price.    The Company shall have delivered the Purchase Price as provided in Section 4.

          (b)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct on the date of this Agreement and at the Closing (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date). DHW shall have received a certificate to such effect signed on behalf of the Company.

          (c)    Performance of Covenants and Obligations.    The Company shall have performed or complied with, in all material respect, all obligations and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing, and DHW shall have received a certificate signed on behalf of the Company by an executive officer to such effect.

        20.    Survival of Representations and Warranties.     The representations, warranties and covenants of the Company, DHW, Dunham, Hey and DCM contained in this Agreement shall survive the Closing Date.

        21.    Indemnification.

          (a)    Indemnification of the Company.    DHW, DCM, Dunham and Hey (collectively, "DHW Indemnifying Parties") agree to indemnify, defend and hold the Company, its directors, officers, employees and agents, harmless from and against any and all losses, claims, demands, suits, actions, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) of every kind, nature and description (collectively, "Losses") based upon, arising out of or otherwise in respect of:

              (i)  breach of any warranty, agreement, covenant or representation made in this Agreement by any of the DHW Indemnifying Parties or in any statement, document, exhibit or certification furnished by DHW Indemnifying Parties pursuant hereto;

             (ii)  any liabilities or obligations arising from a breach by any of the DHW Indemnifying Parties of their obligations under the Ancillary Agreements; and

            (iii)  the Company's payment or liability for payment of damages or other amounts to CDP (including, but not limited to, break-up fees or expenses) pursuant to the Stock Purchase Agreement as contemplated by Section 11 of this Agreement.

          (b)    Indemnification by Company.    The Company agrees to indemnify, defend and hold DHW, its members, directors, officers, employees and agents, harmless from and against any and all Losses based upon, arising out of or otherwise in respect of:

              (i)  a breach of any warranty, agreement, covenant or representation made in this Agreement by the Company or in any statement, document, exhibit or certification furnished by the Company pursuant hereto; and

             (ii)  any liabilities or obligations arising from a breach by the Company of its obligations to DHW or DCM under the Ancillary Agreements.

          (c)    Indemnification Procedure.    A party claiming the right to indemnification pursuant to this Section 22 (the "Indemnified Party") shall notify the other party (the "Indemnifying Party") in writing promptly after it becomes aware of a Loss or claimed Loss, including the assertion of any third-party claim ("Claim") upon which the Indemnified Party has a right to base a claim for indemnification hereunder; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless and solely to the extent the Indemnifying Party thereby is prejudiced. Upon receipt of such notice, the Indemnifying Party shall be entitled to (i) participate at its own expense in the defense or investigation of any such Claim, or (ii) assume the defense thereof in which event the Indemnifying Party shall not be liable to the Indemnified Party for legal or attorneys' fees thereafter incurred by the Indemnified Party in defense of such Claim; provided, that if the Indemnified Party may have any unindemnified liability arising out of such Claim, the Indemnified Party shall have the right to approve the counsel selected by the Indemnifying Party, which approval shall not be unreasonably withheld. If the Indemnifying Party assumes the defense of any Claim, all costs of defense of such Claim shall thereafter be borne by the Indemnifying Party and he shall have the authority to compromise and settle such Claim, or to appeal any adverse judgment or ruling with the costs of such appeal to be paid by the Indemnifying Party; provided, however, if the Indemnified Party may have any unindemnified liability arising out of such Claim, the Indemnifying Party shall have the authority to compromise and settle each such Claim only with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party may continue to participate in the litigation of any Claim at his expense after the Indemnifying Party assumes the defense of such Claim. In the event the Indemnifying Party does not elect to assume the defense of a third-party Claim within twenty (20) days after receipt of notice of the Claim from the Indemnified Party, the Indemnified Party shall have authority to compromise and settle such Claim at the expense of the Indemnifying Party, or to appeal any adverse judgment or ruling with the costs to be paid by the Indemnifying Party.

        22.    Additional Agreements.

          (a)    Company Shareholder Approval; Proxy Statement.    The Company shall take all action reasonably necessary in accordance with the Minnesota Business Corporation Act and its Articles of Incorporation and Bylaws to establish a record date for, duly call, give notice of, convene and hold a meeting of its Shareholders (the "Shareholder Meeting") for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby, as soon as reasonably practicable following clearance of the Company's proxy statement by the SEC. The Company's Board of Directors shall recommend to the Company Shareholders the approval of this Agreement and the transactions contemplated hereby and include such recommendation in the Proxy Statement; provided, that the Board of Directors may withdraw (or modify in a manner adverse to DHW) its approval and recommendation of this Agreement (i) in accordance with the provisions of Section 5.2 of the Stock Purchase Agreement or (ii) other than in connection with the provisions of Section 5.2 of the Stock Purchase Agreement, if the Board of Directors of the Company shall have determined in good faith (based on the advice of the Company's outside counsel) that failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the board of directors of the Company under applicable law.

          (b)    Reasonable Best Efforts.    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto other than CDP shall use its or his reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the sale of the Shares pursuant to this Agreement, including (i) the obtaining of all consents and the taking of all reasonable steps as may be necessary to obtain consents, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and (iv) the execution and delivery of any additional instruments necessary to carry out the purposes of this Agreement; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of the Company taking any of the actions under Section 5.2 of the Stock Purchase Agreement.

          (c)    Transfer Taxes.    DHW shall pay all taxes arising out of the sale of the Shares to the Company, including, but not limited to stock transfer and similar taxes and fees, arising out of or in connection with the transactions contemplated by this Agreement. For avoidance of doubt, the Company shall not be required to assume liability for or pay any income or gains tax of DHW or its members as a result of any income or gains recognized by them.

          (d)    Board Observers.    Effective on the Closing of the transaction contemplated by this Agreement, DHW may designate two representatives who shall be invited to attend regularly scheduled Board meetings as observers, who may include Donald A. Dunham, Jr., Charles J. Hey, Nancy Hughes, or other persons approved by CDP. Such observers may be excluded from all or any portion of a meeting where their presence could reasonably result in (i) the disclosure of trade secrets or other confidential information to a competitor; or (ii) the loss of the attorney-client privilege. All such observers shall enter into a confidentiality agreement with the Company prior to exercising their observation rights. Subject to the immediately preceding sentence, such observers shall be entitled to receive all materials provided to Board members and shall be invited to attend all Board training and education sessions.

        23.    Termination.

          (a)    Termination By Mutual Consent.    This agreement may be terminated by mutual written consent of DHW and the Company without liability on the part of DHW or the Company.

          (b)    Termination by Either DHW or the Company.    This Agreement may be terminated by either DHW or the Company if the conditions precedent to the parties' obligations to consummate the transactions contemplated by this Agreement as set forth in Section 18 of this Agreement have not been satisfied, waived or performed; or the Closing shall not have occurred on or before July 31, 2011, provided, however, that such date may be extended up to December 31, 2011 by mutual agreement of the parties hereto (the "Outside Date"); provided, however, that the right to terminate this agreement under this Section 24(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of this transaction to occur on or before the Outside Date.

          (c)    Termination by the Company.    The Company may terminate this Agreement if DHW breaches or fails to perform any of its material representations, warranties, covenants or obligations contained in this Agreement as a result of which a condition set forth in Section 19 is incapable of being satisfied and, such breach (if curable) has not been cured within 30 days after notice to DHW or waived by the Company (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this agreement); or if the Company or CDP shall have terminated the Stock Purchase Agreement pursuant to Section 10 thereof.

          (d)    Termination By DHW.    DHW may terminate this Agreement if the Company breaches or fails to perform any of its material representations, warranties, covenants or obligations contained in this Agreement, as a result of which a condition set forth in Section 20 is incapable of being satisfied and such breach (if curable) has not been cured within 30 days after notice to the Company or waived by DHW (provided that DHW is not then in material breach of any representation, warranty, or covenant contained in this Agreement) or if the Company or CDP shall have terminated the Stock Purchase Agreement pursuant to Section 10 thereof.

          (e)    Effect of Termination.    In the event of termination of this Agreement by either the Company or DHW as provided in this Section 23, this Agreement shall forthwith become void and of no effect, without any liability on the part of the Company or DHW, other than the indemnity obligations contained in Section 21 which shall survive such termination, and except to the extent that such termination results from a fraud or willful and intentional breach by a party of any representation, warranty or covenant set forth in this Agreement.

        24.    Miscellaneous.

          (a)    Amendment.    This Agreement may be amended by the parties at any time before or after receipt of the Company's Shareholder Approval; provided, however, that after the receipt of the Company's Shareholder Approval, there shall be no amendment that by applicable law, requires further approval by the Shareholders of the Company without the further approval of such Shareholders; and provided, further, that after this Agreement is approved by the Company's Shareholders, no such amendment or modification shall be made that materially and adversely affects the Company, without the further approval of the Company's Shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          (b)    Extension; Waiver.    At any time prior to Closing, the parties may extend the time for performance of any of the obligations or other acts of the other parties or waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or, subject to the last sentence of Section 18, waive compliance with any of the Agreements or conditions contained in this Agreement (provided that a waiver must be in writing and signed by the party against whom the waiver is to be effective). Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No provision of this Agreement requiring any party to use reasonable efforts or to act in good faith in any context shall be interpreted to require a party, as a part of such party's duty to use reasonable efforts or to act in good faith in the context in question, to waive any condition to the obligations of such party hereunder or to refrain from exercising any right or power such party may have hereunder.

          (c)    Expenses and Brokers.    Each party hereto shall bear and pay its or his own costs and expenses in connection herewith (including, without limitation, fees and expenses of any finders or brokers) in all events. DHW represents and warrants that it has not negotiated in connection with the transactions contemplated by this Agreement with any finder, broker or agent. The Company represents and warrants that it has not negotiated in connection with the transactions contemplated by this Agreement with any finder, broker or agent.

          (d)    Successors.    This Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs or legal representatives of the parties hereto. Notwithstanding the foregoing sentence, this Agreement shall not be assigned by any party hereto without the prior written consent of the other parties.

          (e)    Notices.    Any notice, request, instruction or other document to be given hereunder or to any party shall be in writing delivered personally or sent by registered or certified mail, postage prepaid, as follows:

    If to the Company:

    Granite City Food & Brewery Ltd.
    5402 Parkdale Drive, Suite 101
    Minneapolis, MN 55416

    With a copy to:

    Briggs and Morgan, P.A.
    2200 IDS Center
    80 South Eighth Street
    Minneapolis, MN 55402
    Attention: Avron L. Gordon

    If to DHW:

    DHW Leasing, L.L.C.
    230 South Phillips Avenue, Suite 202
    Sioux Falls, SD 57104

    With a copy to:

    John F. Archer
    Hagen, Wilka & Archer, LLP
    600 South Main Avenue, Suite 102
    P.O. Box 964
    Sioux Falls, SD 57104

    If to Dunham and DCM:

    Donald A. Dunham, Jr. and Dunham Capital Management
    230 South Phillips Avenue, Suite 202
    Sioux Falls, SD 57104-6321
    Attention: Nancy J. Hughes, President and Chief Operating Officer

    With a copy to:

    John F. Archer
    Hagen, Wilka & Archer, LLP
    600 South Main Avenue, Suite 102
    P.O. Box 964
    Sioux Falls, SD 57104

    If to Charles J. Hey:

    Charles J. Hey
    One South Pintail Place
    Sioux Falls, SD 57105

    If to CDP:

    Concept Development Partners LLC
    5724 Calpine Drive
    Malibu, California 90265

    With a copy to:

    CIC II LP
    500 Crescent Court, Suite 250
    Dallas, Texas 75201
    Attention: Fouad Bashour

    and

    Fulbright and Jaworski LLP
    1301 McKinney Street, Suite 5100
    Houston, Texas 77010
    Attention: Edward Rhyne

  Any party may change its address for the purposes of this Section 25(e) by giving notice of such change of address to the other party in the manner herein provided for giving notice. Any notice or communication hereunder must be in writing, and may be given by registered or certified mail, return receipt requested, and, if given by registered or certified mail, shall be deemed to have been given and received forty-eight (48) hours after the deposit in the United States mail of a registered or certified letter, return receipt requested, containing such notice, properly addressed, with postage prepaid; and if given otherwise than by registered or certified mail, it shall be deemed to have been given when delivered to and received by the party to whom it is addressed at the time received.

          (f)    Captions.    The headings of the sections herein and of the Appendices hereto are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

          (g)    Entire Agreement.    This Agreement, together with the Stock Purchase Agreement and the Ancillary Agreements, constitutes the entire understanding between the parties hereto with respect to the matters covered herein. This Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the parties hereto.

          (h)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its rules of conflict of laws. The parties do not intend that any dispute or controversy under this Agreement be subject to arbitration or be arbitrated, except to the extent provided in Section 8 hereof.

          (i)    Severability.    If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

          (j)    Specific Performance.    The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

          (k)    Trial by Jury.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER AGREEMENTS AND TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR REFERRED TO HEREIN.

          (l)    Multiple Counterparts.    This Agreement may be executed in separate counterparts by the parties hereto and all of such counterparts shall be considered as one and the same instrument and all of such agreements shall be deemed but one and the same agreement.

          (m)    Singular, Plural.    Whenever the singular form of any word is used in this Agreement, the same shall include the plural form of such word, whenever appropriate, and vice versa.

          (n)    Survival of Covenants.    Each of the covenants and agreements contained herein to be performed after Closing shall survive the Closing of the transactions contemplated by this Agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have executed this Agreement as herein provided as of the day and year first above written.

DHW:
DHW LEASING, L.L.C.
By:	/s/ DONALD A. DUNHAM, JR.
Its:	Managing Member
BUYER:
GRANITE CITY FOOD & BREWERY LTD.
By:	/s/ JAMES G. GILBERTSON
Its:	Chief Financial Officer
DUNHAM CAPITAL MANAGEMENT, L.L.C.
By:	/s/ DONALD A. DUNHAM, JR.
Its:	Managing Member
/s/ DONALD A. DUNHAM, JR. Donald A. Dunham, Jr.
/s/ CHRISTINE DUNHAM Christine Dunham
/s/ CHARLES J. HEY Charles J. Hey
CONCEPT DEVELOPMENT PARTNERS LLC
By:	/s/ FOUAD BASHOUR
Its:	Manager

[Signature page to Stock Repurchase Agreement dated February 8, 2011]

Appendix D

527 Madison Avenue New York, NY 10022 212-317-2700 212-317-2710 www.madisonwilliams.com
December 23, 2010
The Independent Directors Granite City Food & Brewery, Ltd. 5402 Parkdale Drive, Suite 101 Minneapolis, MN 55416 Attention: Joel Longtin Chairman of the Board
To the Independent Directors:

        We understand that the independent directors of the Board of Directors (the "Independent Directors") of Granite City Food & Brewery, Ltd. (the "Company" or "Granite City") are evaluating an interrelated set of proposed transactions (as described herein, the "Transactions") by and among the Company, DHW Leasing, LLC ("DHWL"), Mr. Donald A. Dunham, Jr., who together with DHWL, Dunham Capital Management, LLC, and Mr. Dunham's affiliates, is referred to herein as "DHWL/ Dunham", and Concept Development Partners, LLC, a Delaware limited liability company (the "Investor"), whose principals include an affiliate of CIC Partners, LP, a private equity fund and Delaware limited partnership ("CIC"), CDP Management Partners, LLC, a Delaware limited liability company ("CDP"), and an affiliate of CDP, which would include, among other things, the following principal elements, which are set forth in the letter of intent dated as of November 18, 2010 (the "Letter of Intent") by and among the Company, DHWL, DHWL/Dunham and the Investor:

  1.
  The purchase by the Investor of 3,000,000 shares of newly-issued Convertible Preferred Stock of the Company for $9,000,000, where each share of Convertible Preferred Stock will be convertible into two (2) shares of Common Stock at a conversion price of $1.50 per share;

  2.
  A new senior credit facility of not less than $10,000,000, to be provided by a third-party lender and arranged by the Investor to be used along with the net proceeds from the sale of the Preferred Stock to repurchase shares of Common Stock of the Company as provided for in Section 4 of the Letter of Intent, purchase the Troy Property (as defined in Section 6 of the Letter of Intent), and to repay certain indebtedness of the Company;

  3.
  The repurchase by the Company of 3,000,000 shares of its Common Stock held by DHWL for cash consideration of $7,050,000; DHWL will use these proceeds to partially repay its existing Company-related loans that have current aggregate principal balances of approximately $14,000,000;

  4.
  The purchase of the Troy Property for approximately $2,551,500;

  5.
  The reduction of fixed rents on certain properties owned by DHWL/Dunham that are leased to the Company for an aggregate rent reduction of $300,000 per annum. In addition the Company must attempt to achieve permanent annual rent reductions of $250,000 from third-party landlords;

  6.
  The provision of an option to the Company to purchase certain properties owned by DHWL/Dunham for a fixed price for a five-year period; and

  7.
  The amendment of certain lease, debt and other agreements between DHWL, DHWL/Dunham and the Company.

        Madison Williams and Company, LLC ("MWC") has been retained by the Independent Directors to undertake a study and to issue an opinion (the "Opinion") to the Independent Directors as to the fairness of the Transactions, taken together, from a financial point of view to the shareholders of the Company other than DHWL/Dunham or its Affiliates. The term "Affiliates" shall have the meaning given such term in Rule 12b-2 under the Exchange Act. We have not been requested to opine as to, and our Opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Transactions.

        In arriving at the Opinion, we have reviewed and analyzed, among other things:

  1.
  Publicly available information concerning the Company that we believe to be relevant to our analysis, including, without limitation, the Company's 10-K and 10-Qs for the past fiscal year;

  2.
  Certain financial and operating information with respect to the business, operations, and prospects of the Company, including financial and operating projections furnished by the management of the Company before and after giving effect to the Transactions;

  3.
  The historical market prices of the Company's publicly-traded securities during the last five years;

  4.
  A comparison of the historical financial results and present financial condition of the Company with those of other publicly-traded companies that we deemed relevant (selected peers) based on criteria such as restaurant category, average check size and absence of franchising revenues;

  5.
  Published estimates of independent research analysts with respect to the future financial performance of selected peer companies in the casual dining sector of the U.S. restaurant industry;

  6.
  Recent precedent change-of-control transactions involving other companies in the casual dining sector of the U.S. restaurant industry that we deemed relevant based on criteria such as restaurant category, average check size and absence of franchising revenues;

  7.
  Information received from the management of the Company with respect to the Transactions and other matters concerning the Company;

  8.
  The Letter of Intent; and

  9.
  Such other information, financial studies, analyses and investigations as we deemed relevant.

        In arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, with your consent, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of the Company as to the future financial performance of the Company, and that the Company will perform substantially in accordance with such projections. With your consent, we have assumed that the NOL schedule provided to us by the Company's independent certified public accountants has been reasonably prepared on a basis reflecting the best currently available historical information and judgments of the management of the Company. In arriving at our Opinion, we have not conducted a physical inspection of the properties and facilities of the Company. We have not made or obtained from third parties any evaluations or appraisals of the assets and liabilities of the Company.

        As of the date of this Opinion, MWC understands that the Company, DHWL/Dunham and the Investor have not completed final due diligence nor commenced drafting of definitive documentation for the Transactions. As a result, we have made certain additional assumptions with your consent, including:

  1.
  The senior credit facility of not less than $10,000,000 will be secured by the closing date of the Transactions and will contain commercially reasonable terms, including being secured on terms that are acceptable to the Company and the Independent Directors;

  2.
  The Troy, Michigan property owned by DHWL/Dunham is purchased by the Company for approximately $2.6 million at the end of 2010 and then is immediately resold to an unrelated third-party at a price of $1.5 million;

  3.
  No further fixed rent reductions for the Company are achieved from DHWL/Dunham through reduction of DHWL/Dunham's indebtedness to its third-party lenders;

  4.
  No fixed rent reductions are achieved by the Company with respect to properties held by owners other than DHWL/Dunham.

  5.
  The definitive documentation for the Transactions will be consistent with the Letter of Intent and the Transactions will be consummated on terms substantially similar to those contained in the Letter of Intent.

        With respect to all accounting and tax matters arising in connection with the Transactions, we have relied without independent verification on the accuracy and completeness of the advice provided to the Company by its accountants, and other financial advisers.

        In arriving at this Opinion, MWC did not attribute any particular weight to any analysis or factor considered by it. Accordingly, MWC believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this Opinion.

        MWC will receive a fee upon the delivery of this Opinion. In addition, the Company has agreed to indemnify MWC for certain liabilities that may arise out of this engagement. MWC is not otherwise engaged to perform other investment banking services for the Independent Directors or the Company, nor is MWC currently entitled to receive fees for other services to the Independent Directors or the Company. In the ordinary course of business, MWC or its affiliates may actively trade in the Company's securities for their own accounts and for the accounts of MWC's customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Board of Directors of the Company that is considering the Transactions through the Independent Directors. Our Opinion is not for the benefit of members of the Board of Directors of the Company or their Affiliates who are participating in the Transactions as members of the DHWL/Dunham group. This letter does not constitute a recommendation to any holder of the Company's stock as to how such shareholder or any other person should vote on the Transactions. This Opinion does not address the Company's underlying business decision to pursue the Transactions. In addition, we express no opinion as to the price at which shares of Common Stock of the Company actually will trade following announcement of the Transactions.

        Our Opinion is subject to the assumptions and conditions contained herein and is based upon market, economic, financial and other conditions as they exist and can be evaluated on, and on the information available to us as of the date of this letter. We have assumed the Transactions will be consummated on terms substantially similar to those contained in the Letter of Intent. Any material modification to such terms may materially affect our analyses and the conclusion of our Opinion could change or be qualified as a result. We assume no responsibility for updating or revising our Opinion based on circumstances or events occurring after the date hereof.

        Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the Transactions are fair from a financial point of view to the shareholders of the Company who are not Affiliates of the Company.

Madison Williams and Company, LLC
By:	/s/ GREGG A. MOCKENHAUPT Gregg A. Mockenhaupt Managing Director

GRANITE CITY FOOD & BREWERY LTD.

SPECIAL MEETING OF SHAREHOLDERS
[meet date], 2011
9:00 a.m.

80 South Eighth Street, Suite 2200
Minneapolis, Minnesota 55402

Granite City Food & Brewery Ltd.	proxy

5402 Parkdale Drive, Suite 101

Minneapolis, Minnesota 55416

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Granite City Food & Brewery Ltd., a Minnesota corporation, hereby acknowledges receipt of the notice of special meeting of shareholders and proxy statement, each dated [mail date], 2011, and hereby appoints Steven J. Wagenheim and James G. Gilbertson, or either of them, proxies and attorneys-in-fact, with full power to each of substitution and revocation, on behalf and in the name of the undersigned, to represent the undersigned at the special meeting of shareholders of Granite City Food & Brewery Ltd. to be held at 80 South Eighth Street, Suite 2200, Minneapolis, Minnesota, on [meet date], 2011, at 9:00 a.m. central time, or at any adjournment or postponement thereof, and to vote, as designated below, all shares of common stock of Granite City Food & Brewery Ltd. which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

See reverse for voting instructions

Please detach here
ò  ò

The Board of Directors recommends you vote FOR the following proposals:

1. Approval of the stock purchase agreement, as it may be amended from time to time, and the related issuance of preferred stock.	☐ For	☐ Against		☐ Abstain

2. Approval of the stock repurchase agreement, as it may be amended from time to time, and the related repurchase of common stock.	☐ For	☐ Against		☐ Abstain

3. Approval of the option exchange program.	☐ For	☐ Against		☐ Abstain

4. Advisory approval of executive compensation.	☐ For	☐ Against		☐ Abstain

The Board of Directors recommends you vote 3 YEARS on the following proposal:

5. Advisory vote on frequency of shareholder approval of executive compensation.	☐ 1 year	☐ 2 years	☐ 3 years	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE,  THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AND 3 YEARS ON PROPOSAL 5.  ABSTENTIONS WILL BE COUNTED TOWARDS THE EXISTENCE OF A QUORUM.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Address change? Mark Box ☐ Indicate changes below:

Dated: , 2011